Filed Pursuant to Rule 424(b)(5)
Registration No. 333-278965

PROSPECTUS SUPPLEMENT

(To Prospectus dated April 2, 2025)

$600,000,000

197,194,698 Shares of Common Stock

Pre-Funded Warrants to Purchase 71,863,597 Shares of Common Stock

We are offering 197,194,698 shares of our common stock, $0.01 par value per share, or common stock, and to certain investors, pre-funded warrants to purchase 71,863,597 shares of our common stock, or Pre-Funded Warrants, pursuant to this prospectus supplement and the accompanying prospectus. Each Pre-Funded Warrant will be exercisable for one share of our common stock, subject to a 19.9% ownership limitation. As a result of the 19.9% ownership limitation, a holder of Pre-Funded Warrants will not be entitled to exercise any Pre-Funded Warrants if such exercise would permit the holder to exercise more than 19.9% of the voting power of our outstanding common stock. This prospectus supplement also relates to the offering of the shares of common stock issuable upon the exercise of such Pre-Funded Warrants. The purchase price of each Pre-Funded Warrant is $2.22, which is equal to the price per share at which shares of our common stock are sold in this offering, minus $0.01, the exercise price per share of each Pre-Funded Warrant. Each Pre-Funded Warrant will be exercisable upon issuance and will expire when exercised in full.

We are organized and conduct our operations to qualify as a real estate investment trust, or REIT, for federal income tax purposes. To assist us in complying with certain federal income tax requirements applicable to REITs, our charter contains certain restrictions relating to the ownership and transfer of our common stock, including an ownership limit of 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock. Our board of directors may, in its sole and absolute discretion, waive one or more of the ownership limits with respect to a particular person under certain circumstances. See “Restrictions on Ownership and Transfer” in the accompanying prospectus.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “HPP.” The last reported sale price of our common stock on the NYSE on June 10, 2025 was $2.44 per share. There is no established public trading market for the Pre-Funded Warrants, and we do not expect a market to develop. In addition, we do not intend to list the Pre-Funded Warrants on the NYSE, any other national securities exchange or any other nationally recognized trading system. Without an active trading market, the liquidity of such Pre-Funded Warrants will be limited.

See “Risk Factors” beginning on page S-11 of this prospectus supplement and the risks set forth under the caption “Item 1A. Risk Factors” included in the Annual Report on Form 10-K of Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. for the year ended December 31, 2024, which is incorporated by reference herein, for certain risks relevant to an investment in our securities.

	Per Share	Per Pre-Funded Warrant	Total
Public offering price	$2.23	$2.22	$599,281,361.88
Underwriting discounts and commissions(1)	$0.0880900	$0.0880900	$23,701,345.21
Proceeds, before expenses, to us	$2.141910	$2.131910	$575,580,016.67

(1)

We have agreed to reimburse the underwriters for expenses in the amount of $179,461.88. We refer you to “Underwriting” beginning on page S-26 of this prospectus supplement for additional information regarding underwriting compensation.

We have granted the underwriters an option to purchase up to 40,358,744 additional shares of our common stock at the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus supplement.

Cohen & Steers Capital Management, Inc., or the investor, on behalf of its clients’ accounts, has indicated an interest in purchasing $300.0 million in the aggregate of shares of our common stock at the public offering price, or, solely to the extent that the investor, together with its affiliates and certain related parties, would otherwise beneficially own in excess of 19.9% of the shares of our common stock outstanding following this offering, Pre-Funded Warrants, exercisable for shares of our common stock, in this offering at the public offering price, minus $0.01, the exercise price per share of each Pre-Funded Warrant. Because this indication of interest is not a binding agreement or commitment to purchase, the investor may determine to purchase more, fewer or no shares of our common stock or Pre-Funded Warrants in this offering or the underwriters may determine to sell more, fewer or no shares of our common stock or Pre-Funded Warrants to the investor. The underwriters will receive the same underwriting discounts and commissions on any of our shares of common stock and Pre-Funded Warrants purchased by the investor as they will from any other shares of common stock sold to the public in this offering.

Certain of our directors and executive officers or their affiliates or family members have indicated an interest in purchasing up to an aggregate of approximately $2.6 million in shares of common stock in this offering at the public offering price per share. Because these indications of interest are not binding agreements or commitments to purchase, we can provide no assurances with respect to whether such directors and executive officers or their affiliates or family members will purchase shares in this offering or, if they elect to purchase shares, the number of shares they ultimately will acquire. In addition, the underwriters may elect to sell fewer shares or not to sell any shares in this offering to these insiders. The underwriters will receive the same discount from any shares of common stock sold to our directors and executive officers or their affiliates or family members as they will from any other shares of common stock sold to the public in this offering. See “Indications of Interest.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the common stock and Pre-Funded Warrants sold in this offering to purchasers on or about June 13, 2025.

Joint Book-Running Managers

BofA Securities	Wells Fargo Securities	RBC Capital Markets
KeyBanc Capital Markets	Morgan Stanley	Goldman Sachs & Co. LLC

The date of this prospectus supplement is June 11, 2025.

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any applicable free writing prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or a

S-i

solicitation of an offer to purchase, any securities in any jurisdiction where it is unlawful to make such offer or solicitation. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any applicable free writing prospectus and the documents incorporated by reference herein or therein is accurate only as of their respective dates or on the date or dates which are specified in these documents. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

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ABOUT THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering.

To the extent the information contained in this prospectus supplement differs or varies from the information contained in the accompanying prospectus or documents incorporated by reference herein or therein, the information in this prospectus supplement will supersede such information. In addition, any statement in a filing we make with the Securities and Exchange Commission that adds to, updates or changes information contained in an earlier filing we made with the Securities and Exchange Commission shall be deemed to modify and supersede such information in the earlier filing.

This prospectus supplement does not contain all of the information that is important to you. You should read the accompanying prospectus as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation by Reference” in this prospectus supplement and “Where You Can Find More Information; Incorporation by Reference” in the accompanying prospectus. Unless otherwise indicated or unless the context requires otherwise, references in this prospectus supplement to “we,” “our,” “us” and “our company” refer to Hudson Pacific Properties, Inc., a Maryland corporation, Hudson Pacific Properties, L.P., and any of our other subsidiaries. In statements regarding qualification as a REIT, such terms refer solely to Hudson Pacific Properties, Inc. Hudson Pacific Properties, L.P. is a Maryland limited partnership of which we are the sole general partner and to which we refer in this prospectus supplement as “our operating partnership.” References in this prospectus supplement to our revolving credit facility mean our operating partnership’s $775.0 million senior unsecured revolving credit facility and references in this prospectus supplement to our term loan credit facilities mean our operating partnership’s $259.0 million unsecured term loan due December 2025, $56.0 million unsecured term loan due December 2027 and $150.0 million unsecured term loan due July 2026.

We present certain financial and operating information at “HPP’s share,” which we calculate as the measure on a consolidated basis, in accordance with generally accepted accounting principles as promulgated by the Financial Accounting Standards Board in the United States of America, or GAAP, plus our operating partnership’s share of the measure from our unconsolidated joint ventures (calculated based upon our operating partnership’s percentage ownership interest), minus our partners’ share of the measure from our consolidated joint ventures (calculated based upon the partners’ percentage ownership interests). We believe that presenting HPP’s share of these measures provides useful information to investors regarding our financial condition and/or results of operations because we have several significant joint ventures, and in some cases, we exercise significant influence over, but do not control, the joint venture. In such instances, GAAP requires us to account for the joint venture entity using the equity method of accounting, which we do not consolidate for financial reporting purposes. In other cases, GAAP requires us to consolidate the venture even though our partner(s) own(s) a significant percentage interest. As a result, management believes that presenting HPP’s share of various financial measures in this manner can help investors better understand our financial condition and/or results of operations after taking into account our true economic interest in these joint ventures.

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FORWARD-LOOKING INFORMATION

This prospectus supplement and the accompanying prospectus and the documents that we incorporate by reference in each contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (set forth in Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act). Also, documents we subsequently file with the Securities and Exchange Commission and incorporate by reference will contain forward-looking statements.

In particular, statements relating to our liquidity and capital resources, portfolio performance and results of operations contain forward-looking statements. Furthermore, all of the statements regarding future financial performance (including anticipated funds from operations, market conditions and demographics) are forward-looking statements. We are including this cautionary statement to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any such forward-looking statements. We caution investors that any forward-looking statements presented in this prospectus supplement and the accompanying prospectus and the documents that we incorporate by reference in each, are based on management’s beliefs and assumptions made by, and information currently available to, management. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “result” and similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and assumptions and may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We expressly disclaim any responsibility to update forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, investors should use caution in relying on past forward-looking statements, which were based on results and trends at the time they were made, to anticipate future results or trends.

Some of the risks and uncertainties that may cause our actual results, performance, liquidity or achievements to differ materially from those expressed or implied by forward-looking statements include, among others, the following:

•	adverse economic or real estate developments in our target markets, including continued weakness in west coast office and studio real estate markets where anticipated recovery may fail to materialize;

•	general economic conditions;

•	defaults on, early terminations of or non-renewal of leases by tenants;

•	inability to complete leasing transactions, asset sales or refinancing transactions at expected terms or at all;

•	fluctuations in interest rates and increased operating costs;

•	our failure to obtain necessary outside financing, maintain an investment grade rating or maintain compliance with covenants under our financing arrangements;

•	our failure to generate sufficient cash flows to service our outstanding indebtedness and maintain dividend payments;

•	lack or insufficient amounts of insurance;

•	decreased rental rates or increased vacancy rates;

•	difficulties in identifying properties to acquire or dispose and completing acquisitions or dispositions;

•	our failure to successfully operate acquired properties and operations;

•	our failure to maintain our status as a REIT;

•	the loss of key personnel;

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•	environmental uncertainties and risks related to adverse weather conditions and natural disasters;

•	financial market and foreign currency fluctuations;

•

risks related to acquisitions generally, including the diversion of management’s attention from ongoing business operations and the impact on customers, tenants, lenders, operating results and business;

•	the inability to successfully integrate acquired properties, realize the anticipated benefits of acquisitions or capitalize on value creation opportunities;

•	changes in the tax laws and uncertainty as to how those changes may be applied;

•	changes in real estate and zoning laws and increases in real property tax rates; and

•	other factors affecting the real estate industry generally.

For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section of this prospectus supplement entitled “Risk Factors,” including the risks incorporated therein from the Annual Report on Form 10-K of Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. for the year ended December 31, 2024 and other reports filed with the Securities and Exchange Commission and incorporated by reference herein.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. We urge you to read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the financial statements and notes to those financial statements incorporated by reference herein and therein. Please read “Risk Factors” for more information about important risks that you should consider before investing in our common stock.

Our Company

We are a vertically integrated REIT offering end-to-end real estate solutions for dynamic tenants in the synergistic, converging and secular growth industries of tech and media. We acquire, reposition, develop and operate sustainable high-quality office and state-of-the-art studio properties in high-barrier-to-entry tech and media epicenters. Our primary investment markets include Los Angeles, the San Francisco Bay Area, Seattle, New York and Vancouver, British Columbia. We invest across the risk-return spectrum, favoring opportunities that allow us to leverage leasing, capital investment and operating expertise along with deep strategic relationships to create incremental stakeholder value.

As of March 31, 2025, our portfolio included:

•	Office properties comprising approximately 14.3 million square feet;

•	Studio properties comprising approximately 45 stages and 1.7 million square feet of sound stages and production-supporting office and other facilities;

•	Land properties comprising approximately 3.2 million square feet of undeveloped density rights for future office, studio and residential space; and

•	Production services assets, comprising vehicles, lighting and grip, production supplies and other equipment and the lease rights to an additional 20 sound stages.

We invest in Class-A office properties in West Coast technology hubs and world-class studio properties and studio-related operating businesses in global media markets. This allows us to attract and retain quality companies as office tenants and/or studio and production services clients, many in the increasingly synergistic technology and media and entertainment sectors. Our focus on value-add opportunities, as well as selective ground-up development, further facilitates our growth. We also look to opportunistically recycle capital to enhance our portfolio or to otherwise further our capital allocation goals. Changes in demand for office and/or studio space, capital markets, and other macro-economic factors may impact our business and overall performance.

We have elected to be taxed as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, commencing with our taxable year ended December 31, 2010. We believe that we have operated in a manner that has allowed us to qualify as a REIT for federal income tax purposes commencing with such taxable year, and we intend to continue operating in such manner. We conduct substantially all of our operations through our operating partnership, of which we serve as the sole general partner.

Recent Developments

Portfolio and Market Trends

Our Class-A office properties attract leading public and established private companies that we believe have growth potential. As of March 31, 2025, 53%, 40% and 7% of HPP’s share of annualized base rent, or ABR, was derived from public companies, private companies that have operated for 10 or more years, and private companies with less than 10 years operations, respectively. As of March 31, 2025, 40% of HPP’s share of ABR was derived from tenants that are, or have parent entities that are, investment-grade rated, and of HPP’s share of ABR derived from public company tenants, 75% was derived from tenants that are, or have parent entities that are, investment-grade rated. Based on ABR, HPP’s share of the weighted average lease term was approximately five years. We calculate ABR for office properties by multiplying (i) cash base rents under commenced leases, excluding tenant reimbursements, as of March 31, 2025 by (ii) 12. For studio properties, ABR represents actual base rent for the 12 months ended March 31, 2025, excluding tenant reimbursements.

In each of our major markets, we have seen positive trends, including support from public officials (both local and federal) and industry groups to keep and grow film production in Los Angeles, increasing or stable leasing, net absorption rates that are either positive or trending toward positive, sublease availability that has steadily decreased and very limited new supply. During the year ended December 31, 2024, we had net loss of $381.4 million and HPP’s share of net operating income, or NOI, of approximately $338.0 million, of which 40%, 23%, 17%, 17% and 3% was derived from our operations in the Silicon Valley, San Francisco, Los Angeles, Seattle and Vancouver markets, respectively. NOI is not a measure of operating results or cash flows from operating activities or cash flows as measured by generally accepted accounting principles in the United States (“GAAP”) and should not be considered an alternative to net income, as an indication of our performance, or as an alternative to cash flows as a measure of liquidity, or our ability to make distributions. All companies may not calculate NOI in the same manner. We consider NOI to be a useful performance measure to investors and management because when compared across periods, NOI reflects the revenues and expenses directly associated with owning and operating our properties and the impact to operations from trends in occupancy rates, rental rates and operating costs, providing a perspective not immediately apparent from net income. We calculate NOI as net income (loss) excluding corporate general and administrative expenses, depreciation and amortization, impairments, gains/losses on sales of real estate, interest expense, transaction-related expenses and other non-operating items. We define NOI as operating revenues (including rental revenues, other property-related revenue, tenant recoveries and other operating revenues), less property-level operating expenses (which includes external management fees, if any, and property-level general and administrative expenses). For a reconciliation of NOI to net income, see “Certain Results of Operations, Financial Condition and Other Data.”

Leasing and Transaction Activity

During the quarter ended March 31, 2025, we executed new and renewal leases for approximately 630,000 square feet, representing a year-over-year increase of 24% in square feet and the highest quarterly leasing activity since the second quarter of 2022. Of such 630,000 square feet, 66% was for new leases. Although we can provide no assurance that lease transactions in our pipeline will be completed on expected terms or at all, as of March 31, 2025, we had given tours for an aggregate of 1.7 million square feet, a quarter-over-quarter increase of 18%, and we have leases, letters of intent or proposals covering an aggregate of approximately 2.1 million square feet, with 34% of such space comprised of late stage deals and new deals comprising 83% of such space. In addition, as of March 31, 2025, we have seen increases in technology requirements and average square footage.

While trailing twelve-month net effective rents for both blended and new leases during the twelve-month period ended March 31, 2025 remained below pre-pandemic levels (an estimated 7% and 4%, respectively), we saw an increase in lease term for each of blended and new leases during the same twelve-month period (an estimated 54% and 72%, respectively). We believe that our leasing trends are also bolstered by the start of a period of lower quarterly lease expirations and the lease-up of recently completed and under-construction office and studio projects, which we believe provide an opportunity to grow our cash flows with minimal additional capital investment. Our future development pipeline includes the development of seven projects with an estimated 3.2 million square feet, located in four markets. Of these development projects, 60% and 40% are for office and studio properties, respectively.

On May 30, 2025, we sold the 625 Second Street property for net proceeds of approximately $25 million.

Deleveraging Plan

In the first quarter of 2025, we secured a commercial mortgaged-backed securities loan for total gross proceeds of $475.0 million (the “Office Portfolio CMBS”). We used the proceeds from the loan to repay $259.0 million on our unsecured revolving credit facility and to repay the $168.0 million loan secured by the Element LA property. As of March 31, 2025, HPP’s share of near-term debt maturities consist of $432 million due in the fourth quarter of 2025, $704 million due in the second half of 2026 and $596 million due in 2027. Of such amounts, 49% are secured by assets with significant weighted-average lease terms remaining and high occupancy, and none of the office assets securing such loans was less than 90% leased. As of May 9, 2025, using additional borrowings under our unsecured revolving credit facility, we repaid our Series B, Series C and Series D notes in full. As of June 4, 2025, we had approximately $326.8 million of liquidity, including approximately $265.0 million of undrawn capacity under our unsecured revolving credit facility and $61.8 million of cash and cash equivalents at HPP’s share.

Management believes that, following this offering, a potential rebound in office and studio leasing, along with an uplift in studio performance could improve our key leverage metrics in the medium- to long-term. Management’s objective is to obtain a target leverage ratio of approximately 7.5x to 8.5x (inclusive of the liquidation preference on our 4.750% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share, or our Series C preferred stock, and Series A preferred units) in a multi-year strategy. Management believes that certain drivers that may help strengthen these metrics include stabilization of in-service office occupancy, same-store studio occupancy, and occupancy for certain core assets.

Additional General and Administrative Savings

We are accelerating our cost reduction initiatives to seek to optimize overhead, while maintaining operational momentum across our office and studio portfolios. As part of this process, we are taking steps designed to achieve an additional $9.0 to $10.0 million of annual general and administrative expense savings, updating our full-year 2025 general and administrative expense outlook to a range of $58.0 to $63.0 million. As part of this undertaking, the Company’s top three named executive officers have elected to forfeit their 2024 performance unit equity awards, resulting in $14.3 million of total general and administrative savings, approximately $4.9 million of which will be realized in 2025, with the remaining savings occurring over the next three years. The company has also reduced fees for its board of directors by approximately 30%, equivalent to another $0.5 million of annual savings.

Based on these savings, commencing as of next year, we currently project a full-year annual general and administrative expense range of $50.0 million to $55.0 million. There can be no assurances that actual results will not ultimately differ from this estimate.

Apart from ongoing efforts to reduce our general and administrative expenses, we have also worked proactively to expand operating margins, address upcoming debt maturities and enhance liquidity, with recent accomplishments that include:

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$14.2 million ($13.6 million at HPP’s share) of annual savings in 2024 related to fixed studio costs through a combination of lease terminations, disposal of obsolete transportation assets, and payroll reductions;

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$465.0 million repayment of private placement notes maturing in 2025, 2026 and 2027, and we are seeking to refinance our 1918 Eighth property, which has a maturity date in December 2025 and is our only remaining debt maturity in 2025; and

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complete or in-contract sales of non-core assets that could generate approximately $97.0 million of gross proceeds year-to-date. Though we can provide no assurances that future asset sales will be completed on the expected terms or at all, we are in negotiations to dispose of additional non-core assets that we anticipate would generate an additional $125.0 million to $150.0 million of gross proceeds.

Dividend

On June 10, 2025, we announced that our board of directors declared a dividend on our Series C preferred stock of $0.296875 per share, equivalent to an annual rate of $1.18750 per share, which will be paid on June 30, 2025 to preferred stockholders of record on June 20, 2025.

Revolving Credit Facility Commitment

We received commitments from six participating banks to extend $462 million of revolving credit commitments through December 31, 2029, including two 6-month extension options, and to increase by $20 million the revolving credit commitments under the current revolving credit facility through December 31, 2026 (including two 6-month extension options), in each case, subject to the satisfaction of certain conditions, including the completion of this offering. There can be no assurance that the extension or increase will be completed.

Corporate Information

Our principal executive offices are located at 11601 Wilshire Boulevard, Ninth Floor, Los Angeles, California 90025. Our telephone number is 310-445-5700. Our website address is www.hudsonpacificproperties.com. The information on, or otherwise accessible through, our website does not constitute a part of this prospectus supplement or the accompanying prospectus.

The Offering

The offering terms are summarized below solely for your convenience. For a more complete description of the terms of our common stock and Pre-Funded Warrants, see “Description of Common Stock” in the accompanying prospectus and “Description of Pre-Funded Warrants” in this prospectus supplement.

Issuer	Hudson Pacific Properties, Inc., a Maryland corporation.

Common stock offered by us	197,194,698 shares of common stock, $0.01 par value per share. We have granted the underwriters an option to purchase up to an additional 40,358,744 shares for 30 days after the date of this prospectus supplement.

Pre-Funded Warrants offered by us	We are also offering to certain investors, in addition to shares of our common stock, Pre-Funded Warrants, exercisable for 71,863,597 shares of our common stock. The purchase price of each Pre-Funded Warrant is $2.22, which is equal to the price per share at which the shares of our common stock are sold in this offering, minus $0.01, the exercise price per share of each Pre-Funded Warrant. Each Pre-Funded Warrant will be exercisable from the date of issuance for one share of our common stock until fully exercised, subject to a 19.9% ownership limitation. The Pre-Funded Warrants do not confer any voting rights on their holders. As a result of the 19.9% ownership limitation, a holder of Pre-Funded Warrants will not be entitled to exercise any Pre-Funded Warrants if such exercise would permit the holder to exercise more than 19.9% of the voting power of our outstanding common stock. See “Description of Pre-Funded Warrants.” This prospectus supplement also relates to the offering of the shares of our common stock issuable upon the exercise of such Pre-Funded Warrants.

New York Stock Exchange symbol	“HPP.” We do not intend to list the Pre-Funded Warrants on the NYSE, any other national securities exchange or any other nationally recognized trading system.

Shares of common stock outstanding immediately prior to this offering	141,538,007 shares.

Shares of common stock outstanding upon completion of this offering	338,732,705(1) shares (379,091,449 shares if the underwriters exercise their option to purchase additional shares in full), in each case, assuming no exercise of any Pre-Funded Warrants offered and sold by us.

Shares of common stock and common units outstanding upon completion of this offering	343,661,137(1)(2) shares and common units (384,019,881 shares and common units if the underwriters exercise their option to purchase additional shares in full), in each case, assuming no exercise of any Pre-Funded Warrants offered and sold by us.

Use of Proceeds	We estimate that the net proceeds that we will receive from this offering will be approximately $572.9 million, or approximately $659.2 million if the underwriters’ option to purchase additional shares of common stock is exercised in full, after deducting estimated underwriting discounts and commissions and our estimated offering expenses. We will contribute the net proceeds that we will receive from this offering of our common stock and Pre-Funded Warrants to our operating partnership in exchange for common units and pre-funded warrants exercisable for common units, respectively.

Our operating partnership intends to use the net proceeds from this offering to repay borrowings under our revolving credit facility, fund development and redevelopment activities, fund potential acquisition opportunities and/or for general corporate purposes. Pending these applications, our operating partnership intends to invest the net proceeds in interest-bearing accounts and short-term, interest-bearing securities in a manner that is consistent with our intention to qualify for taxation as a REIT. See “Use of Proceeds.”

Affiliates of BofA Securities, Inc. and Wells Fargo Securities, LLC are syndication agent and administrative agent, respectively, under our revolving credit facility and affiliates of BofA Securities, Inc., Wells Fargo Securities, LLC, RBC Capital Markets, LLC, KeyBanc Capital Markets Inc., Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, are lenders under our revolving credit facility and/or certain of our term loans. As described above, our operating partnership intends to use a portion of the net proceeds from this offering to repay borrowings outstanding under our revolving credit facility. As a result, these affiliates will receive their proportionate share of any amount of our revolving credit facility that is repaid with the net proceeds of this offering.

Restrictions on ownership	Our charter contains restrictions on the ownership and transfer of our stock that are intended to assist us in complying with the requirements for qualification as a REIT. Among other things, our charter provides that, subject to certain exceptions, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock. Our board of directors may, in its sole and absolute discretion, waive one or more of the ownership limits with respect to a particular person, and may establish a different limit on ownership for that person, under certain circumstances. See “Restrictions on Ownership and Transfer” in the accompanying prospectus. Our board of directors intends to approve a 19.9% ownership limit for the investor, solely for “beneficial ownership” purposes under the Exchange Act, but the investor will otherwise remain subject to the ownership limits described above.

Risk Factors	Investing in our securities involves a high degree of risk and the purchasers of our securities may lose all or part of their investment.

Before deciding to invest in our securities, please carefully read the section of this prospectus supplement entitled “Risk Factors,” including the risks incorporated therein from the Annual Report on Form 10-K of Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. for the year ended December 31, 2024, and other reports filed with the Securities and Exchange Commission and incorporated by reference herein.

(1)

Excludes (i) 40,358,744 shares of our common stock issuable upon the exercise of the underwriters’ option to purchase additional shares in full, (ii) any exercise of the Pre-Funded Warrants, (iii) shares of common stock issuable upon exchange of outstanding 6.25% Series A Cumulative Redeemable Convertible Preferred Units of partnership interest in our operating partnership, or Series A Preferred Units, with an aggregate liquidation preference of approximately $5.9 million, which became convertible or redeemable on June 29, 2013, (iv) a maximum of 6,753,814 shares of common stock available for issuance in the future under our equity incentive plan, and (v) 11,302,236 shares subject to vesting conditions or issuable upon the vesting of existing equity awards.

(2)

Includes 4,928,432 common units held by limited partners of our operating partnership, which units may, subject to certain limitations and adjustments, be redeemed for cash or, at our option, exchanged for shares of common stock on a one-for-one basis.

CERTAIN RESULTS OF OPERATIONS, FINANCIAL CONDITION AND OTHER DATA

The table below presents certain information regarding our results of operations, financial condition and other data for the periods presented.

HPP Share of NOI

The table below presents a reconciliation of net loss to HPP’s share of NOI for the twelve months ended December 31, 2024 (in thousands):

Twelve Months Ended December 31, 2024
Net Loss	$(381,406)
Adjustments
Loss from unconsolidated real estate entities	7,308
Fee income	(5,269)
Interest expense	177,393
Interest income	(2,467)
Management services reimbursement income—unconsolidated real estate entities	(4,119)
Management services expense—unconsolidated real estate entities	4,119
Transaction-related expenses	2,499
Unrealized loss on non-real estate investments	3,958
Loss on sale of real estate	2,453
Impairment loss	149,664
Other income	(1,647)
Income tax provision	1,641
General and administrative	79,451
Depreciation and amortization	354,425

NOI	$388,003
Add: HPP’s share of NOI from unconsolidated real estate entities	10,111
Less: NOI attributable to non-controlling interests	60,404

HPP’s share of NOI	$337,710

HPP’s Share of Cash Adjusted EBITDAre and HPP’s Share of Debt, Net

The table below presents a reconciliation of net loss to HPP’s share of cash adjusted EBITDAre and total unsecured and secured debt to consolidated debt, net and HPP’s share of debt, net for the three months ended March 31, 2025 (in thousands):

Three Months Ended March 31, 2025
Net Loss	$(80,278)
Interest income—consolidated	(435)
Interest expense—consolidated	43,505
Depreciation and amortization—consolidated	93,085

EBITDA(1)	55,877
Unconsolidated real estate entities depreciation and amortization	1,045
Unconsolidated real estate entities interest expense	1,916

EBITDAre(1)	58,838
Share/unit-based compensation expense	5,139
Straight-line rent receivables, net	639
Non-cash amortization of above/below-market leases, net	(865)
Non-cash amortization of above/below-market ground leases, net	651
Amortization of lease incentive costs	667
Unrealized loss on non-real estate investments	449
Loss on debt extinguishment	1,858
Gain on sale of real estate, net	(10,023)
Impairment loss	18,476
Other income	(8)
Income tax provision	194
Other adjustments related to unconsolidated real estate entities	(177)

Adjusted EBITDAre(1)	75,838
One-time termination of Quixote leases (cost-cutting initiatives)	6,250

Adjusted EBITDAre (excluding specified items)	82,088
Studio cash NOI	1,146

Office adjusted EBITDAre	83,234
x Annualized factor	4

Annualized office adjusted EBITDAre	332,936
Trailing 12-month studio cash NOI	2,108

Cash adjusted EBITDAre for selected ratios(2)	335,044
Less: Partners’ share of cash adjusted EBITDAre	(62,415)

HPP’s share of cash adjusted EBITDAre(2)	$272,629

Three Months Ended March 31, 2025
Total consolidated unsecured and secured debt	4,198,667
Less: Consolidated cash and cash equivalents and restricted cash	(133,926)

Consolidated debt, net(2)	$4,064,741
Less: Partners’ share of debt, net	(632,060)

HPP’s share of debt, net(2)	$3,432,681
Q1 2025 Preferred stock and units	433,394

HPP’s share of debt, net and preferred(2)	$3,866,075
HPP’s share of debt, net/HPP’s share of cash adjusted EBITDAre for selected ratios(2)	12.6x
HPP’s share of debt, net and preferred/HPP’s share of cash adjusted EBITDAre for selected ratios(2)	14.2x
Equity Offering	600,000
HPP’s share of cash adjusted EBITDAre	272,629
Potential Offering Impact	2.2x

(1)

We evaluate performance based upon, among other things, EBITDA, EBITDAre and Adjusted EBITDAre. EBITDA represents net income before interest, income taxes, depreciation and amortization. EBITDAre represents EBITDA before the Company’s share interest and depreciation from unconsolidated real estate entities. Adjusted EBITDAre represents EBITDAre as further adjusted to eliminate the impact of certain non-cash items and items that we do not consider indicative of our ongoing performance. We believe that EBITDA, EBITDAre and Adjusted EBITDAre are useful because they allow investors and management to evaluate and compare our performance from period to period in a meaningful and consistent manner, in addition to standard financial measurements under GAAP. EBITDA, EBITDAre and Adjusted EBITDAre are not measurements of financial performance under GAAP and should not be considered as alternatives to income attributable to common shareholders, as indicators of operating performance or any measure of performance derived in accordance with GAAP. Our calculation of EBITDA, EBITDAre and Adjusted EBITDAre may be different from the calculation used by other companies and, accordingly, comparability may be limited.

(2)

HPP’s share of debt, net is a non-GAAP financial measure reflecting our total consolidated unsecured and secured debt, less cash and cash equivalents and restricted cash and partners’ share of debt. We calculated HPP’s share of debt, net and preferred by adding the liquidation preference on our preferred stock and units. HPP’s share of debt, net to HPP’s share of cash adjusted EBITDAre for selected ratios is calculated using HPP’s share of debt, net as of period end divided by HPP’s share of cash adjusted EBITDAre for selected ratios. We use this ratio to evaluate our capital structure and financial leverage. This ratio is also commonly used in our industry, and we believe it provides investors, lenders and rating agencies a meaningful supplemental measure of our ability to repay and service our debt obligations. Other REITs may also calculate this ratio or other similarly-captioned metrics in a manner different than we do.

RISK FACTORS

Investing in any securities offered pursuant to this prospectus supplement and the accompanying prospectus involves risks. You should carefully consider the following risks, the risks described in the Annual Report on Form 10-K of Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. for the year ended December 31, 2024, as well as the other information and data set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein before making an investment decision with respect to our securities. The occurrence of any of the following risks could materially and adversely affect our business, prospects, financial condition, results of operations and our ability to make cash distributions to our stockholders, which could cause you to lose all or a part of your investment in our common stock. Some statements in this prospectus supplement, including statements in the following risk factors, constitute forward-looking statements. See “Forward-Looking Statements.”

Risks Related to this Offering

The per share trading price and trading volume of our common stock may be volatile following this offering.

The per share trading price of our common stock, and therefore the value of the shares underlying the Pre-Funded Warrants, may be volatile. In addition, the trading volume in our common stock may fluctuate and cause significant price variations to occur. If the per share trading price of our common stock declines significantly, you may be unable to resell your shares (including any shares received upon exercise of the Pre-Funded Warrants) at or above the purchase price. We cannot assure you that the per share trading price of our common stock will not fluctuate or decline significantly in the future.

Some of the factors that could negatively affect our share price or result in fluctuations in the price or trading volume of our common stock include:

•	actual or anticipated variations in our quarterly operating results or dividends;

•	changes in our funds from operations or earnings estimates;

•	publication of research reports about us or the real estate industry;

•	prevailing interest rates;

•	the market for similar securities;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we may incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional stockholders;

•	speculation in the press or investment community;

•

the realization of any of the other risk factors presented in this prospectus supplement and in the Annual Report on Form 10-K of Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. for the year ended December 31, 2024;

•	the extent of investor interest in our securities;

•	the general reputation of REITs and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

•	our underlying asset value;

•	investor confidence in the stock and bond markets, generally;

•	changes in tax laws;

•	future equity issuances;

•	changes in earnings estimates or recommendations by securities analysts;

•	failure to meet the REIT qualification requirements and maintain our REIT status;

•	changes in our credit ratings;

•	general economic and financial market conditions;

•	our issuance of debt or preferred equity securities; and

•	our financial condition, results of operations and prospects.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have an adverse effect on our financial condition, results of operations, cash flow and per share trading price of our common stock.

There is no public market for the Pre-Funded Warrants being offered in this offering.

There is no established public trading market for the Pre-Funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants on any national securities exchange or other nationally recognized trading system, including the NYSE. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited. Following this offering, the market value of the Pre-Funded Warrants, if any, is uncertain and there can be no assurance that the market value of the Pre-Funded Warrants will equal or exceed their imputed offering price.

Holders of Pre-Funded Warrants purchased in this offering will have no rights as common stockholders until such holders exercise their Pre-Funded Warrants and acquire shares of our common stock.

The Pre-Funded Warrants do not confer any rights of common stock ownership on their holders, such as voting rights, but rather represent the right to acquire shares of common stock at a certain price, subject to adjustment and a 19.9% ownership limitation. Until holders of Pre-Funded Warrants acquire shares of our common stock upon exercise thereof, such holders will have no rights with respect to the shares of our common stock underlying the Pre-Funded Warrants. Upon exercise of the Pre-Funded Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date. As a result of the 19.9% ownership limitation, a holder of Pre-Funded Warrants will not be entitled to exercise any Pre-Funded Warrants if such exercise would permit the holder to exercise more than 19.9% of the voting power of our outstanding common stock.

In certain circumstances, we may be required to settle the value of the Pre-Funded Warrants in cash or other property.

If, at any time while the Pre-Funded Warrants are outstanding, we enter into a “Fundamental Transaction” (as defined in the Pre-Funded Warrants), including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of greater than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of greater than 50% of the voting power represented by our outstanding common stock, then each registered outstanding Pre-Funded Warrant will automatically be deemed to be exercised in full in a “cashless exercise” effective immediately prior to and contingent upon the consummation of such Fundamental Transaction, and the holders of the Pre-Funded Warrants will be entitled to receive the same kind and amount of securities, cash or other property as holders of common stock are receiving in such Fundamental Transaction.

Management will have broad discretion as to the use of the net proceeds from this offering, and may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds we receive from this offering, including for any of the purposes described in the section titled “Use of Proceeds,” and you will not have the opportunity as part of your investment decision to assess whether the net proceeds are being used appropriately. Because of the number and variability of factors that will determine our use of the net proceeds from this offering, their ultimate use may vary substantially from their currently intended use. Our management could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

We will not receive any meaningful amount of additional funds upon the exercise of the Pre-Funded Warrants.

Each Pre-Funded Warrant will be exercisable until it is fully exercised and by means of payment of the nominal cash purchase price upon exercise or by means of exercise on a “cashless” basis according to a formula set forth in the Pre-Funded Warrant. Accordingly, we will not receive any meaningful additional funds upon the exercise of the Pre-Funded Warrants.

Significant holders or beneficial holders of our shares of common stock may not be permitted to exercise the Pre-Funded Warrants that they hold.

The Pre-Funded Warrants being offered will prohibit a holder from exercising Pre-Funded Warrants if doing so would result in such holder (together with such holder’s affiliates and any other persons acting as a group together with such holder or any of such holder’s affiliates) beneficially owning in excess of 19.9% of our common stock outstanding immediately after giving effect to the exercise as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. As a result, you may not be able to exercise your Pre-Funded Warrants for shares of our common stock at a time when it would be financially beneficial for you to do so. In such circumstance you could seek to sell your Pre-Funded Warrants to realize value, but you may be unable to do so.

Market interest rates may have an effect on the value of our common stock.

One of the factors that may influence the per share trading price of our common stock is the dividend yield on our common stock (as a percentage of the price of our common stock) relative to market interest rates. We suspended our quarterly dividend on our common stock in September 2024, and currently do not pay dividends to our common stockholders. An increase in market interest rates may lead prospective purchasers of shares of our common stock to expect a higher dividend yield if and when dividends resume, and higher interest rates would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the per share trading price of our common stock to decrease.

The number of shares of our common stock available for future issuance or sale could adversely affect the per share trading price of our common stock.

We cannot predict whether future issuances or sales of shares of our common stock or the availability of shares of our common stock for resale in the open market will decrease the per share trading price of our common stock. The issuance of a substantial number of shares of our common stock in the public market, or upon exchange of common units, or the perception that such issuances might occur, could adversely affect the per-share trading price of our common stock, and this could have a similar impact on the value of the Pre-Funded Warrants.

The exchange of common units for common stock, the exercise of any options or the vesting of any restricted stock granted to certain directors, executive officers and other employees under our equity incentive plan, or the issuance of our common stock or common units in connection with future property, portfolio or business acquisitions could have an adverse effect on the per share trading price of our common stock. In addition, the existence of common units, options, shares of our common stock reserved for issuance as restricted shares of our common stock or upon exchange of common units may adversely affect the terms upon which we may be able to obtain additional capital through the sale of equity securities. Future issuances of shares of our common stock may also be dilutive to existing stockholders.

Affiliates of the underwriters may receive benefits in connection with this offering.

Affiliates of BofA Securities, Inc. and Wells Fargo Securities, LLC are syndication agent and administrative agent, respectively, under our revolving credit facility and affiliates of BofA Securities, Inc., Wells Fargo Securities, LLC, RBC Capital Markets, LLC, KeyBanc Capital Markets Inc., Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, (underwriters in this offering) are lenders under our revolving credit facility and/or certain of our term loans. To the extent that we use a portion of the net proceeds of this offering to repay borrowings outstanding under our revolving credit facility, these affiliates will receive their proportionate shares of any amount of our revolving credit facility that is repaid with the net proceeds of this offering. This creates potential conflicts of interest because the underwriters have an interest in the successful completion of this offering beyond the underwriting discounts they will receive. Such conflicts of interest may influence the decision regarding the terms and circumstances under which the offering is completed.

Future offerings of debt securities, which would be senior to our common stock or Pre-Funded Warrants upon liquidation, and/or preferred equity securities which may be senior to our common stock or Pre-Funded Warrants for purposes of dividend distributions or upon liquidation, may adversely affect the per share trading price of our common stock.

In the future, we may attempt to increase our capital resources by making additional offerings of debt or equity securities (or causing our operating partnership to issue debt or equity securities), including medium-term notes, senior or subordinated notes and additional classes or series of preferred stock or preferred units. Upon liquidation, holders of our debt securities and shares of preferred stock or preferred units of partnership interest in our operating partnership and lenders with respect to other borrowings would be entitled to receive our available assets prior to distribution to the holders of our common stock and Pre-Funded Warrants. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock or Pre-Funded Warrants and may result in dilution to owners of our common stock. Holders of our common stock or Pre-Funded Warrants are not entitled to preemptive rights or other protections against dilution. Any shares of preferred stock we issue or preferred units our operating partnership issues in the future could have a preference on liquidating distributions or a preference on dividend payments that could limit our ability pay dividends to the holders of our common stock and Pre-Funded Warrants. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offering. Thus, our stockholders bear the risk of our future offerings reducing the per share trading price of our common stock and diluting their interest in us.

Our ability to pay dividends is limited by the requirements of Maryland law.

Our ability to pay dividends and other distributions on our common stock and Pre-Funded Warrants is limited by the laws of the state of Maryland. Under applicable Maryland law, a Maryland corporation generally may not make a distribution if, after giving effect to the distribution, the corporation would not be able to pay its debts as the debts become due in the usual course of business or the corporation’s total assets would be less than the sum of its total liabilities plus, unless the corporation’s charter permits otherwise, the amount that would be needed, if the corporation were dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of stockholders whose preferential rights are superior to those receiving the distribution. Accordingly, we generally may not make a distribution on our common stock or Pre-Funded Warrants if, after giving effect to the distribution, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus, unless the terms of such class or series provide otherwise, the amount that would be needed to satisfy the preferential rights upon dissolution of the holders of shares of any class or series of preferred stock then outstanding, if any, with preferences upon dissolution senior to those of our common stock or Pre-Funded Warrants.

Risks Related to Our Financial Condition

Our level of indebtedness and significant debt service obligations, including our recently completed CMBS financing, could adversely affect our financial condition or our ability to fulfill our obligations and make it more difficult for us to fund our operations.

As of March 31, 2025, we had approximately $4.2 billion of total unsecured and secured indebtedness outstanding on a consolidated basis, including our $475.0 million secured CMBS financing. Our ability to meet future debt obligations is dependent on having adequate liquidity and continued access to capital markets. Our level of indebtedness could have important negative consequences to you and us, including:

•	we may have difficulty satisfying our obligations with respect to our outstanding notes and debt obligations;

•	we may have difficulty obtaining financing in the future for working capital, capital expenditures, acquisitions or other purposes;

•

we will need to use a substantial portion of our available cash flow to pay interest and principal on our debt, which could reduce the capital available to finance our operations, leasing efforts, development activity, or to fund strategic initiatives;

•	our debt level increases our vulnerability to general economic downturns and adverse industry conditions;

•	our debt level could limit our flexibility in planning for, or reacting to, changes in our business and in our industry in general;

•

certain of our debt obligations, including our recently completed CMBS financing, are secured by our real estate assets, and if we default, lenders may seek to foreclose on the properties securing such debt obligations;

•	our leverage could place us at a competitive disadvantage compared to our competitors that have less debt; and

•

our failure to comply with the financial and other restrictive covenants in our debt instruments, which, among other things, may require us to maintain specified financial ratios and may limit our ability to incur additional indebtedness or sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or prospects.

Our ability to meet our payment obligations under our debt instruments depends on our ability to generate significant cash flows or obtain external financing in the future. In each case, our ability to meet these obligations is subject to market, economic, financial and competitive factors, as well as other factors that are beyond our control. There can be no assurance that our business will generate cash flow from operations, or that additional capital will be available to us, in amounts sufficient to enable us to meet our debt payment obligations and to fund other liquidity needs. If we are unable to generate sufficient cash flow or obtain capital when needed, we may be required to refinance or restructure our existing indebtedness, sell assets, reduce or delay capital investments, or seek to raise additional capital on unfavorable terms, if at all. If we are unable to implement one or more of these alternatives, we may be unable to meet our debt payment obligations, which could have a material adverse effect on our business, results of operations, or financial condition.

The continued weakness in west coast office and studio real estate markets may persist for an extended period and any anticipated recovery may fail to materialize, which could materially adversely affect our financial condition, results of operations, cash flow and the per share trading price of our common stock, and therefore the value of the shares underlying the Pre-Funded Warrants.

We derive a substantial portion of our revenue from office and studio properties located in markets that have experienced significant weakness and may continue to face prolonged challenging conditions. The west coast office and studio real estate markets have been adversely impacted by various factors, including changes in workplace patterns, reduced demand for office space, production delays and cancellations in the entertainment industry, and broader economic uncertainties affecting our key markets. While we anticipate that market conditions may eventually improve, any recovery in these markets may be delayed, incomplete or may fail to materialize entirely.

The persistence of current adverse market conditions or the failure of anticipated recovery in our west coast office and studio businesses could be caused by a variety of factors, including:

•	continued adoption of remote and hybrid work arrangements by office tenants, resulting in permanently reduced demand for office space;

•	persistent weakness in the entertainment industry, including reduced production activity, consolidation among media companies and changes in content creation and distribution models; and

•	economic recession or other adverse economic conditions that reduce business expansion and limit tenant demand.

If current weakness in our west coast office and studio markets persists or worsens, or if any anticipated recovery fails to occur within expected timeframes or at all, we may experience continued high vacancy rates, declining rental rates, increased tenant concessions, higher tenant improvement costs and reduced property values. Such conditions could result in our inability to maintain or increase rental income, difficulty in refinancing maturing debt obligations, impairment of asset values and potential covenant violations under our debt agreements.

Additionally, prolonged weakness in these markets could limit our ability to attract and retain tenants, execute our business strategy and maintain adequate liquidity to fund our operations and meet our debt service obligations. Any of the foregoing could materially adversely affect our financial condition, results of operations, cash flow, our ability to pay dividends to our stockholders and the per share trading price of our securities.

INDICATIONS OF INTEREST

Certain of our directors and executive officers or their affiliates or family members have indicated an interest in purchasing up to an aggregate of approximately $2.6 million in shares of common stock in this offering at the public offering price per share. Specifically, Victor Coleman, Chairman of our board of directors and Chief Executive Officer, Mark Lammas, President, Kay Tidwell, Executive Vice President, General Counsel and Chief Risk Officer, Steve Jaffe, Executive Vice President, Business Affairs, Andy Wattula, Chief Operating Officer, Drew Gordon, Chief Investment Officer, Arthur Xavier Suazo, Executive Vice President, Leasing, Harout Diramerian, Chief Financial Officer, and Chris Barton, Executive Vice President, Development & Capital Investments, have indicated an interest in purchasing $500,000, $50,000, $25,000, $25,000, $25,000, $25,000, $50,000, $25,000, and $20,000, respectively, of the shares of common stock being offered hereby. Additionally, Jon Glaser, Ted Antenucci, Ebs Burnough, Robert Harris II, and Barry Sholem, each of whom is a member of our board of directors, have indicated an interest in purchasing $1,000,000, $200,000, $20,000, $100,000, and $500,000, respectively, of the shares of common stock being offered hereby. However, because these indications of interest are not binding agreements or commitments to purchase, we can provide no assurances with respect to whether such directors and executive officers will purchase shares in this offering or, if they elect to purchase shares, the number of shares they ultimately will acquire. In addition, the underwriters may elect to sell fewer shares or not to sell any shares in this offering to these insiders. The underwriters will receive the same discount from any shares of common stock sold to our directors and executive officers as they will from any other shares of common stock sold to the public in this offering.

USE OF PROCEEDS

We estimate that the net proceeds that we will receive from this offering will be approximately $572.9 million, or approximately $659.2 million if the underwriters’ option to purchase additional shares of common stock is exercised in full, after deducting estimated underwriting discounts and commissions and our estimated offering expenses. We will contribute the net proceeds that we receive from this offering of our common stock and our Pre-Funded Warrants to our operating partnership in exchange for common units and pre-funded warrants exercisable for common units, respectively.

Our operating partnership intends to use the net proceeds from this offering to repay borrowings under our revolving credit facility, fund development and redevelopment activities, fund potential acquisition opportunities and/or for general corporate purposes. Pending these applications, our operating partnership intends to invest the net proceeds in interest-bearing accounts and short-term, interest-bearing securities in a manner that is consistent with our intention to qualify for taxation as a REIT.

As of June 9, 2025, we have approximately $510.0 million outstanding under our revolving credit facility. Our revolving credit facility currently bears interest at a rate per annum equal to either SOFR plus 115 to 160 basis points or a specified base rate plus 15 to 60 basis points, depending on our leverage ratio, which, as of March 31, 2025, was 46.93%. In addition, our revolving credit facility has a maturity date of December 21, 2026 (which maturity may be extended for an additional year at our option subject to certain conditions). If we obtain a credit rating for our senior unsecured long-term indebtedness, we may make an irrevocable election to change the interest rate for our revolving credit facility to a rate equal to either SOFR plus 70 to 140 basis points per annum or the specified base rate plus 0 to 40 basis points per annum, depending on the credit rating. Any borrowings under our revolving credit facility that are repaid with net proceeds from this offering may be reborrowed, subject to customary conditions.

Affiliates of BofA Securities, Inc. and Wells Fargo Securities, LLC are syndication agent and administrative agent, respectively, under our revolving credit facility and affiliates of BofA Securities, Inc., Wells Fargo Securities, LLC, RBC Capital Markets, LLC, KeyBanc Capital Markets Inc., Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, (underwriters in this offering) are lenders under our revolving credit facility and/or certain of our term loans. See “Underwriting—Other Relationships.” To the extent that we use a portion of the net proceeds of this offering to repay borrowings outstanding under our revolving credit facility, such affiliates of the underwriters will receive their proportionate shares of any such amount.

CAPITALIZATION

The following table sets forth our actual cash and cash equivalents and capitalization on a consolidated basis as of March 31, 2025:

•	on an actual basis;

•

on a pro forma basis to give effect to repayment of our Series B, Series C and Series D notes in full as of May 9, 2025 using borrowings under our revolving credit facility, the sale of the 625 Second Street property on May 30, 2025 and prepayment of a portion of our 6.25% Series A Cumulative Redeemable Convertible Preferred Units of partnership interest in our operating partnership as of June 6, 2025 using cash; and

•

on a pro forma as adjusted basis to give effect to this offering of common stock and Pre-Funded Warrants (assuming no exercise of the Pre-Funded Warrants), and excluding shares of common stock issued and any proceeds received upon any exercise of the Pre-Funded Warrants and any resulting accounting associated with the Pre-Funded Warrants, after deducting underwriting discounts and commissions and estimated offering expenses payable by us of $2.7 million, and the application of the net proceeds from this offering as set forth in “Use of Proceeds.”

You should read this table in conjunction with “Use of Proceeds” in this prospectus supplement and the consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Quarterly Report on Form 10-Q of Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. for the quarter ended March 31, 2025, which is incorporated herein by reference.

No adjustments have been made to reflect our normal course operations or other developments with our business after March 31, 2025. As a result, the as adjusted information provided below is not indicative of our actual cash and cash equivalents position or consolidated capitalization as of any date.

	As of March 31, 2025
	Actual		Pro forma		Pro forma as adjusted
	(in thousands, except share amounts)
Cash and cash equivalents	$133,926	(1)	$131,426		$241,356

Debt:
Unsecured debt:
Revolving credit facility	23,000		463,000	(4)	—
3.95% senior notes due November 1, 2027	400,000		400,000		400,000
4.65% senior notes due April 1, 2029	500,000		500,000		500,000
3.25% senior notes due January 15, 2030	400,000		400,000		400,000
5.95% senior notes due February 15, 2028	350,000		350,000		350,000
Series B notes due December 16, 2025	259,000		—		—
Series C notes due December 16, 2025	56,000		—		—
Series D notes due July 6, 2026	150,000		—		—
Secured debt(2)	2,060,667		2,060,667		2,060,667
Total Debt (excluding deferred finance costs)	$4,198,667		$4,173,667		$3,710,667

6.25% Series A Cumulative Redeemable Convertible Preferred Units of partnership interest in our operating partnership	8,394		5,894		5,894
Redeemable non-controlling interest in consolidated real estate entities	48,377		48,377		48,377

	As of March 31, 2025
	Actual	Pro forma	Pro forma as adjusted
	(in thousands, except share amounts)
Equity:
Hudson Pacific Properties, Inc. stockholders’ equity:
4.750% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share, $25.00 per share liquidation preference; 18,400,000 authorized, 17,000,000 issued and outstanding at March 31, 2025	425,000	425,000	425,000
Common Stock, $0.01 par value per share; 481,600,000 authorized, 141,392,410 issued and outstanding at March 31, 2025 and 338,587,108(3) shares issued and outstanding on an as adjusted basis	1,403	1,403	3,375
Additional paid-in capital	2,362,920	2,362,920	2,933,878
Accumulated other comprehensive loss	(7,074)	(7,074)	(7,074)

Total Hudson Pacific Properties, Inc. stockholders’ equity	2,782,249	2,782,249	3,355,179
Non-controlling interest—members in consolidated real estate entities	160,212	160,212	160,212
Non-controlling interest—units in the operating partnership	95,924	95,924	95,924

Total equity	3,038,385	3,038,385	3,611,315

Total capitalization	$7,293,823	$7,266,323	$7,376,253

(1)	Includes $47,452 of restricted cash as of March 31, 2025. At HPP’s share, cash and cash equivalents were $95,450.
(2)

At HPP’s share, $1,390,131, including $172,865 related to our 1918 Eighth property, $530,767, net, related to our Hollywood Media Portfolio, $50,300 related to our Sunset Glenoaks Studios property, $55,550 related to our Hill7 property, $475,000 related to our Office Portfolio CMBS, $90,204 related to our Bentall Centre property and $15,445 related to our Sunset Pier 94 Studios property (each in thousands).

(3)

Excludes (i) 40,358,744 shares of our common stock issuable upon the exercise of the underwriters’ option to purchase additional shares in full, (ii) any exercise of the Pre-Funded Warrants, (iii) shares of common stock issuable upon exchange of outstanding Series A Preferred Units with an aggregate liquidation preference of approximately $5.9 million, which became convertible or redeemable on June 29, 2013, (iv) a maximum of 6,753,814 shares of common stock available for issuance in the future under our equity incentive plan, and (v) 11,302,236 shares subject to vesting conditions or issuable upon the vesting of existing equity awards.

(4)	As of June 9, 2025, the revolving credit facility had a balance of $510.0 million.

DESCRIPTION OF PRE-FUNDED WARRANTS

The material terms and provisions of the Pre-Funded Warrants being issued in this offering are summarized below. The following description is subject to, and qualified in its entirety by, the form of Pre-Funded Warrant, which will be filed as an exhibit to a Current Report on Form 8-K to be filed by us with the Securities and Exchange Commission in connection with this offering and incorporated by reference into the registration statement of which this prospectus supplement forms a part. You should review the form of Pre-Funded Warrant for a complete description of the terms and conditions applicable to the Pre-Funded Warrants. See “Where You Can Find More Information” and “Incorporation by Reference” on pages S-34 and S-35.

We are offering to certain investors, in addition to shares of our common stock, Pre-Funded Warrants exercisable for shares of our common stock. Each Pre-Funded Warrant will be exercisable for one share of our common stock. The shares of common stock issuable from time to time upon exercise of the Pre-Funded Warrants, if any, are also being offered pursuant to this prospectus supplement.

Common Stock

The material terms and provisions of our common stock are described under the caption “Description of Common Stock” in the accompanying prospectus. Our Board of Directors has approved an amendment to our charter to increase the number of shares of our common stock that we have authority to issue to 722,400,000 shares of common stock, which we will file with the State Department of Assessments and Taxation of Maryland before the completion of this offering. Upon the effectiveness of this amendment, we will have the authority pursuant to our charter to issue up to an aggregate of 740,800,000 shares of stock, consisting of 722,400,000 shares of common stock and 18,400,000 shares of preferred stock, $0.01 par value per share, all of which are classified as shares of Series C preferred stock.

Pre-Funded Warrants

Exercisability. The Pre-Funded Warrants will be immediately exercisable, at the option of each holder, in whole or in part for cash or through a “cashless exercise” as described below. The Pre-Funded Warrants will be issued in certificated form only. No fractional shares of common stock will be issued in connection with any exercise of a Pre-Funded Warrant. In lieu of any fractional shares that would otherwise be issuable, the number of shares of common stock to be issued will be rounded down to the next whole number and we shall pay the holder in cash for any such fractional share (as set forth in the Pre-Funded Warrant).

Exercise Limitations. A holder of a Pre-Funded Warrant will not have the right to exercise any portion of the warrant if the holder, together with its affiliates, would beneficially own in excess of 19.9% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. As a result of the 19.9% exercise limitation, a holder of Pre-Funded Warrants will not be entitled to exercise any Pre-Funded Warrants if such exercise would permit the holder to exercise more than 19.9% of the voting power of our outstanding common stock. The Pre-Funded Warrants do not confer any voting rights on their holders.

Exercise Price. Each Pre-Funded Warrant offered hereby has an initial exercise price per share equal to $0.01. The holder may exercise each Pre-Funded Warrant for cash or through a “cashless exercise” as described below. The Pre-Funded Warrants are immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares of common stock issuable upon exercise is subject to adjustment in the event of stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our common stock.

Transferability. Subject to compliance with any applicable securities laws, the Pre-Funded Warrants are separately tradeable immediately after issuance at the option of the holders and may be transferred at the option of the holders.

Restrictions on Ownership and Transfer. To assist us in complying with certain federal income tax requirements applicable to REITs, our charter contains certain restrictions relating to the ownership and transfer of our common stock, including an ownership limit of 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of our common stock. Our board of directors may, in its sole and absolute discretion, waive one or more of the ownership limits with respect to a particular person under certain circumstances. For these purposes, the Pre-Funded Warrants will be treated as outstanding shares of our common stock. See “Restrictions on Ownership and Transfer” in the accompanying prospectus.

No Listing. There is no established public trading market for the Pre-Funded Warrants and we do not expect a market to develop. In addition, we do not intend to apply for listing of the Pre-Funded Warrants on any securities exchange or recognized trading system, including the NYSE. Without an active trading market, the liquidity of the Pre-Funded Warrants will be limited.

Fundamental Transactions. In the event of a fundamental transaction, as described in the Pre-Funded Warrants, and generally including any reorganization, recapitalization or reclassification of our common stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of greater than 50% of our outstanding common stock, or any person or group becoming the beneficial owner of greater than 50% of the voting power represented by our outstanding common stock, the Pre-Funded Warrants will automatically be deemed to be exercised in full in a “cashless exercise” effective immediately prior to and contingent upon the consummation of such fundamental transaction and the holders of the Pre-Funded Warrants will be entitled to receive the same kind and amount of securities, cash or other property as holders of common stock are receiving in such fundamental transaction.

Cashless Exercise. Holders may exercise each Pre-Funded Warrant through a “cashless exercise,” whereby the holder will receive upon such exercise the net number of shares of common stock determined according to the formula set forth in the Pre-Funded Warrant, equal to the quotient obtained by dividing (A-B)(X) by (A), where (A) equals the applicable market price of the common stock (as set forth in the Pre-Funded Warrant), (B) equals the exercise price of the warrant, and (X) equals the number of shares of common stock issuable upon exercise of the warrant (if such exercise, hypothetically, were instead by means of a cash exercise rather than a cashless exercise).

Rights as a Stockholder. Except for the right to participate in certain dividends and distributions and as otherwise provided in the Pre-Funded Warrant or by virtue of a holder’s ownership of shares of our common stock, the holders of the Pre-Funded Warrants do not have the rights or privileges of holders of our common stock, including any voting rights, until they exercise their Pre-Funded Warrants.

Amendments. Amendments and waivers of the terms of the Pre-Funded Warrants require the written consent of the holders of the warrants then outstanding and us.

Registration Rights

We will enter into a registration rights agreement with the holders of Pre-Funded Warrants, pursuant to which we will grant them with certain resale registration rights with respect to shares of common stock that they may receive in this offering or upon the exercise of Pre-Funded Warrants. The registration rights agreement will provide that we will file a resale registration statement with the SEC no later than 20 business days after the closing of this offering. The registration rights agreements will also provide that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under the Securities Act.

Amendment to Operating Partnership Agreement

In connection with the issuance of the Pre-Funded Warrants, we will amend the partnership agreement of our operating partnership to designate a series of warrants to purchase common units of partnership interest in our operating partnership, or the unit warrants, which will entitle holders of unit warrants to purchase common units of partnership interest in our operating partnership on the same terms as the Pre-Funded Warrants entitle the holders thereof to purchase shares of our common stock. Holders of unit warrants will have rights as to distributions and allocations of income and loss substantially similar to those of holders of common units, but will not have any other rights as partners of our operating partnership.

SUPPLEMENTAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain U.S. federal income tax considerations regarding the purchase, ownership or disposition of our Pre-Funded Warrants. This discussion is an amendment and supplement to, and is intended to be read together with, the discussion appearing under the caption “Federal Income Tax Considerations” in the accompanying prospectus. Prospective investors should carefully review this discussion and the discussion under the caption “Federal Income Tax Considerations” in the accompanying prospectus before acquiring any Pre-Funded Warrants pursuant to this prospectus supplement and the accompanying prospectus.

Each capitalized term used but not defined in this “Supplemental Federal Income Tax Considerations” section has the meaning ascribed thereto in the accompanying prospectus.

Solely insofar as it relates to the Pre-Funded Warrants offered hereby, in the accompanying prospectus under the heading “Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences to Holders of Our Capital Stock and Our Operating Partnership’s Debt Securities,” all references to “capital stock” are hereby replaced with “capital stock or Pre-Funded Warrants”. Additionally, the reference to “common stock” in the final sentence in the first paragraph under the heading “Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences to Holders of Our Capital Stock and Our Operating Partnership’s Debt Securities—Taxation of Taxable U.S. Holders of Our Capital Stock—Distributions Generally” is hereby replaced with “common stock or Pre-Funded Warrants”.

The following discussion, which relates solely to the Pre-Funded Warrants offered hereby, is included as a new section immediately preceding the heading “Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences to Holders of Our Capital Stock and Our Operating Partnership’s Debt Securities—Taxation of Taxable U.S. Holders of Our Capital Stock” in the accompanying prospectus.

Pre-Funded Warrants

Although it is not entirely free from doubt, a Pre-Funded Warrant should be treated as a share of our common stock for U.S. federal income tax purposes, and a holder of a Pre-Funded Warrant should generally be taxed in the same manner as a holder of such common stock, as described below. Accordingly, no gain or loss should be recognized (other than with respect to any cash paid in lieu of a fractional share) upon the exercise of a Pre-Funded Warrant and, upon exercise, the holding period of a Pre-Funded Warrant should carry over to the common stock received. Similarly, the tax basis of the Pre-Funded Warrant should carry over to the common stock received upon exercise, increased by the exercise price per share of common stock.

Our characterization is not binding on the IRS, and the IRS may treat our Pre-Funded Warrants as warrants to acquire our common stock. In that case, the amount and character of your gain or loss with respect to an investment in our Pre-Funded Warrants could be materially different from the discussion set forth below. Accordingly, each holder should consult such holder’s tax advisor regarding the risks associated with the acquisition of Pre-Funded Warrants pursuant to this offering (including potential alternative characterizations). The remainder of this discussion assumes that a Pre-Funded Warrant is treated as a share of our common stock for U.S. federal income tax purposes.

The following discussion, which relates solely to the Pre-Funded Warrants offered hereby, is included as a new section immediately preceding the heading “Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences to Holders of Our Capital Stock and Our Operating Partnership’s Debt Securities—Taxation of Taxable U.S. Holders of Our Capital Stock—Capital Gain Dividends” in the accompanying prospectus.

Constructive Distributions on Pre-Funded Warrants. A U.S. holder of Pre-Funded Warrants may, in some circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the exercise price or number of shares of common stock issuable upon exercise of such Pre-Funded Warrants. U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments or the non-occurrence of an adjustment to Pre-Funded Warrants.

The following discussion, which relates solely to the Pre-Funded Warrants offered hereby, is included as a new section immediately preceding the heading “Federal Income Tax Considerations—Material U.S. Federal Income Tax Consequences to Holders of Our Capital Stock and Our Operating Partnership’s Debt Securities—Taxation of Non-U.S. Holders of Our Capital Stock—Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests” in the accompanying prospectus.

Constructive Distributions on Pre-Funded Warrants. A non-U.S. holder of Pre-Funded Warrants may, in some circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a result of an adjustment or the non-occurrence of an adjustment to the exercise price or number of shares of common stock issuable upon exercise of such Pre-Funded Warrants. Non-U.S. holders should consult their tax advisors regarding the proper treatment of any adjustments or the non-occurrence of an adjustment to the Pre-Funded Warrants.

Prospective investors in the Pre-Funded Warrants should consult their tax advisors regarding the U.S. federal income and other tax consequences to them of the acquisition, ownership and disposition of the Pre-Funded Warrants offered by this prospectus supplement and the accompanying prospectus.

UNDERWRITING

BofA Securities, Inc., Wells Fargo Securities, LLC and RBC Capital Markets, LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us, our operating partnership and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of common stock and Pre-Funded Warrants set forth opposite its name below.

Underwriter	Number of Shares of Common Stock	Number of Pre-Funded Warrants
BofA Securities, Inc.	66,698,208	24,306,805
Wells Fargo Securities, LLC	34,799,064	12,681,811
RBC Capital Markets, LLC	30,449,181	11,096,585
KeyBanc Capital Markets Inc.	27,839,251	10,145,449
Morgan Stanley & Co. LLC	20,444,450	7,450,564
Goldman Sachs & Co. LLC	16,964,544	6,182,383

Total	197,194,698	71,863,597

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares of common stock and Pre-Funded Warrants sold under the underwriting agreement if any of these securities are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We and our operating partnership have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of those liabilities if indemnification is not permitted.

The underwriters are offering the shares of common stock and Pre-Funded Warrants, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares of common stock and Pre-Funded Warrants, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares of common stock to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $0.05018 per share (or $2.17982 per share price to public). After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price per share of common stock and Pre-Funded Warrant, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Per Pre-Funded Warrant	Total Without Option	Total With Option
Public offering price	$2.23	$2.22	$599,281,361.88	$689,281,361.00
Underwriting discount	$0.0880900	$0.0880900	$23,701,345.21	$27,256,546.97
Proceeds, before expenses, to us	$2.141910	$2.131910	$575,580,016.67	$662,024,814.03

The expenses of the offering, including the filing fees and reasonable fees and disbursements of counsel to the underwriters in connection with FINRA filings, but not including the underwriting discount, are estimated at approximately $2.7 million and are payable by us. In addition, we have agreed to reimburse the underwriters for expenses in the amount of $179,461.88.

Option to Purchase Additional Shares

We have granted an option to the underwriters to purchase up to 40,358,744 additional shares of common stock at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

Pursuant to the underwriting agreement, we, our executive officers and our directors have agreed not to sell or transfer any shares of common stock or any securities convertible into, exercisable or exchangeable for, or redeemable with common stock (including units in our operating partnership), for 60 days after the date of this prospectus supplement without first obtaining the written consent of BofA Securities, Inc., Wells Fargo Securities, LLC and RBC Capital Markets, LLC. In addition, the investor, on behalf of itself and its subsidiaries, affiliates, and all accounts and funds managed, advised or sub-advised by the investor over which the investor exercises investment discretion, collectively referred to as the restricted parties, has agreed not to, and will not cause or permit any of the restricted parties to, sell or transfer shares of common stock, Pre-Funded Warrants or any securities convertible into, exercisable or exchangeable for, or redeemable with our common stock (including units in our operating partnership) prior to 180 days from the date of the underwriting agreement, or the investor lock-up period, without first obtaining the written consent of BofA Securities, Inc., Wells Fargo Securities, LLC and RBC Capital Markets, LLC. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any shares of common stock;

•	sell any option or contract to purchase any shares of common stock;

•	purchase any option or contract to sell any shares of common stock;

•	grant any option, right or warrant for the sale of any shares of common stock;

•	otherwise dispose of or transfer any shares of common stock;

•	request or demand that we file a registration statement related to the common stock; or

•

enter into any hedging, swap, loan or any other agreement or any transaction that transfers, in whole or in part, the economic consequence of ownership of any common stock, whether any such transaction is to be settled by delivery of common stock or other securities, in cash or otherwise.

The restrictions described in the immediately preceding paragraph do not apply to: (A) with respect to us, (1) the sale of shares of common stock and Pre-Funded Warrants to the underwriters, (2) any shares of our common stock issued or options to purchase our common stock granted pursuant to the Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. 2010 Incentive Award Plan, as amended, or the Hudson Pacific Properties, Inc. Director Stock Plan, (3) any shares of our common stock issued pursuant to any dividend reinvestment plan referred to in this prospectus supplement (including the documents incorporated herein by reference), (4) shares of our common stock transferred in accordance with Article VI of our charter, (5) shares of our common stock, in the aggregate not to exceed 10% of the number of shares of common stock outstanding, issued in connection with other acquisitions of real property or real property companies, provided, in the case of this clause (5), that each acquirer agrees to similar restrictions, (6) the issuance of shares of common stock issuable upon the exercise of such Pre-Funded Warrants, (7) the filing of a registration statement on Form S-8 relating to the offering of securities in accordance with the terms of an equity incentive plan and (8) the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act (a “10b5-1 Plan”), for the transfer of shares of our common stock, provided that (i) such 10b5-1 Plan does not provide for the transfer of shares of our common stock during the restricted period and (ii) to the extent a public announcement or filing under the Exchange Act, if any, is required of or voluntarily made by us regarding the establishment of such plan, such announcement or filing shall include a statement to the effect that no transfer of shares of our common stock may be made under such plan during the restricted period; (B) with respect to our officers and our directors, (1) gifts, donations or transfer to charitable organizations, provided, in the case of this clause (1), that (a) the transferee agrees to similar restrictions, (b) any such gift, donation or transfer shall not involve a disposition for value, (c) any filing under Section 16(a) of the Exchange Act reporting a disposition will clearly indicate in the footnotes thereto that such disposition is not for value, that the shares of common stock subject to such disposition remain subject to the restrictions of the lock-up and that the filing relates to the circumstances described in this clause (1), (2) (i) dispositions by will or intestacy, (ii) transfers made to (x) limited partners, members, stockholders or affiliates or (y) any wholly-owned subsidiary, (iii) sales or other dispositions to (w) members of the transferor’s family, (x) affiliates of the transferor that are controlled by the transferor, or (y) a trust the beneficiaries of which are a limited liability company or a partnership owned exclusively by the transferor and/or members of the transferor’s family, or (iv) pursuant to trading plans established in accordance with Rule 10b5-1 under the Exchange Act prior to the date of this prospectus; provided, however, in the case of this clause (2), that (a) the transferee agrees to similar restrictions, (b) no filing by any party under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer or distribution, (c) each party shall agree to not voluntarily make any public announcement of the transfer or disposition, and (d) the transferor notifies BofA Securities, Inc., Wells Fargo Securities, LLC and RBC Capital Markets, LLC at least three business days prior to the proposed disposition, and (3) transactions relating to shares of our common stock acquired by the transferor in the open market after completion of the offering; provided, however, that (a) any subsequent sale of the shares of our common stock acquired in the open market are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (b) the transferor does not otherwise voluntarily effect any public filing or report regarding such sales; and (C) with respect to the investor, (1) (i) transfers made to (x) limited partners, members, stockholders or affiliates or (y) any wholly-owned subsidiary or (ii) sales or other dispositions to affiliates of the investor that are controlled by the investor; provided, however, in the case of this clause (1), that (a) the transferee agrees to similar restrictions, (b) no filing by any party under the Exchange Act shall be required or shall be voluntarily made in connection with such transfer or distribution, (c) each party shall agree to not voluntarily make any public announcement of the transfer or disposition, and (d) the investor notifies BofA Securities, Inc., Wells Fargo Securities, LLC and RBC Capital Markets, LLC at least three business days prior to the proposed disposition, (2) transactions relating to shares of our common stock acquired by the investor in the open market after completion of the offering; provided, however, that (a) any subsequent sale of the shares of our common stock acquired in the open market are not required to be reported in any public report or filing with the Securities and Exchange Commission, or otherwise and (b) the investor does not otherwise voluntarily effect any public filing or report regarding such sales, (3) the filing of a registration statement, prospectus supplement or post-effective amendment to an existing registration statement pursuant to that certain registration rights agreement between us and the investor; provided, however, that no sales under such registration statement, prospectus supplement or post-effective amendment may commence until the end of the investor lock-up period other than in connection with sales contemplated in clause (4), and (4) sales or transfers, the proceeds of which are used to (i) make cash available within an account over which the investor maintains discretion pursuant to the account holder’s instruction or (ii) fund redemptions of equity in the funds managed by the investor and its affiliates that own the securities issued in this offering; provided, however, that the aggregate of all such sales or transfers pursuant to this clause (4) shall not occur outside of a complete account liquidation or general “strip” sale across the portfolio of assets held by the beneficial owner, managed by the investor; provided, further, that the investor shall provide written notice to BofA Securities, Inc., Wells Fargo Securities, LLC and RBC Capital Markets, LLC as soon as practicable, but no later than one business day following sales or transfers pursuant to clause (4) that would exceed 10% of the number of shares of common stock and shares of common stock underlying the Pre-Funded Warrants.

This lock-up provision applies to common stock and to securities convertible into, exchangeable or exercisable for, or redeemable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

New York Stock Exchange Listing

Our common stock is listed for trading on the NYSE under the symbol “HPP.” We do not intend to list the Pre-Funded Warrants on the NYSE, any other national securities exchange or any other nationally recognized trading system.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the shares of common stock is completed, the Securities and Exchange Commission’s rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option. “Naked” short sales are sales in excess of their option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, certain of the underwriters may facilitate Internet distribution for this offering to certain of their Internet subscription customers. These underwriters may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus may be available on the Internet Web site maintained by certain underwriters. Other than any prospectus in electronic format, the information on an underwriter’s Web site is not part of this prospectus.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Affiliates of BofA Securities, Inc. and Wells Fargo Securities, LLC are syndication agent and administrative agent, respectively, under our revolving credit facility and affiliates of BofA Securities, Inc., Wells Fargo Securities, LLC, RBC Capital Markets, LLC, KeyBanc Capital Markets Inc., Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC, are lenders under our revolving credit facility and/or certain of our term loans. As described above under “Use of Proceeds,” our operating partnership intends to use a portion of the net proceeds from this offering to repay borrowings outstanding under our revolving credit facility. As a result, these affiliates will receive their proportionate share of any amount of our revolving credit facility that is repaid with the net proceeds of this offering to us.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates.

Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or ASIC, in relation to the offering. This prospectus supplement and the accompanying prospectus do not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and do not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the securities may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus supplement and the accompanying prospectus contain general information only and do not take account of the investment objectives, financial situation or particular needs of any particular person. They do not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus supplement and the accompanying prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each a “Relevant State”), no securities have been offered or will be offered pursuant to the offering described herein in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of securities may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

a.	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

b.

to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters for any such offer; or

c.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of securities shall require the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

Each person in a Relevant State who initially acquires any securities in the offering or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the issuer and the underwriters that it is a qualified investor within the meaning of the Prospectus Regulation.

In the case of any securities being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer to the public other than their offer or resale in a Relevant State to qualified investors, in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

The issuer, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements.

For the purposes of this provision, the expression an “offer to the public” in relation to any securities in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any securities to be offered so as to enable an investor to decide to purchase or subscribe for any securities, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The above selling restriction is in addition to any other selling restrictions set out below.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement and the accompanying prospectus relate to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or DFSA. This prospectus supplement and the accompanying prospectus are intended for distribution only to persons of a type specified in the Offered

Securities Rules of the DFSA. They must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement or the accompanying prospectus nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement and the accompanying prospectus. The securities to which this prospectus supplement and the accompanying prospectus relate may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this prospectus supplement and the accompanying prospectus you should consult an authorized financial advisor.

Notice to Prospective Investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in the United Kingdom

Our partnership may constitute a “collective investment scheme” as defined by section 235 of the FSMA that is not a “recognised collective investment scheme” for the purposes of FSMA, or CIS, and that has not been authorised or otherwise approved. As an unregulated scheme, it cannot be marketed in the United Kingdom to the general public, except in accordance with FSMA. This prospectus supplement and accompanying prospectus are only being distributed to:

(i)

if we are a CIS and are marketed by a person who is an authorised person under FSMA, (a) investment professionals falling within Article 14(5) of the Financial Services and Markets Act 2000 (Promotion of Collective Investment Schemes) Order 2001, as amended (the “CIS Promotion Order”); or (b) high net worth companies and other persons falling within Article 22(2)(a) to (d) of the CIS Promotion Order; or

(ii)

otherwise, if marketed by a person who is not an authorised person under FSMA, (a) persons who fall within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Financial Promotion Order; or (b) persons falling within Article 49(2)(a) to (d) of the Financial Promotion Order; and

(iii)

in both cases (i) and (ii) to: any other person to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) in connection with the issue or sale of any securities may otherwise lawfully be made; or to persons outside the United Kingdom (all such persons together being referred to as “relevant persons”).

This prospectus supplement and accompanying prospectus are directed only at relevant persons and must not be acted on or replied upon by persons who are not relevant persons. Any investment or investment activity to which this document related is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or

subsection 73.3(l) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Certain legal matters, including the validity of the Pre-Funded Warrants being offered in this offering, will be passed upon for us by Latham & Watkins LLP, Los Angeles, California. Hogan Lovells US LLP is acting as counsel to the underwriters in connection with this offering. Venable LLP will pass upon the validity of the shares of common stock and Pre-Funded Warrants sold in this offering and certain other matters under Maryland law.

EXPERTS

The consolidated financial statements of Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. appearing in Hudson Pacific Properties, Inc.’s and Hudson Pacific Properties, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2024, and the effectiveness of Hudson Pacific Properties, Inc.’s internal control over financial reporting as of December 31, 2024, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of internal control over financial reporting of Hudson Pacific Properties, Inc., as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. have filed a registration statement on Form S-3 with the Securities and Exchange Commission in connection with this offering. In addition, Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any documents filed by Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Such filings are also available to the public through the Securities and Exchange Commission’s website www.sec.gov.

INCORPORATION BY REFERENCE

The Securities and Exchange Commission allows us to “incorporate by reference” the information we file with the Securities and Exchange Commission, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. The incorporated documents contain significant information about us, our business and our finances. Any statement contained in a document that is incorporated by reference in this prospectus supplement and the accompanying prospectus is automatically updated and superseded if information contained in this prospectus supplement and the accompanying prospectus, or information that we later file with the Securities and Exchange Commission, modifies or replaces this information. We incorporate by reference the following documents we filed with the Securities and Exchange Commission:

•

The Annual Report on Form 10-K of Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. for the year ended December 31, 2024, filed with the Securities and Exchange Commission on February 25, 2025.

•	The Definitive Proxy Statement on Schedule 14A of Hudson Pacific Properties, Inc., filed with the Securities and Exchange Commission on April 23, 2025.

•

The Quarterly Report on Form 10-Q of Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. for the quarter ended March 31, 2025, filed with the Securities and Exchange Commission on May 8, 2025.

•

The Current Reports on Form 8-K of Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P., filed with the Securities and Exchange Commission on February  3, 2025, March  31, 2025 (other than the information furnished under Item 7.01 and Exhibit 99.1), May 16, 2025 and June 11, 2025.

•

The description of Hudson Pacific Properties, Inc.’s common stock contained in the registration statement on Form 8-A of Hudson Pacific Properties, Inc., filed with the Securities and Exchange Commission on June 21, 2010 and any amendment or report filed with the Securities and Exchange Commission for the purpose of updating the description.

•

All documents filed by Hudson Pacific Properties, Inc. or Hudson Pacific Properties, L.P. with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the underlying securities.

To the extent that any information contained in any current report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Securities and Exchange Commission, such information or exhibit is specifically not incorporated by reference in this prospectus supplement and the accompanying prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement and the accompanying prospectus is delivered, on written or oral request of that person, a copy of any or all of the documents we are incorporating by reference into this prospectus supplement and the accompanying prospectus, other than exhibits to those documents, unless those exhibits are specifically incorporated by reference into those documents. A written request should be addressed to Hudson Pacific Properties, Inc., 11601 Wilshire Blvd., Ninth Floor, Los Angeles, California 90025, Attention: General Counsel.

PROSPECTUS

$1,000,000,000

Hudson Pacific Properties, Inc.

Common Stock,

Preferred Stock,

Depositary Shares,

Warrants,

Purchase Contracts,

Rights,

Units and

Guarantees

Hudson Pacific Properties, L.P.

Debt Securities

Hudson Pacific Properties, Inc. may offer and sell the securities identified above and Hudson Pacific Properties, L.P. may offer and sell debt securities, in each case from time to time in one or more offerings, collectively, in an amount up to $1,000.0 million in the aggregate. This prospectus provides you with a general description of the securities.

Each time we offer and sell securities, we will provide a supplement to this prospectus that contains specific information about the offering as well as the amounts, prices and terms of the securities. The supplement may also add, update or change information contained in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

The specific terms of each series or class of the securities will be set forth in the applicable prospectus supplement and may include limitations on actual or constructive ownership and restrictions on transfer of the securities, in each case as may be appropriate to preserve the status of Hudson Pacific Properties, Inc. as a real estate investment trust, or REIT, for U.S. federal income purposes. The applicable prospectus supplement will also contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the securities covered by such prospectus supplement.

We may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus entitled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE “RISK FACTORS” ON PAGE 5 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “HPP.” On February 24, 2025, the last reported sale price of our common stock on the NYSE was $3.03 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 2, 2025.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the Securities and Exchange Commission, under the Securities Act of 1933, as amended, using a “shelf” registration process. By using a shelf registration statement, we may sell securities (including guarantees of debt securities sold by our operating partnership) from time to time and in one or more offerings as described in this prospectus up to a total dollar amount of $1,000.0 million. Each time that we offer and sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. The prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and the applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized any other person to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectus prepared by or on behalf of us or to which we have referred you. If anyone provides you with different or inconsistent information, you should not rely on it. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

References to the “Company” or the “guarantor” refer to Hudson Pacific Properties, Inc., a Maryland corporation. References to “our operating partnership” or “the operating partnership” refer to Hudson Pacific Properties, L.P., a Maryland limited partnership, of which the Company is the general partner. When we refer to “we,” “our,” “us” and “our company,” we mean the Company, our operating partnership and any of our other subsidiaries, unless otherwise specified. In statements regarding qualification as a REIT, such terms refer solely to the Company. When we refer to “you,” we mean the holders of the applicable series of securities.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

The Company and the operating partnership file reports, proxy statements and other information with the Securities and Exchange Commission. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information about issuers, such as us, that file electronically with the Securities and Exchange Commission. The address of that web site is http://www.sec.gov.

Our web site address is www.hudsonpacificproperties.com. The information on our web site, however, is not, and shall not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the Securities and Exchange Commission and do not contain all of the information in the registration statement. The full registration statement may be obtained from the Securities and Exchange Commission or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the Securities and Exchange Commission’s web site, as provided above.

Incorporation by Reference

The Securities and Exchange Commission’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the Securities and Exchange Commission will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement.

We incorporate by reference our documents listed below and any future filings made by Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, between the date of this prospectus and the termination of the offering of the securities described in this prospectus. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed below or filed in the future, that are not deemed “filed” with the Securities and Exchange Commission, including our Compensation Committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the Securities and Exchange Commission:

•

The Annual Report on Form 10-K of Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. for the year ended December 31, 2024, filed with the Securities and Exchange Commission on February 25, 2025.

•	The Current Reports on Form 8-K of Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P., filed with the Securities and Exchange Commission on February 3, 2025.

•

The portions of the Definitive Proxy Statement on Schedule 14A of Hudson Pacific Properties, Inc., filed with the Securities and Exchange Commission on March 28, 2024, incorporated by reference in the Annual Report on Form 10-K of Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. for the year ended December 31, 2023.

•

The description of Hudson Pacific Properties, Inc.’s common stock contained in the registration statement on Form 8-A of Hudson Pacific Properties, Inc., filed with the Securities and Exchange Commission on June 21, 2010 and any amendment or report filed with the Securities and Exchange Commission for the purpose of updating the description.

•

The description of Hudson Pacific Properties, Inc.’s Series C Cumulative Redeemable Preferred Stock contained in the registration statement on Form 8-A of Hudson Pacific Properties, Inc., filed with the Securities and Exchange Commission on November 15, 2021 and any amendment or report filed with the Securities and Exchange Commission for the purpose of updating the description.

All reports and other documents Hudson Pacific Properties, Inc. or Hudson Pacific Properties, L.P. subsequently files pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of this initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the Securities and Exchange Commission, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Hudson Pacific Properties, Inc.

11601 Wilshire Boulevard, Ninth Floor, Los Angeles, California 90025

Attention: General Counsel

(310) 445-5700

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

THE COMPANY

We are a vertically integrated real estate investment trust (“REIT”) offering end-to-end real estate solutions for dynamic tenants in the synergistic, converging and secular growth industries of tech and media. We acquire, reposition, develop and operate sustainable high-quality office and state-of-the-art studio properties in high-barrier-to-entry tech and media epicenters. Our primary investment markets include Los Angeles, the San Francisco Bay Area, Seattle, New York and Vancouver, British Columbia. We invest across the risk-return spectrum, favoring opportunities that allow us to leverage leasing, capital investment and operating expertise along with deep strategic relationships to create incremental stakeholder value.

As of December 31, 2024, our portfolio included office properties, comprising approximately 14.6 million square feet, and studio properties, comprising approximately 45 stages and 1.7 million square feet of sound stages and production-supporting office and other facilities. Our portfolio also includes land properties, comprising approximately 3.2 million square feet of undeveloped density rights for future office, studio and residential space, as well as production services assets, comprising vehicles, lighting and grip, production supplies and other equipment and the lease rights to an additional 24 sound stages.

The Company is a Maryland corporation that was formed on November 9, 2009, and has elected to be taxed as a REIT for U.S. federal income tax purposes commencing with its taxable year ended December 31, 2010. The Company believes that it has operated in a manner that has allowed it to qualify as a REIT for U.S. federal income tax purposes commencing with such taxable year, and intends to continue operating in such a manner. The Company conducts substantially all of its business through the operating partnership, of which it serves as the sole general partner.

Our principal executive offices are located at 11601 Wilshire Boulevard, Ninth Floor, Los Angeles, California 90025, and our telephone number is (310) 445-5700. Our web site address is www.hudsonpacificproperties.com. The information on, or otherwise accessible through, our web site does not constitute a part of this prospectus.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. Before acquiring any of such securities, you should carefully consider the risk factors incorporated by reference into the most recent Annual Report on Form 10-K of Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P., and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that Hudson Pacific Properties, Inc. or Hudson Pacific Properties, L.P. files after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by any subsequent filings under the Exchange Act, as well as the risk factors and other information contained or incorporated by reference in the applicable prospectus supplement. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, business, financial condition, results of operations or cash flow of Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. could be seriously harmed. This could cause the trading price of the offered securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section entitled “Forward-Looking Statements” included in the most recent Annual Report on Form 10-K of Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that Hudson Pacific Properties, Inc. or Hudson Pacific Properties, L.P. files.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES AND RELATED GUARANTEES

The following description, together with the additional information we include in any applicable prospectus supplement, summarizes certain general terms and provisions of our operating partnership’s debt securities and related guarantees by the Company, if any, that we may offer under this prospectus. When our operating partnership offers to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus, including the terms of any related guarantees. We will also indicate in the prospectus supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

Debt securities may be our operating partnership’s senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be the direct, unsecured obligations of our operating partnership and may be issued in one or more series.

Unless otherwise specified in a prospectus supplement, the debt securities will be issued under an indenture among our operating partnership, as issuer, and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee. We have summarized select portions of the indenture below. The summary is not complete. We have filed the indenture as an exhibit to the registration statement of which this prospectus is a part and you should read the indenture and debt securities carefully for provisions that may be important to you. Capitalized terms used in the summary and not defined in this prospectus have the meanings specified in the indenture.

General

The terms of each series of debt securities will be established by the Company, as the sole general partner of our operating partnership, by or pursuant to a resolution of the board of directors of the Company and set forth or determined in the manner provided in such resolutions, in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series, including any pricing supplement or term sheet.

Unless otherwise specified in a prospectus supplement, the indenture will designate U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as the trustee for the indenture with respect to one or more series of our operating partnership’s debt securities and related guarantees by the Company, if any. U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, or any other specified trustee, may resign or be removed with respect to one or more series of our debt securities, and a successor trustee may be appointed to act with respect to that series.

Unless otherwise specified in a prospectus supplement, the debt securities will be the direct, unsecured obligations of our operating partnership and may be fully and unconditionally guaranteed by the Company. Our operating partnership can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement, including any pricing supplement or term sheet, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, to the extent applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions),

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities,

•	any limit on the aggregate principal amount of the debt securities,

•	the date or dates on which the principal on the debt securities is payable,

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date,

•

the place or places where principal of, and any premium and interest on, the debt securities will be payable, the method of such payment, where debt securities may be surrendered for registration of transfer or exchange and where notices and demands to us relating to the debt securities may be delivered,

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities,

•

any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which the debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation,

•

the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations,

•

the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof, whether the debt securities will be issued in the form of certificated debt securities or global debt securities,

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount,

•

the currency of denomination of the debt securities, which may be U.S. dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency,

•	the designation of the currency, currencies or currency units in which payment of principal of, and any premium and interest on, the debt securities will be made,

•

if payments of principal of, or any premium or interest on, the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined,

•

the manner in which the amounts of payment of principal of, and any premium and interest on, the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index,

•	any provisions relating to any security provided for the debt securities,

•

any addition to, deletion of or change in the Events of Default (as defined below) described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities,

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities,

•

any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities,

•	a discussion of any additional material U.S. federal income tax considerations applicable to an investment in the debt securities,

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities,

•	whether the debt securities are exchangeable for, or convertible into, any other securities,

•	whether the debt securities will be senior debt securities or subordinated debt securities and, if applicable, a description of the subordination terms thereof, and

•

whether the debt securities are entitled to the benefits of the guarantee of any guarantor, and whether any such guarantee is made on a senior or subordinated basis and, if applicable, a description of the subordination terms of any such guarantee.

Our operating partnership may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If our operating partnership denominates the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of, and any premium and interest on, any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary or DTC, or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as otherwise set forth in this prospectus or the applicable prospectus supplement, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, and any premium and interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

No Protection in the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Merger, Consolidation or Sale

Our operating partnership may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of its properties and assets to, any person (such person, a successor person), unless:

(1)

our operating partnership is the surviving entity or the successor person (if other than our operating partnership) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our operating partnership’s obligations on the debt securities or under the indenture;

(2)	immediately after giving effect to the transaction, no Default or Event of Default has occurred and is continuing; and

(3)

if our operating partnership is not the successor person, then each guarantor of the debt securities, unless it has become the successor person, confirms that its guarantee will continue to apply to the obligations under the debt securities and the indenture to the same extent as prior to such merger, conveyance, transfer or lease, as applicable.

Our operating partnership must deliver to the trustee prior to the consummation of the proposed transaction an officers’ certificate to the foregoing effect and an opinion of counsel stating that the proposed transaction and any supplemental indenture comply with the indenture.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraphs in which our operating partnership and/or the Company are not the continuing entity, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of ours, and our operating partnership and/or the Company shall be discharged from our obligations under the debt securities and the indenture.

Events of Default

The following events constitute Events of Default, unless otherwise provided by resolution of the board of directors, supplemental indenture or officer’s certificate:

(a)

default in the payment of any interest on any debt security when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of such payment is deposited by our operating partnership with the trustee or with a paying agent prior to 11:00 a.m., New York City time, on the 30th day of such period);

(b)	default in the payment of principal of any debt security at maturity;

(c)

default in the performance or breach of any covenant or warranty of our operating partnership under the indenture (other than defaults pursuant to paragraph (a) or (b) above or pursuant to a covenant or warranty that has been included in the indenture solely for the benefit of a series of securities other than that series), which default continues uncured for a period of 60 days after there has been given, by registered or certified mail, to our operating partnership by the trustee or to our operating partnership and the trustee by the holders of not less than a majority in principal amount of the outstanding debt securities of that series a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a notice of default;

(d)	our operating partnership, pursuant to or within the meaning of any bankruptcy law, (i) commences a voluntary case, (ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a custodian of it or for all or substantially all of its property, (iv) makes a general assignment for the benefit of its creditors, or (v) generally is unable to pay its debts as the same become due;

(e)

a court of competent jurisdiction enters an order or decree under any bankruptcy law that: (i) is for relief against our operating partnership in an involuntary case, (ii) appoints a custodian of our operating partnership or for all or substantially all of its property, or (iii) orders the liquidation of our operating partnership, and the order or decree remains unstayed and in effect for 60 days; or

(f)

any other Event of Default provided with respect to debt securities of that series, which is specified in a resolution of the board of directors, a supplemental indenture to the indenture or an officers’ certificate, in accordance with the applicable provisions of the indenture.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our or our subsidiaries’ indebtedness outstanding from time to time.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing (other than an Event of Default referred to in provisions (d) or (e) above), then in every such case the trustee or the holders of not less than a majority in principal amount of the outstanding debt securities of that series may declare the principal amount (or, if any debt securities of that series are discount securities, such portion of the principal amount as may be specified in the terms of such debt securities) of and accrued and unpaid interest, if any, on all of the debt securities of that series to be due and payable immediately, by a notice in writing to our operating partnership (and to the trustee if given by holders), and upon any such declaration such principal amount (or specified amount) and accrued and unpaid interest, if any, will become immediately due and payable. If an Event of Default specified in provisions (d) or (e) above will occur, the principal amount (or specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will ipso facto become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense that might be incurred by it in exercising such right or power. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security shall have any right to institute any proceeding, judicial or otherwise, with respect to the indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless:

(a)	such holder has previously given written notice to the trustee of a continuing Event of Default with respect to the debt securities of;

(b)

the holders of at least a majority in principal amount of the outstanding debt securities have made written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee;

(c)

such holder or holders have offered to the trustee indemnity or security reasonably satisfactory to the trustee against the costs, expenses and liabilities that might be incurred by the trustee in compliance with such request;

(d)	the trustee for 60 days after its receipt of such notice, request and offer of indemnity has failed to institute any such proceeding; and

(e)	no direction inconsistent with such written request has been given to the trustee during such 60-day period by the holders of a majority in principal amount of the outstanding debt securities.

Notwithstanding any other provision in the indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of and interest, if any, on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. If a Default or Event of Default occurs and is continuing with respect to the debt securities of any series and if it is known to a responsible officer of the trustee, the trustee shall mail to each holder of the debt securities of that series notice of a Default or Event of Default within 90 days after it occurs. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, money and/or Foreign Government Obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of and interest on, if any, and any mandatory sinking fund payments in respect of, the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service, or IRS, a ruling or, since the date of execution of the indenture, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Merger, Consolidation or Sale” and certain other covenants set forth in the indenture, as well as any additional covenants that may be set forth in the applicable prospectus supplement, and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•

depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, money and/or Foreign Government Obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of and interest, if any, and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities, and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to U.S. federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations or money and/or Foreign Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. In such a case, we would remain liable for those payments.

“Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. dollars, direct obligations of, or obligations guaranteed by, the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged and which are not callable or redeemable at the option of the issuer thereof.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the debt securities, as expressly provided for in the indenture) as to all outstanding debt securities when:

•	either:

•

all the debt securities theretofore authenticated and delivered (except lost, stolen or destroyed debt securities which have been replaced or paid) have been delivered to the trustee for cancellation; or

•

all debt securities not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable at their maturity within one year, have been called for redemption or are to be called for redemption within one year, or are deemed paid and discharged pursuant to the legal defeasance provisions of the indenture, and our operating partnership has irrevocably deposited or caused to be irrevocably deposited with the trustee as trust funds in trust cash or noncallable U.S. government obligations in an amount sufficient to pay and discharge the entire indebtedness on such debt securities not theretofore delivered to the trustee for cancellation, for principal and interest to the date of such deposit (in the case of debt securities which have become due and payable) or to the maturity date or redemption date, as the case may be;

•	our operating partnership has paid or caused to be paid all other sums payable under the indenture by our operating partnership; and

•

our operating partnership has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Modification, Waiver and Meetings

Our operating partnership and the trustee may modify and amend the indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency,

•	to comply with covenants in the indenture described above under the heading “Merger, Consolidation or Sale,”

•	to provide for uncertificated securities in addition to or in place of certificated securities,

•	to surrender any of our rights or powers under the indenture,

•	to add covenants or events of default for the benefit of the holders of debt securities of any series,

•	to comply with the applicable procedures of the applicable depositary,

•	to make any change that does not adversely affect the rights of any holder of debt securities,

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture,

•

to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the indenture to provide for or facilitate administration by more than one trustee,

•	to comply with requirements of the Securities and Exchange Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act,

•	to reflect the release of a guarantor of the debt securities in accordance with the terms of the indenture, or

•	to add guarantors with respect to any or all of the debt securities or to secure any or all of the debt securities or the guarantees.

•

Our operating partnership may also modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. Our operating partnership may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the principal amount of debt securities whose holders must consent to an amendment, supplement or waiver,

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security,

•

reduce the principal or change the fixed maturity of, any debt security, or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities,

•	reduce the principal amount of discount securities payable upon acceleration of maturity,

•

waive a Default or Event of Default in the payment of the principal of or interest, if any, on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration),

•	make the principal of or interest, if any, on any debt security payable in any currency other than that stated in the debt security,

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of and interest, if any, on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments,

•	waive a redemption payment with respect to any debt security, or

•

if the debt securities of that series are entitled to the benefit of a guarantee, release any guarantor of such series other than as provided in the indenture or modify the guarantee in any manner adverse to the holders.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all of the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or any premium or interest on, any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Regarding the Trustee

Unless otherwise specified in a prospectus supplement, U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, will initially act as the trustee, registrar and paying agent for the debt securities, subject to replacement at our operating partnership’s option as provided in the indenture.

If an Event of Default occurs and is continuing, the trustee will be required to use the same degree of care and skill a prudent person would exercise or use under the circumstances in the conduct of its own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of the required percentage under the indenture only after those holders have offered the trustee indemnity reasonably satisfactory to it.

If the trustee becomes one of our creditors, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with our operating partnership. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

No Personal Liability of Directors, Officers, Employees or Stockholders

No director, officer, employee, or stockholder will have any liability for any of our obligations or those of our operating partnership under the debt securities, the indenture, any guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. The waiver may not be effective to waive liabilities under the federal securities laws.

Governing Law

The indenture, the debt securities and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF COMMON STOCK

General

This prospectus describes the general terms of the Company’s common stock. For a more detailed description of these securities, you should read the applicable provisions of the Maryland General Corporation Law, or MGCL, and the Company’s charter and bylaws. When we offer to sell a particular class or series of stock, we will describe the specific terms of such class or series in a prospectus supplement. Accordingly, for a description of the terms of any class or series of stock, you must refer to both the prospectus supplement relating to that class or series and the description of stock in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

The Company’s charter provides that the Company may issue up to 481,600,000 shares of common stock, $0.01 par value per share, or common stock. The Company’s charter authorizes its board of directors, with the approval of a majority of the entire board and without any action by the Company’s stockholders, to amend the Company’s charter to increase or decrease the aggregate number of shares of stock or, subject to the rights of holders of the Company’s 4.750% series C cumulative redeemable preferred stock, $0.01 par value per share, or the series C preferred stock, and any other class or series of the Company’s stock, the number of shares of stock of any class or series that the Company has the authority to issue. As of February 14, 2025, 141,353,435 shares of the Company’s common stock were issued and outstanding and 17,000,000 shares of the Company’s series C preferred stock were issued and outstanding.

Under Maryland law, stockholders generally are not personally liable for the Company’s debts or obligations solely as a result of their status as stockholders.

Subject to the preferential rights of holders of series C preferred stock (as described below) and any other class or series of the Company’s stock that may be issued in the future, and to the provisions of the Company’s charter regarding the restrictions on ownership and transfer of the Company’s stock, holders of shares of the Company’s common stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by the Company’s board of directors out of funds legally available therefor and declared by the Company, and to share ratably in the Company’s assets legally available for distribution to the Company’s stockholders in the event of the Company’s liquidation, dissolution or winding up, after payment or establishment of reserves for all known debts and liabilities of the Company.

Subject to the provisions of the Company’s charter regarding the restrictions on ownership and transfer of the Company’s stock and except as may otherwise be specified in the terms of any other class or series of the Company’s stock, including the Company’s series C preferred stock, each outstanding share of the Company’s common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and the holders of shares of the Company’s common stock will possess the exclusive voting power. There is no cumulative voting in the election of the Company’s directors. In uncontested elections, directors are elected by the affirmative vote of a majority of all the votes cast “for” and “against” each director nominee. In contested elections, directors are elected by a plurality of the votes cast. See “Material Provisions of Maryland Law and of The Company’s Charter and Bylaws—The Company’s Board of Directors.”

Holders of shares of the Company’s common stock have no preference, conversion, exchange, sinking fund or redemption rights, and have no preemptive rights to subscribe for any securities of the Company. The Company’s stockholders generally have no appraisal rights unless the Company’s board of directors determines prospectively that appraisal rights will apply to one or more transactions in which holders of the Company’s common stock would otherwise be entitled to exercise appraisal rights. Subject to the provisions of the Company’s charter regarding the restrictions on ownership and transfer of the Company’s stock, holders of shares of the Company’s common stock will have equal dividend, liquidation and other rights.

Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, consolidate, convert into another type of entity, sell all or substantially all of its assets or engage in a statutory share exchange unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. The Company’s charter provides for the approval of these matters by a majority of the votes entitled to be cast on the matter, except for the limited rights of holders of series C preferred stock described below under the heading “Description of Preferred Stock—Series C Preferred Stock” to approve certain amendments to the Company’s charter, and except that the approval of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast is required to remove a director or to amend the removal provisions of the Company’s charter or the vote required to amend such provisions. Holders of outstanding shares of series C preferred stock and the holders of all outstanding shares of any other similarly-affected class or series of parity preferred stock upon which like voting rights have been conferred, voting together as a single class, have the exclusive right to vote on any amendment to the Company’s charter on which holders of the Company’s series C preferred stock are entitled to vote and that would alter only the contract rights, as expressly set forth in the Company’s charter, of the series C preferred stock and any such other class or series of parity preferred stock, and the holders of any other class or series of the Company’s stock, including the Company’s common stock, will not be entitled to vote on such an amendment. Maryland law also permits a corporation to transfer all or substantially all of its assets without the approval of its stockholders to an entity all of the equity interests of which are owned, directly or indirectly, by the corporation. Because the Company’s operating assets may be held by our operating partnership or its wholly owned subsidiaries, these subsidiaries may be able to merge or transfer all or substantially all of such assets without the approval of the Company’s stockholders.

The Company’s charter authorizes the Company’s board of directors to reclassify any unissued shares of the Company’s common stock into other classes or series of stock, to establish the designation and number of shares of each such class or series and to set, subject to the rights of holders of any class or series of the Company’s stock and the provisions of the Company’s charter regarding the restrictions on ownership and transfer of the Company’s stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series.

Power to Increase or Decrease Authorized Shares of Common Stock and Issue Additional Shares of Common Stock

We believe that the power of the Company’s board of directors to amend the Company’s charter to increase or decrease the aggregate number of authorized shares of common stock, to authorize the Company to issue additional authorized but unissued shares of the Company’s common stock and to classify or reclassify unissued shares of the Company’s common stock and thereafter to cause the Company to issue such classified or reclassified shares will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Subject to the rights of holders of series C preferred stock to approve the classification or issuance of shares, or increase in the number of authorized shares, of a class or series of the Company’s stock ranking senior to the series C preferred stock, the additional classes or series of common stock, as well as the additional authorized shares of common stock, will be available for issuance without further action by the Company’s stockholders unless such action is required by the terms of any class or series of the Company’s stock that may be issued in the future or the rules of any stock exchange or automated quotation system on which the Company’s securities may be listed or traded. Although the Company’s board of directors does not currently intend to do so, it could authorize the Company to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of the Company that might involve a premium price for the Company’s common stock or that the Company’s common stockholders otherwise believe to be in their best interests. See “Material Provisions of Maryland Law and of The Company’s Charter and Bylaws—Anti-takeover Effect of Certain Provisions of Maryland Law and the Company’s Charter and Bylaws.”

Restrictions on Ownership and Transfer

To assist us in complying with certain U.S. federal income tax requirements applicable to REITs, the Company’s charter contains certain restrictions relating to the ownership and transfer of the Company’s common stock. See “Restrictions on Ownership and Transfer.”

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s shares of common stock is Computershare Trust Company, N.A.

DESCRIPTION OF PREFERRED STOCK

General

This prospectus describes the general terms of the Company’s preferred stock. For a more detailed description of these securities, you should read the applicable provisions of the MGCL and the Company’s charter and bylaws. When the Company offers to sell a particular class or series of preferred stock, the Company will describe the specific terms of the series in a prospectus supplement. Accordingly, for a description of the terms of any class or series of preferred stock, you must refer to both the prospectus supplement relating to that class or series and the description of preferred stock in this prospectus. To the extent the information contained in the prospectus supplement differs from this summary description, you should rely on the information in the prospectus supplement.

The Company’s charter provides that the Company may issue up to 18,400,000 shares of preferred stock, $0.01 par value per share, or preferred stock, all of which are classified and designated as series C preferred stock. The Company’s charter authorizes the Company’s board of directors, with the approval of a majority of the entire board and without any action by the Company’s stockholders, to amend the Company’s charter to increase or decrease the aggregate number of shares of stock or, subject to the rights of holders of series C preferred stock to approve any increase in the number of shares of a class or series of stock ranking senior to the Company’s series C preferred stock, the number of shares of stock of any class or series that the Company has the authority to issue. As of February 14, 2025, there are 17,000,000 shares of 4.750% Series C Cumulative Redeemable Preferred Stock issued and outstanding.

The Company’s charter authorizes the Company’s board of directors to classify any unissued shares of preferred stock and to reclassify any previously classified but unissued shares of preferred stock into one or more classes or series of stock. Prior to issuance of shares of each new class or series, the Company’s board of directors is required by the MGCL and the Company’s charter to set, subject to the rights of holders of the Company’s series C preferred stock and any other class or series of the Company’s stock and the provisions of the Company’s charter regarding the restrictions on ownership and transfer of the Company’s stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption of each such class or series. As a result, the Company’s board of directors could authorize the issuance of shares of preferred stock that have priority over shares of the Company’s common stock with respect to dividends, distributions or rights upon liquidation or with other terms or conditions that could have the effect of delaying, deferring or preventing a transaction or a change of control of the Company that might involve a premium price for the Company’s common stock or that the Company’s common stockholders otherwise believe to be in their best interests.

The specific terms of a particular class or series of preferred stock will be described in the prospectus supplement relating to that class or series, including a prospectus supplement providing that preferred stock may be issuable upon the exercise of warrants the Company issues. The description of preferred stock set forth below and the description of the terms of a particular class or series of preferred stock set forth in the applicable prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.

Under Maryland law, stockholders generally are not personally liable for the Company’s debts or obligations solely as a result of their status as stockholders.

The preferences and other terms of each class or series of preferred stock will be fixed by the articles supplementary relating to such class or series. A prospectus supplement relating to each class or series will describe the terms of the class or series of preferred stock as follows:

•	the designation and par value of such class or series of preferred stock,

•	the number of shares of such class or series of preferred stock authorized and offered, the liquidation preference per share and the offering price of such class or series of preferred stock,

•	the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such class or series of preferred stock,

•	whether dividends on such class or series of preferred stock are cumulative or not and, if cumulative, the date from which dividends on such class or series of preferred stock shall accumulate,

•	the provision for a sinking fund, if any, for such class or series of preferred stock,

•	the provision for redemption, if applicable, of such class or series of preferred stock,

•	any listing of such class or series of preferred stock on any securities exchange,

•	the preemptive rights, if any, of such class or series of preferred stock,

•

the terms and conditions, if applicable, upon which shares of such class or series of preferred stock will be convertible into shares of the Company’s common stock or shares of any other class or series of the Company’s stock, including the conversion price (or manner of calculation thereof),

•	a discussion of any additional material U.S. federal income tax considerations applicable to an investment in such class or series of preferred stock,

•	any limitations on actual, beneficial and constructive ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT,

•	the relative ranking and preferences of such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company,

•

any limitations on issuance of any class or series of stock ranking senior to or on a parity with such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company,

•	any voting rights of such class or series of preferred stock, and

•	any other specific terms, preferences, rights, limitations or restrictions of such class or series of preferred stock.

Rank

Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank: (1) senior to all classes or series of the Company’s common stock, and to any other class or series of the Company’s stock expressly designated as ranking junior to the preferred stock; (2) on parity with any class or series of the Company’s stock expressly designated as ranking on parity with the preferred stock; and (3) junior to any other class or series of the Company’s stock expressly designated as ranking senior to the preferred stock.

Conversion Rights

The terms and conditions, if any, upon which any shares of any class or series of preferred stock are convertible into shares of the Company’s common stock or shares of any other class or series of the Company’s stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of the Company’s common stock or the number of shares of such other class or series of the Company’s stock into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of preferred stock, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of preferred stock.

Power to Increase or Decrease Authorized Preferred Stock and Issue Additional Shares of The Company’s Preferred Stock

We believe that the power of the Company’s board of directors to amend the Company’s charter to increase or decrease the aggregate number of authorized shares of preferred stock, to authorize the Company to issue additional authorized but unissued shares of the Company’s preferred stock in one or more classes or series and to classify or reclassify unissued shares of the Company’s preferred stock and thereafter to cause the Company to issue such classified or reclassified shares will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. Subject to the rights of holders of series C preferred stock to approve the classification or issuance of shares, or increase in the number of authorized shares, of a class or series of the Company’s stock ranking senior to the series C preferred stock, the additional classes or series of preferred stock, as well as the additional authorized shares of preferred stock, will be available for issuance without further action by the Company’s stockholders unless such action is required by the terms of any class or series of the Company’s stock that may be issued in the future or the rules of any stock exchange or automated quotation system on which the Company’s securities may be listed or traded. Although the Company’s board of directors does not currently intend to do so, it could authorize the Company to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a transaction or a change of control of the Company that might involve a premium price for the Company’s preferred stock or that the Company’s preferred stockholders otherwise believe to be in their best interests. See “Material Provisions of Maryland Law and of The Company’s Charter and Bylaws— Anti-takeover Effect of Certain Provisions of Maryland Law and the Company’s Charter and Bylaws.”

Restrictions on Ownership and Transfer

To assist us in complying with certain U.S. federal income tax requirements applicable to REITs, the Company’s charter contains certain restrictions relating to the ownership and transfer of the Company’s common stock and series C preferred stock.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s shares of preferred stock is Computershare Trust Company, N.A.

Series C Preferred Stock

General

Our board of directors and a duly authorized committee of our board of directors classified 18,400,000 shares of the company’s authorized but unissued common and preferred stock as, and approved articles supplementary setting forth the terms of, the series C preferred stock. Our board of directors may authorize the classification, issuance and sale of additional shares of series C preferred stock from time to time. Any capitalized terms defined within this “Series C Preferred Stock” section shall only be so defined for the purposes of this section.

Ranking

The series C preferred stock ranks, with respect to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of our affairs:

•	senior to all classes or series of our common stock, and to any future class or series of our capital stock expressly designated as ranking junior to the series C preferred stock;

•	on parity with any class or series of our capital stock expressly designated as ranking on parity with the series C preferred stock; and

•	junior to any other class or series of our capital stock expressly designated as ranking senior to the series C preferred stock, none of which exists on the date hereof.

The term “capital stock” does not include convertible or exchangeable debt securities, which, prior to conversion or exchange, rank senior in right of payment to the series C preferred stock. In addition, the series C preferred stock will be subordinate to the outstanding Series A Cumulative Redeemable Convertible Preferred Units of our operating partnership (the “series A preferred units”), which were issued in connection with our initial public offering and had an aggregate liquidation preference of approximately $9.8 million as of December 31, 2024, in the case of our liquidation, dissolution or winding up. The series C preferred stock also ranks junior in right of payment to our other existing and future debt obligations.

Dividends

Subject to the preferential rights of the holders of any class or series of our capital stock ranking senior to the series C preferred stock with respect to dividend rights, holders of series C preferred stock are entitled to receive cumulative cash dividends on the series C preferred stock from and including the date of original issue, payable quarterly in arrears on or about the last calendar day of March, June, September and December of each year, at the rate of 4.750% per annum of the $25.00 liquidation preference per share (equivalent to an annual amount of $1.1875 per share). Dividends on the series C preferred stock will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are authorized or declared.

Liquidation Preference

In the event of a liquidation, dissolution or winding up, holders of the series C preferred stock will have the right to receive $25.00 per share, plus accrued and unpaid dividends (whether or not earned or declared) up to but excluding the date of payment, before any payment is made to holders of the common stock and any other class or series of stock ranking junior to the series C preferred stock as to liquidation rights. The rights of holders of series C preferred stock to receive their liquidation preference will be subject to the proportionate rights of any other class or series of stock ranking on parity with the series C preferred stock as to liquidation.

Optional Redemption

The series C preferred stock may not be redeemed prior to November 16, 2026, except in limited circumstances to preserve the Company’s status as a REIT and pursuant to the special optional redemption right described below. On and after November 16, 2026, the series C preferred stock will be redeemable at the Company’s option, in whole or in part at any time or from time to time, for cash at a redemption price of $25.00 per share, plus accrued and unpaid dividends (whether or not authorized or declared) up to but excluding the redemption date. However, unless full cumulative dividends on the series C preferred stock for all past dividend periods have been, or contemporaneously are, paid or an amount in cash sufficient for the payment thereof is set apart, no shares of series C preferred stock may be redeemed unless all outstanding shares of series C preferred stock are simultaneously redeemed. The Company may also redeem shares of series C preferred stock from time to time for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon (whether or not authorized or declared) up to but excluding the date fixed for redemption (other than any dividend with a record date before the applicable redemption date and a payment date after the applicable redemption date, which will be paid on the payment date notwithstanding prior redemption of such shares), without interest, if the Company’s board of directors has determined that such redemption is necessary to preserve the Company’s status as a REIT. Any partial redemption will be pro rata or by lot as determined by the Company.

Special Optional Redemption

Upon the occurrence of a Change of Control (as defined below), the Company may, at its option, redeem the series C preferred stock, in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $25.00 per share, plus any accrued and unpaid dividends to, but not including, the date of redemption. If, prior to the Change of Control Conversion Date (as defined below), the Company has exercised any of its redemption rights with respect to the series C preferred stock (whether pursuant to its optional redemption right or its special optional redemption right), the holders of series C preferred stock will not have the conversion right described below under “Description of Preferred Stock—Series C Preferred Stock—Conversion Rights.”

A “Change of Control” is when each of the following have occurred and are continuing:

•

the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of stock of the Company entitling that person to exercise more than 50% of the total voting power of all stock of the Company entitled to vote generally in the election of the Company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

as a result of any transaction referred to in the bullet point above, neither the Company nor the acquiring or surviving entity (or if, in connection with such transaction shares of the Company’s common stock are converted into or exchanged for (in whole or in part) common equity securities of another entity, such other entity) has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE AMER or the NASDAQ or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE AMER or the NASDAQ.

Conversion Rights

•

Upon the occurrence of a Change of Control, each holder of series C preferred stock will have the right, unless, on or prior to the Change of Control Conversion Date, the Company provided or provides notice of its election to redeem such shares of series C preferred stock, to convert some or all of the series C preferred stock held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of shares of the Company’s common stock per share of series C preferred stock (the “Common Stock Conversion Consideration”), which is equal to the lesser of: the quotient obtained by dividing (i) the sum of the $25.00 liquidation preference plus the amount of any accrued and unpaid dividends to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a record date for a series C preferred stock dividend payment and prior to the corresponding series C preferred stock dividend payment date, in which case no additional amount for such accrued and unpaid dividend will be included in this sum) by (ii) the Common Stock Price (such quotient, the “Conversion Rate”); and

•	1.9121 (i.e., the Share Cap).

subject, in each case, to provisions for the receipt of alternative consideration as described in the articles supplementary relating to the Series C preferred stock.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of our common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to the Company’s common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of the Company’s common stock that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of shares of the Company’s common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of the Company’s common stock outstanding immediately prior to such Share Split.

The “Change of Control Conversion Date” is the date the series C preferred stock is to be converted, which will be a business day fixed by us that is no fewer than 20 days nor more than 35 days after the date on which the Company provides the notice described above to the holders of series C preferred stock.

The “Common Stock Price” will be (i) if the consideration to be received in the Change of Control by the holders of the Company’s common stock is solely cash, the amount of cash consideration per share of the Company’s common stock or (ii) if the consideration to be received in the Change of Control by holders of the Company’s common stock is other than solely cash (x) the average of the closing sale prices per share of the Company’s common stock (or, if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices) for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control as reported on the principal U.S. securities exchange on which the Company’s common stock is then traded, or (y) the average of the last quoted bid prices for the Company’s common stock in the over-the-counter market as reported by OTC Markets Group, Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the effective date of the Change of Control, if the Company’s common stock is not then listed for trading on a U.S. securities exchange.

If, prior to the Change of Control Conversion Date, the Company provided or provides a redemption notice, whether pursuant to its special optional redemption right in connection with a Change of Control or its optional redemption right, holders of series C preferred stock will not have any right to convert the series C preferred stock into shares of the common stock in connection with the Change of Control and any shares of series C preferred stock selected for redemption that have been tendered for conversion will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date.

Except as provided above in connection with a Change of Control, the series C preferred stock is not convertible into or exchangeable for any other securities or property.

No Maturity, Sinking Fund or Mandatory Redemption

The series C preferred stock has no maturity date and the Company not required to redeem the series C preferred stock at any time. Accordingly, the series C preferred stock will remain outstanding indefinitely, unless the Company decides, at its option, to exercise its redemption right or, under circumstances where the holders of the series C preferred stock have a conversion right, such holders convert the series C preferred stock into the Company’s common stock. The series C preferred stock is not subject to any sinking fund.

Limited Voting Rights

Holders of series C preferred stock generally have no voting rights. However, if the Company is in arrears on dividends on the series C preferred stock for six or more quarterly periods, whether or not consecutive, holders of the series C preferred stock and the holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable, voting together as a single class, will be entitled to vote at a special meeting called upon the written request of at least 10% of the holders of outstanding shares of series C preferred stock and holders of all other classes or series of parity preferred stock upon which like voting rights have been conferred and are exercisable or at the next annual meeting of stockholders and each subsequent annual meeting of stockholders for the election of two additional directors to serve on the Company’s board of directors until all unpaid dividends with respect to the series C preferred stock and any other class or series of parity preferred stock have been paid or declared and a sum sufficient for the payment thereof set aside for payment. In addition, the Company may not make certain material and adverse changes to the terms of the series C preferred stock without the affirmative vote of the holders of at least two-thirds of the outstanding shares of series C preferred stock and all other shares of any class or series ranking on parity with the series C preferred stock that are entitled to similar voting rights (voting together as a single class).

Transfer Agent and Registrar

The transfer agent and registrar for the series C preferred stock is Computershare Trust Company, N.A.

Listing

Outstanding shares of series C preferred stock are listed on the New York Stock Exchange under the symbol “HPP-PC.”

DESCRIPTION OF DEPOSITARY SHARES

We may, at our option, elect to offer depositary shares rather than full shares of preferred stock. Each depositary share will represent ownership of and entitlement to all rights and preferences of a fraction of a share of preferred stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in a prospectus supplement. The shares of preferred stock represented by the depositary shares will be deposited with a depositary named in the applicable prospectus supplement, under a deposit agreement among us, the depositary and the holders of the certificates evidencing depositary shares, or depositary receipts. Depositary receipts will be delivered to those persons purchasing depositary shares in the offering. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

The summary of the terms of the depositary shares contained in this prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the deposit agreement and our charter and the articles supplementary that are, or will be, filed with the Securities and Exchange Commission for the applicable series of preferred stock.

Dividends

The depositary will distribute all cash dividends or other cash distributions received in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion to the number of depositary shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by us for the applicable series of preferred stock. The depositary, however, will distribute only such amount as can be distributed without attributing to any depositary share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of depositary shares owned by such holders on the relevant record date, unless the depositary determines (after consultation with us) that it is not feasible to make such distribution, in which case the depositary may (with our approval) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

Liquidation Preference

In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of each depositary share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of preferred stock as set forth in the applicable prospectus supplement.

Redemption

If the series of preferred stock represented by the applicable series of depositary shares is redeemable, such depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the preferred stock held by the depositary. Whenever we redeem any preferred stock held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock so redeemed. The depositary will mail the notice of redemption promptly upon receipt of such notice from us and not less than 30 nor more than 60 days prior to the date fixed for redemption of the preferred stock and the depositary shares to the record holders of the depositary receipts.

Voting

Promptly upon receipt of notice of any meeting at which the holders of the series of preferred stock represented by the applicable series of depositary shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary receipts as of the record date for such meeting. Each such record holder of depositary receipts will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by such record holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote such preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting any of the preferred stock to the extent that it does not receive specific instructions from the holders of depositary receipts.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the depositary and payment of any unpaid amount due the depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by such depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. Holders of preferred stock thus withdrawn will not thereafter be entitled to deposit such shares under the deposit agreement or to receive depositary receipts evidencing depositary shares therefor.

Amendment and Termination of Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time and from time to time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of the holders (other than any change in fees) of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding. No such amendment may impair the right, subject to the terms of the deposit agreement, of any owner of any depositary shares to surrender the depositary receipt evidencing such depositary shares with instructions to the depositary to deliver to the holder of the preferred stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

The deposit agreement will be permitted to be terminated by us upon not less than 30 days prior written notice to the applicable depositary if a majority of each series of preferred stock affected by such termination consents to such termination, whereupon such depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by such depositary with respect to such depositary receipts. In addition, the deposit agreement will automatically terminate if (a) all outstanding depositary shares thereunder shall have been redeemed, (b) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding-up of the Company and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock or (c) each share of the related preferred stock shall have been converted into stock of the Company not so represented by depositary shares.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and initial issuance of the depositary shares, and redemption of the preferred stock and all withdrawals of preferred stock by owners of depositary shares. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the deposit agreement to be for their accounts. In certain circumstances, the depositary may refuse to transfer depositary shares, may withhold dividends and distributions and sell the depositary shares evidenced by such depositary receipt if such charges are not paid. The applicable prospectus supplement will include information with respect to fees and charges, if any, in connection with the deposit or substitution of the underlying securities, the receipt and distribution of dividends, the sale or exercise of rights, the withdrawal of the underlying security, and the transferring, splitting or grouping of receipts. The applicable prospectus supplement will also include information with respect to the right to collect the fees and charges, if any, against dividends received and deposited securities.

Miscellaneous

The depositary will forward to the holders of depositary receipts all notices, reports and proxy soliciting material from us which are delivered to the depositary and which we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any notices, reports and proxy soliciting material received from us which are received by the depositary as the holder of preferred stock. The applicable prospectus supplement will include information about the rights, if any, of holders of receipts to inspect the transfer books of the depositary and the list of holders of receipts.

Neither the depositary nor the Company assumes any obligation or will be subject to any liability under the deposit agreement to holders of depositary receipts other than for its negligence or willful misconduct. Neither the depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of the Company and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. The Company and the depositary may rely on written advice of counsel or accountants, on information provided by holders of the depositary receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from us.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $150,000,000.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock or a class or series of our preferred stock or of debt securities. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. The following summary of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•

the number of shares of common stock or preferred stock purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

•

the designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase preferred stock;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the date, if any, on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	a discussion of any material U.S. federal income tax considerations applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Holders of equity warrants will not be entitled:

•	to vote, consent or receive dividends or other distributions;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any rights as stockholders of the Company.

Each warrant will entitle its holder to purchase the principal amount of debt securities or the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase common stock or preferred stock are exercised, the holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the common stock or preferred stock, if any.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of debt or equity securities issued by us. Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. Any purchase contracts we issue will be physically settled by delivery of such securities. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

DESCRIPTION OF RIGHTS

We may issue, as a dividend at no cost, to holders of record of our securities or any class or series thereof on the applicable record date, rights to purchase shares of our common stock or preferred stock, to purchase warrants exercisable for shares of our common stock or preferred stock, or to purchase units consisting of two or more of the foregoing. In this prospectus, we refer to such rights as “rights.” If rights are so issued to existing holders of securities, each stockholder right will entitle the registered holder thereof to purchase the securities issuable upon exercise of the rights pursuant to the terms set forth in the applicable prospectus supplement.

If rights are issued, the applicable prospectus supplement will describe the terms of such rights including the following where applicable:

•	record date;

•	subscription price;

•	subscription agent;

•

aggregate number of shares of preferred stock, shares of common stock, warrants, or units purchasable upon exercise of such rights and in the case of rights for preferred stock or warrants exercisable for preferred stock, the designation, aggregate number, and terms of the class or series of preferred stock purchasable upon exercise of such rights or warrants;

•	the date on which the right to exercise such rights shall commence and the expiration date on which such right shall expire;

•	a discussion of any material U.S. federal income tax considerations applicable to such rights; and

•	other material terms of such rights.

In addition to the terms of the rights and the securities issuable upon exercise thereof, the prospectus supplement may describe, for a holder of such rights who validly exercises all rights issued to such holder, how to subscribe for unsubscribed securities, issuable pursuant to unexercised rights issued to other holders, to the extent such rights have not been exercised.

Holders of rights will not be entitled by virtue of being such holders to vote, to consent, to receive dividends, to receive notice with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as stockholders of the Company, except to the extent described in the related prospectus supplement.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

The following description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions and we will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the Securities and Exchange Commission, the form of each unit agreement relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

•	the title of the series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	a discussion of any material U.S. federal income tax considerations applicable to the units; and

•	any other terms of the units and their constituent securities.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

The following summary with respect to restrictions on ownership and transfer of the Company’s stock sets forth certain general terms and provisions of the Company’s charter documents to which any prospectus supplement may relate. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Company’s charter documents, as amended and supplemented from time to time, including any articles supplementary relating to any class or series of preferred stock offered and sold pursuant to this prospectus. Copies of the Company’s existing charter documents are filed with the Securities and Exchange Commission and are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. Any amendment or supplement to the Company’s charter documents relating to an issuance of securities pursuant to this prospectus shall be filed with the Securities and Exchange Commission and shall be incorporated by reference as an exhibit to the applicable prospectus supplement. See “Where You Can Find More Information; Incorporation by reference.”

In order for the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the Code, the Company’s stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of the Company’s stock (after taking into account certain options to acquire shares of stock) may be owned, directly, indirectly or through attribution, by five or fewer individuals (for this purpose, the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

The Company’s charter contains restrictions on the ownership and transfer of the Company’s common stock and capital stock that are intended to assist the Company in complying with these requirements and continuing to qualify as a REIT. The relevant sections of the Company’s charter provide that, subject to the exceptions described below, no person or entity may actually or beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of the Company’s common stock or series C preferred stock, excluding any shares of common stock that are not treated as outstanding for U.S. federal income tax purposes, or more than 9.8% (in value) of the aggregate of the outstanding shares of all classes and series of the Company’s capital stock. We refer to each of these restrictions as an “ownership limit” and collectively as the “ownership limits.” A person or entity that would have acquired actual, beneficial or constructive ownership of the Company’s stock but for the application of the ownership limits or any of the other restrictions on ownership and transfer of the Company’s stock discussed below is referred to as a “prohibited owner.”

The constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be owned constructively by one individual or entity. As a result, the acquisition of less than 9.8% of the Company’s common stock (or the acquisition of an interest in an entity that owns, actually or constructively, the Company’s common stock) by an individual or entity could, nevertheless, cause that individual or entity, or another individual or entity, to own constructively in excess of 9.8% in value or in number of shares (whichever is more restrictive) of the Company’s outstanding common stock, and thereby violate the applicable ownership limit.

The Company’s board of directors may, in its sole and absolute discretion, prospectively or retroactively, waive one or more of the ownership limits with respect to a particular person if, among other limitations, it:

•

determines that such waiver will not cause any individual (for this purpose, the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust) to own, actually or beneficially, more than 9.8% in value of the aggregate of the outstanding shares of all classes or series of the Company’s capital stock; and

•

determines that, subject to certain exceptions, such person does not and will not own, actually or constructively, an interest in a tenant of ours (or a tenant of any entity owned in whole or in part by us) that would cause the Company to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant.

As a condition of such waiver, the Company’s board of directors may require an opinion of counsel or IRS ruling satisfactory to the Company’s board of directors in its sole and absolute discretion in order to determine or ensure the Company’s status as a REIT or such representations and/or undertakings as are reasonably necessary to make the determinations above. The Company’s board of directors may impose such conditions or restrictions as it deems appropriate in connection with such an exception.

In connection with a waiver of an ownership limit or at any other time, the Company’s board of directors may increase or decrease one or more of the ownership limits, except that a decreased ownership limit will not be effective for any person whose actual, beneficial or constructive ownership of the Company’s stock exceeds the decreased ownership limit at the time of the decrease until the person’s actual, beneficial or constructive ownership of the Company’s stock equals or falls below the decreased ownership limit, although any further acquisition of the Company’s stock will violate the decreased ownership limit. The Company’s board of directors may not increase or decrease any ownership limit if the new ownership limit would allow five or fewer persons to actually or beneficially own more than 49% in value of the Company’s outstanding stock or could cause the Company to be “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause the Company to fail to qualify as a REIT.

The Company’s charter further prohibits:

•

any person from actually, beneficially or constructively owning shares of the Company’s capital stock that could result in the Company being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause the Company to fail to qualify as a REIT; and

•

any person from transferring shares of the Company’s capital stock if such transfer would result in shares of the Company’s capital stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution).

Any person who acquires or attempts or intends to acquire actual, beneficial or constructive ownership of shares of the Company’s stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of the Company’s stock described above must give written notice immediately to the Company or, in the case of a proposed or attempted transaction, provide the Company at least 15 days prior notice, and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company’s status as a REIT.

The ownership limits and other restrictions on ownership and transfer of the Company’s stock described above will not apply if the Company’s board of directors determines that it is no longer in the Company’s best interest to attempt to qualify, or to continue to qualify, as a REIT or that compliance with one or more of the restrictions or limitations on ownership and transfer of the Company’s stock is no longer required in order for the Company to qualify as a REIT.

Pursuant to the Company’s charter, if any purported transfer of the Company’s stock or any other event would otherwise result in any person violating the ownership limits or such other limit established by the Company’s board of directors, or could result in the Company being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by the Company. The prohibited owner will have no rights in shares of the Company’s stock held by the trustee. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in the transfer to the trust. Any dividend or other distribution paid to the prohibited owner, prior to the Company’s discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable ownership limit or the Company being “closely held” (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify as a REIT, then the transfer of the number of shares that otherwise would cause any person to violate the above restrictions will be void. If any transfer of the Company’s stock would result in shares of the Company’s stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution), then any such purported transfer will be void and of no force or effect and the intended transferee will acquire no rights in the shares.

Shares of the Company’s stock transferred to the trustee are deemed offered for sale to the Company, or the Company’s designee, at a price per share equal to the lesser of (1) the price per share paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last sale price reported on the NYSE on the day of the transfer or other event that resulted in the transfer of such shares to the trust) and (2) the last sale price reported on the NYSE on the date the Company, or the Company’s designee, accepts such offer. The Company must reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. The Company will pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. The Company has the right to accept such offer until the trustee has sold the shares of the stock of the Company held in the trust. Upon a sale to the Company, the interest of the charitable beneficiary in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee with respect to such stock must be paid to the charitable beneficiary.

If the Company does not buy the shares, the trustee must, within 20 days of receiving notice from the Company of the transfer of shares to the trust, sell the shares to a person or persons, designated by the trustee, who could own the shares without violating the ownership limits or other restrictions on ownership and transfer of the Company’s stock. Upon such sale, the trustee must distribute to the prohibited owner an amount equal to the lesser of (1) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value in connection with the transfer or other event that resulted in the transfer to the trust (e.g., a gift, devise or other such transaction), the last sale price reported on the NYSE on the day of the event that resulted in the transfer of such shares to the trust) and (2) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee must reduce the amount payable to the prohibited owner by the amount of dividends and other distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sales proceeds in excess of the amount payable to the prohibited owner will be immediately paid to the charitable beneficiary, together with any dividends or other distributions thereon. In addition, if, prior to discovery by the Company that shares of its stock have been transferred to the trustee, such shares of stock are sold by a prohibited owner, then such shares shall be deemed to have been sold on behalf of the trust and, to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive, such excess amount must be paid to the trustee upon demand.

The trustee will be designated by the Company and will be unaffiliated with the Company and with any prohibited owner. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the charitable beneficiary, all dividends and other distributions paid by the Company with respect to such shares, and may exercise all voting rights with respect to such shares for the exclusive benefit of the charitable beneficiary.

Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion:

•	to rescind as void any vote cast by a prohibited owner prior to the Company’s discovery that the shares have been transferred to the trust; and

•	to recast the vote in accordance with the desires of the trustee acting for the benefit of the beneficiary of the trust.

However, if the Company has already taken irreversible corporate action, then the trustee may not rescind and recast the vote.

If the Company’s board of directors or a committee thereof determines in good faith that a proposed transfer or other event has taken place that violates the restrictions on ownership and transfer of the Company’s stock set forth in the Company’s charter, the Company’s board of directors or such committee may take such action as it deems advisable in its sole discretion to refuse to give effect to or to prevent such transfer, including, but not limited to, causing the Company to redeem shares of stock, refusing to give effect to the transfer on the Company’s books or instituting proceedings to enjoin the transfer.

Every owner of 5% or more (or such lower percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding shares of the Company’s stock, within 30 days after the end of each taxable year, must give written notice to the Company stating the name and address of such owner, the number of shares of each class and series of the Company’s stock that the owner beneficially owns and a description of the manner in which the shares are held. Each such owner also must provide the Company with any additional information that the Company may request in order to determine the effect, if any, of the person’s actual or beneficial ownership on the Company’s status as a REIT and to ensure compliance with the ownership limits. In addition, any person that is an actual, beneficial or constructive owner of shares of the Company’s stock and any person (including the stockholder of record) who is holding shares of the Company’s stock for an actual, beneficial or constructive owner must, on request, disclose to the Company such information as the Company may request in good faith in order to determine the Company’s status as a REIT and comply with requirements of any taxing authority or governmental authority or determine such compliance.

Any certificates representing shares of the Company’s stock will bear a legend referring to the restrictions on ownership and transfer of the Company’s stock described above.

These restrictions on ownership and transfer could delay, defer or prevent a transaction or a change of control of the Company that might involve a premium price for the Company’s stock that the Company’s stockholders otherwise believe to be in their best interest.

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF HUDSON PACIFIC PROPERTIES, L.P.

We have summarized the material terms and provisions of the Fifth Amended and Restated Agreement of Limited Partnership of Hudson Pacific Properties, L.P., which we refer to as the “partnership agreement.” This summary is not complete. For more detail, you should refer to the partnership agreement itself, a copy of which is filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus is part. For purposes of this section, references to “we,” “our,” “us,” “our company” and the “general partner” refer to Hudson Pacific Properties, Inc. in its capacity as the general partner of our operating partnership.

General

All of the Company’s assets are held by, and substantially all of the Company’s operations are conducted through, our operating partnership, either directly or through subsidiaries. The Company is the general partner of our operating partnership, and, as of December 31, 2024, the Company owns approximately 95.2% of the ownership interest in our operating partnership (including unvested restricted units).

Certain persons who contributed interests in properties and/or other assets pursuant to the formation transactions related to the Company’s initial public offering received common units of partnership interest in our operating partnership or 6.25% Series A Cumulative Redeemable Convertible Partnership Units of partnership interest in our operating partnership, which we refer to as common units and series A preferred units, respectively. Holders of common units are generally entitled to share in cash distributions from, and in the profits and losses of, our operating partnership in proportion to their respective percentage interests of common units if and to the extent authorized by us and subject to the preferential rights of holders of outstanding preferred units, including series A preferred units and 4.750% Series C Cumulative Redeemable Preferred Units of partnership interest in our operating partnership, which we refer to as series C preferred units. Series A preferred units rank senior to any other partnership interest and holders of series A units are entitled to receive preferential cash distributions, a liquidation preference in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our operating partnership (but only to the extent consistent with a liquidation in accordance with positive capital account balances), as well as certain conversion and redemption rights as described below in “—Material Terms of Our Operating Partnership’s Series A Preferred Units.” Series C preferred units rank junior to the series A preferred units and senior to the common units and, subject to the rights of holders of series A preferred units, holders of series C preferred units are entitled to receive preferential cash distributions and a liquidation preference in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our operating partnership that are substantially similar to those of the series C preferred stock (but, in the case of distributions upon the liquidation, dissolution or winding up of the affairs of our operating partnership, only to the extent consistent with a liquidation in accordance with positive capital account balances). Series C preferred units are also subject to redemption by our operating partnership in connection with our reacquisition of shares of series C preferred stock. See “Description of Preferred Stock—Series C Preferred Stock.” Our operating partnership is also authorized to issue classes of partnership units designated as LTIP units and performance units, respectively, each having the terms described below. The units of partnership interest in our operating partnership of any class or series are not listed on any exchange or quoted on any national market system.

Provisions in the partnership agreement could discourage third parties from making proposals involving an unsolicited acquisition of the Company or change of control of the Company, although some stockholders might consider such proposals, if made, desirable. These provisions also make it more difficult for third parties to alter the management structure of our operating partnership without the concurrence of the Company’s board of directors. These provisions include, among others:

•	redemption rights of qualifying parties;

•	transfer restrictions on units, including the Company’s common units;

•

the Company’s ability, as general partner, in some cases, to amend the partnership agreement and to cause the partnership to issue preferred units with terms that the Company, in the Company’s capacity as the general partner of our operating partnership, may determine, without the consent of the limited partners;

•	the right of the limited partners to consent to transfers of the Company’s general partnership interest and mergers under specified circumstances; and

•

restrictions on debt levels and equity requirements pursuant to the terms of the operating partnership’s series A preferred units, as well as required distributions to holders of series A preferred units of our operating partnership, following certain changes of control of the Company.

Purposes, Business and Management

The purpose of our operating partnership includes the conduct of any business, enterprise or activity permitted by or under the Maryland Revised Uniform Limited Partnership Act. Our operating partnership may enter into partnerships, joint ventures or similar arrangements and may own interests in any other entity. However, our operating partnership may not, without the Company’s consent, take, or refrain from taking, any action that, in the Company’s judgment, in the Company’s sole and absolute discretion:

•	could adversely affect the Company’s ability to continue to qualify as a REIT;

•	could subject the Company to any taxes under Code Section 857 or Code Section 4981 or any other related or successor provision under the Code; or

•	could violate any law or regulation of any governmental body or agency having jurisdiction over us, the Company’s securities or our operating partnership.

In general, the Company’s board of directors manages the business and affairs of our operating partnership by directing the Company’s business and affairs, in the Company’s capacity as the general partner of our operating partnership.

Except as otherwise expressly provided in the partnership agreement, all management powers over the business and affairs of our operating partnership are exclusively vested in the Company, in the Company’s capacity as the general partner of our operating partnership. The general partner may not be removed by the partners, with or without cause, except with the general partner’s consent. Except in connection with certain transactions involving the general partner discussed in “—Restrictions on Mergers, Sales, Transfers and Other Significant Transactions of the General Partner” and “—Material Terms of Our Operating Partnership’s Series A Preferred Units—Voting and Consent Rights,” the general partner may authorize our operating partnership to dispose of any, all or substantially all of the assets (including the goodwill) of our operating partnership or merge, consolidate, reorganize or otherwise combine with or into another entity. With limited exceptions, the general partner is authorized to execute, deliver and perform agreements and transactions on behalf of our operating partnership without any further act, approval or vote of the limited partners.

Restrictions on General Partner’s Authority

The general partner may not take any action in contravention of the partnership agreement. The general partner may not, without the prior consent of a majority in interest of the partners (including the Company), undertake any actions on behalf of our operating partnership, or enter into any transaction, that would have the effect of amending, modifying or terminating the partnership agreement, except as provided in the partnership agreement. The general partner may not, without the prior consent of a majority in interest of the limited partners holding common units (excluding the Company and any limited partner a majority of whose equity is owned, directly or indirectly, by the Company), transfer all or any portion of its interest in our operating partnership, withdraw as the general partner of our operating partnership or admit into our operating partnership any successor general partners, subject to the exceptions discussed in “—Transfers and Withdrawals—Restrictions on Transfers by General Partner.”

In addition, the general partner may not amend the partnership agreement or take any action on behalf of our operating partnership, without the prior consent of each partner adversely affected by such amendment or action, if such amendment or action would:

•	convert a limited partner interest into a general partner interest;

•	modify the limited liability of a limited partner;

•

alter the rights of any limited partner to receive the distributions to which such partner is entitled, or alter the allocations specified in the partnership agreement, except in connection with the creation and issuance of any class or series of units, to the extent permitted by the partnership agreement;

•	alter or modify the redemption rights or conversion rights of limited partners and certain qualifying assignees or the related definitions;

•	alter the restrictions on the general partner’s ability to transfer all or any portion of its interest in our operating partnership or voluntarily withdraw as the general partner;

•

enter into any contract, mortgage, loan or other agreement that expressly prohibits or restricts, or has the effect of prohibiting or restricting, the general partner or our operating partnership from performing its obligations in connection with the redemption of units or any limited partner from exercising its redemption or conversion rights under the partnership agreement;

•

remove, alter or amend certain provisions of the partnership agreement related to the requirements for the Company to qualify as a REIT or permitting the Company to avoid paying tax under Code Sections 857 or 4981;

•	reduce any limited partners’ rights to indemnification;

•	create any liability of the limited partners not already provided in the partnership agreement; or

•	amend the provisions of the partnership agreement requiring the consent of each affected partner before taking any of the actions described above.

Additional Limited Partners

Subject to the rights of limited partners holding series A preferred units, the general partner may cause our operating partnership to issue additional units from time to time, on terms and conditions and for such capital contributions as may be established by the general partner in its sole and absolute discretion. The net capital contribution need not be equal for all limited partners. No person may be admitted as an additional limited partner without the general partner’s consent, which consent may be given or withheld in its sole and absolute discretion.

Subject to the rights of the limited partners holding series A preferred units, any additional units may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption (including, without limitation, terms that may be senior or otherwise entitled to preference over existing units) as the general partner shall determine, in its sole and absolute discretion without the approval of any limited partner or any other person.

Ability to Engage in Other Businesses; Conflicts of Interest

The Company may not conduct any business other than in connection with the ownership, acquisition and disposition of partnership interests, the management of the business of our operating partnership, the Company’s operation as a reporting company with a class or classes of securities registered under the Exchange Act, the Company’s operations as a REIT, the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests related to the partnership or its assets or activities or the Company’s activities in its capacity as general partner, financing or refinancing of any type related to our operating partnership or its assets or activities, and such activities as are incidental to those activities discussed above. The Company may, however, in its sole and absolute discretion, from time to time hold or acquire assets in the Company’s own name or otherwise other than through our operating partnership so long as the Company takes commercially reasonable measures to ensure that the economic benefits and burdens of such property are otherwise vested in our operating partnership.

Distributions

The Company is required to cause our operating partnership to distribute quarterly, or on a more or less frequent basis as the Company may determine, all, or such portion as the Company may in the Company’s sole and absolute discretion determine, of the available cash (as such term is defined in the partnership agreement) generated by our operating partnership during such quarter to the Company and the limited partners:

•

first, with respect to the series A preferred units, series C preferred units and any other units that are entitled to any preference in distribution, in accordance with the rights of such class or classes of units, and, within such class or classes, among the holders of such units, pro rata in proportion to their respective percentage interests; and

•

second, with respect to any units that are not entitled to any preference in distribution, including common units and, except as may be provided in any incentive award plan or any applicable award agreement, the LTIP units and performance units, in accordance with the rights of holders of such units, as applicable, and, within such class, among the holders of such units, pro rata in proportion to their respective percentage interests.

The Company’s Liability

The Company, as general partner of our operating partnership, is ultimately liable for all general recourse obligations of our operating partnership to the extent not paid by our operating partnership. The Company is not liable for the nonrecourse obligations of our operating partnership.

Exculpation and Indemnification

The partnership agreement generally provides that the Company, as general partner, and any of the Company’s respective directors or officers will incur no liability to our operating partnership, or any limited partner or assignee, for losses sustained or liabilities incurred or benefits not derived as a result of errors in judgment, mistakes of fact or law or any acts or omissions if the Company or such officer or director acted in good faith. The partnership agreement also provides that the Company will not be liable to our operating partnership or any partner for monetary damages for losses sustained, liabilities incurred or benefits not derived by our operating partnership or any limited partner, except for liability for the Company’s intentional harm or gross negligence. In addition, the Company, as general partner, is not responsible to the partnership for any misconduct or negligence on the part of the Company’s employees or agents, provided the Company appointed such employees or agents in good faith. The Company, as general partner, may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors, and any action the Company takes or omits to take in reliance upon the opinion of such persons, as to matters which the Company, as general partner, reasonably believes to be within their professional or expert competence, will be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

The partnership agreement also provides for the indemnification of us, as general partner, and the Company’s directors, officers and employees, officers and employees of our operating partnership and such other persons as the Company, as general partner, may from time to time designate from and against any and all losses, claims, damages, liabilities, joint or several, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings that relate to the operations of our operating partnership, provided that such person will not be indemnified for (i) any act or omission of such person that was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) in the case of any criminal proceeding, any act or omission that such person had reason to believe was unlawful, or (iii) any transaction for which such person actually received an improper personal benefit in money, property or services or otherwise, in violation or breach of any provision of the partnership agreement. Our operating partnership must also pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. Our operating partnership will not indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification (other than an action to enforce such person’s right to indemnification under the partnership agreement) without the Company’s approval or if the person is found to be liable to our operating partnership on any portion of any claim in the action.

The partnership agreement also provides for the indemnification of each of the limited partners of our operating partnership, their affiliates and each of their respective directors, officers, stockholders and any other individual acting on its or their behalf, from and against any costs incurred by such person resulting from any litigation or other proceeding in which any limited partner is named as a defendant or any claim threatened or asserted against any limited partner that relates to the operations of our operating partnership or any obligation assumed by our operating partnership, unless such costs are the result of intentional harm or gross negligence on the part of, or a breach of partnership agreement by, such limited partner.

Sales of Partnership Assets; Mergers; Consolidations

Under the partnership agreement, the general partner generally has the authority to cause our operating partnership to sell all or substantially all of the assets of our operating partnership or to merge, consolidate or otherwise combine its assets with another entity, without the consent or approval of any limited partner, subject to certain limitations described below. However, in connection with the acquisition of properties from persons to whom the general partner issued units as part of the purchase price, in order to preserve such persons’ tax deferral, the general partner may contractually agree, in general, not to sell or otherwise transfer the properties for a specified period of time, or in some instances, not to sell or otherwise transfer the properties without compensating the sellers of the properties for their loss of the tax deferral.

Redemption Rights of Limited Partners

After 14 months of becoming a holder of common units, each limited partner and some assignees have the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of the common units held by such party in exchange for a cash amount per common unit equal to the value of one share of the Company’s common stock, as determined in accordance with, and subject to adjustment as provided in, the partnership agreement. Our operating partnership’s obligation to effect a redemption, however, will not arise or be binding against our operating partnership unless and until the Company, as general partner, declines or fails to exercise the Company’s prior and independent right to acquire such common units in exchange for common stock.

On or before the close of business on the fifth business day after a limited partner gives the Company notice of redemption with respect to common units, the Company may, in the Company’s sole and absolute discretion but subject to the restrictions on ownership and transfer of the Company’s stock discussed in “Restrictions on Ownership and Transfer,” acquire some or all of the tendered common units from the tendering party in exchange for shares of common stock, based on an exchange ratio of one share of common stock for each common unit, subject to adjustment as provided in the partnership agreement. The partnership agreement does not obligate the Company to register, qualify or list any common stock issued in exchange for common units with the Securities and Exchange Commission, with any state securities commissioner, department or agency, or with any stock exchange. Common stock issued in exchange for common units pursuant to the partnership agreement may contain legends regarding restrictions under the Securities Act of 1933, as amended, or the Securities Act, and applicable state securities laws as the Company in good faith determines to be necessary or advisable in order to ensure compliance with securities laws.

Our operating partnership is required to redeem series C preferred units from the Company in connection with any redemption by the Company of shares of series C preferred stock. See “Description of Preferred Stock—Series C Preferred Stock.”

The partnership agreement also provides redemption rights with respect to the Company’s series A preferred units as described below in “—Material Terms of Our Operating Partnership’s Series A Preferred Units.”

Transfers and Withdrawals

The partnership agreement restricts the transferability of units. Any transfer or purported transfer of a unit not made in accordance with the partnership agreement will be void.

Restrictions on Transfer by Limited Partners

Until the expiration of 14 months from the date on which a limited partner first acquired units, such limited partner generally may not, without the Company’s consent, directly or indirectly transfer all or any portion of its units to any transferee, except for certain permitted transfers to certain affiliates, family members and charities, transfers by a person who was a limited partner upon the completion of the Company’s initial public offering to its stockholders, members, partners or beneficiaries and certain pledges of units to lending institutions in connection with bona fide loans.

In addition, except in the case of permitted transfers, the Company has a right of first refusal with respect to any proposed transfers by other limited partners, exercisable within ten business days of notice of the transfer and a description of the proposed consideration to be paid for our operating partnership units.

Restrictions on Transfers by General Partner

The Company, as general partner, may not transfer any of the Company’s units or other partnership interest, whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise, unless:

•

the Company transfers its units in a merger, consolidation or other combination of the Company’s assets with another entity, a sale of all or substantially all of the Company’s assets or a reclassification, recapitalization or change in any outstanding shares of the Company’s stock described below in “—Restrictions on Mergers, Sales, Transfers and Other Significant Transactions of the General Partner” or the Company receives the prior consent of a majority in interest of the limited partners holding common units (excluding the Company and any limited partner whose equity is owned, directly or indirectly, by the Company);

•	the transferee is admitted as a general partner pursuant to the terms of the partnership agreement;

•

the transferee assumes, by operation of law or express agreement, all of the obligations of the general partner under the partnership agreement with respect to such transferred partnership interest; and

•

the transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of the partnership agreement with respect to the partnership interest so acquired and the admission of such transferee as the general partner.

Withdrawal of Partners

The Company may not voluntarily withdraw as a general partner of our operating partnership without the consent of a majority in interest of the limited partners holding common units (excluding the Company and any limited partner 50% or more of whose equity is owned, directly or indirectly, by the Company) other than upon the transfer of the Company’s entire interest in our operating partnership and the admission of the Company’s successor as a general partner of our operating partnership. A limited partner of our operating partnership may withdraw from our operating partnership only as a result of a transfer of the limited partner’s entire interest in our operating partnership in accordance with the partnership agreement and the admission of the limited partner’s successor as a limited partner of our operating partnership or as a result of the redemption or acquisition by the Company of the limited partner’s entire interest in our operating partnership.

Restrictions on Mergers, Sales, Transfers and Other Significant Transactions of the General Partner

The Company may not merge, consolidate or otherwise combine the Company’s assets with another entity, or sell all or substantially all of the Company’s assets not in the ordinary course of the Company’s business, or reclassify, recapitalize or change the terms of the Company’s outstanding common equity interests (other than in connection with a stock split, reverse stock split, stock dividend, change in par value, increase in authorized shares, designation or issuance of new classes of equity securities or any event that does not require the approval of the Company’s stockholders), unless:

•

such event has been approved by the consent of a majority in interest of the partners, including the Company, and all limited partners holding common units will receive, or will have the right to elect to receive, for each common unit, consideration that is equivalent to the greatest amount of cash, securities or other property received by a holder of one share of the Company’s common stock; and, if such event occurs in connection with a purchase, tender or exchange offer, each holder of common units has the right to receive, or elect to receive, the greatest amount of cash, securities or other property that such holder of units would have received had it exercised its right to redemption pursuant to the partnership agreement and received shares of the Company’s common stock in exchange for its units immediately before the expiration of the purchase, tender or exchange offer and had accepted the purchase, tender or exchange offer; or

•

substantially all of the assets of our operating partnership are to be owned directly or indirectly by a surviving entity in which the limited partners holding common units will hold a percentage interest based on the relative fair market value of the net assets of our operating partnership and the other net assets of such entity, which interest will be on terms that are at least as favorable as the terms of the common units and will include a right to redeem interests in such entity for the consideration described in the preceding bullet, cash on similar terms as those with respect to the common units or, if common equity securities of the person controlling the surviving entity are publicly traded, such common equity securities.

Material Terms of Our Operating Partnership’s Series A Preferred Units

The following is a discussion of certain of the rights, privileges and preferences of the series A preferred units.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our operating partnership, holders of series A preferred units will be entitled to receive and be paid in cash an amount equal to $25.00 per preferred unit plus any accrued and unpaid distributions before any distribution or payment may be made with respect to any other series or class of partnership interest ranking junior to the series A preferred units (but only to the extent consistent with a liquidation in accordance with positive capital account balances).

Distributions

Holders of series A preferred units are entitled to receive, when, as and if declared by our operating partnership, out of available cash, cumulative preferential cash distributions in an amount equal to 6.25% per annum of the $25.00 liquidation preference per unit from the date of issuance of such unit, payable quarterly in arrears on or before the last calendar day of March, June, September and December of each year. Distributions that are due but unpaid will accumulate and compound quarterly. If any such preferential distribution payments for any past quarterly period are in arrears, no distributions may be authorized or paid on any other series or class of partnership interest ranking junior to the series A preferred units, nor shall any other series or class of partnership interests ranking junior to the series A preferred units be redeemed, purchased or acquired by our operating partnership or us, except for:

•

a redemption of common units from the Company in connection with a redemption or repurchase by the Company of common stock for cash pursuant to the restrictions on ownership and transfer of the Company’s stock described in “Restrictions on Ownership and Transfer” or a redemption of preferred units from the Company in connection with a redemption or repurchase by the Company of outstanding preferred stock for cash;

•	the acquisition by the Company of common units tendered for redemption with shares of the Company’s common stock; or

•	the conversion into or exchange for shares of the Company’s common stock or units ranking junior to the series A preferred units with no cash distributed.

Redemption Rights

Each limited partner holding series A preferred units and certain assignees have the right, subject to the terms and conditions set forth in the partnership agreement, to require our operating partnership to redeem all or a portion of their series A preferred units in exchange for a cash redemption price equal to $25.00 per unit plus any accrued distributions that have not been paid on or prior to the redemption date. Our operating partnership’s obligation to effect a redemption, however, will not arise or be binding against our operating partnership unless and until the Company, as general partner, declines or fails to exercise the Company’s prior and independent right to acquire such preferred units in exchange for shares of the Company’s common stock that are issued under an effective registration statement under the Securities Act.

Conversion Rights

Each limited partner holding series A preferred units and certain assignees have the right, subject to the terms and conditions set forth in the partnership agreement, to convert all or any portion of their series A preferred units into a number of common units with a value equal to the aggregate redemption price of the series A preferred units tendered for conversion, the value of such common units to be based on the ten-day trailing average closing price of the Company’s common stock calculated as of the business day immediately prior to the date of redemption. Any such conversion of series A preferred units will be deemed to have been made at the close of business on the date that the Company, as general partner, receives notice of conversion.

In the event of a recapitalization, reclassification or change of outstanding common units (other than a subdivision or combination of outstanding common units), a merger, sale or other business combination of our operating partnership, a sale, conveyance or lease to another or entity of all or substantially all of our operating partnership’s property and assets (other than to one or more of our subsidiaries) or an exchange of substantially all of the outstanding common units for securities of another entity, in each case in which holders of common units are entitled to receive securities, other property or assets with respect to or in exchange for their common units, qualifying holders of series A preferred units will thereafter be entitled to convert their series A preferred units into the kind and amount of securities or other consideration that such holder would have owned or been entitled to receive upon such a business combination if such holder had converted its series A preferred units into common units immediately before the business combination.

Voting and Consent Rights

Generally, the series A preferred units are entitled to limited voting rights and in most cases vote on an as-converted basis with the holders of common units on any matter on which all limited partners are entitled to vote. However, so long as any series A preferred units remain outstanding, the consent of the limited partners holding a majority in interest of series A preferred units other than any limited partner 50% or more of whose equity is owned, directly or indirectly, by the Company will be required to:

•

authorize, designate or issue any class or series of partnership interests ranking pari passu with or senior to the series A preferred units with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of the affairs of our operating partnership;

•	increase the authorized or issued amount of series A preferred units;

•

amend, alter or repeal the terms of the series A preferred units, whether by merger, consolidation, transfer or conveyance of all or substantially all of our operating partnership’s assets or otherwise, so as to materially and adversely affect any right, preference or privilege of the series A preferred units, except that, so long as the series A preferred units remain outstanding following any such merger, consolidation, transfer or conveyance of all or substantially all of our operating partnership’s assets with the terms thereof materially unchanged, taking into account that, upon the occurrence of such an event, our operating partnership may not be the surviving entity and the surviving entity may not be a limited partnership, the occurrence of such an event will not be deemed to materially and adversely affect the rights, preferences or privileges of the series A preferred units and, in such case, no consent of limited partners holding series A preferred units would be required; or

•

except as discussed below under “—General Partner Fundamental Change,” effect a “fundamental change,” which is generally defined as a merger, consolidation or other combination of the Company’s assets with another entity, a sale of all or substantially all of the Company’s assets not in the ordinary course of the Company’s business, a reclassification, recapitalization or change in the terms of the Company’s outstanding common equity interests (other than in connection with a stock split, reverse stock split, stock dividend, change in par value, increase in authorized shares, designation or issuance of new classes of equity securities or any event that does not require the approval of the Company’s stockholders), as a result of which the Company’s stock ceases to be publicly traded or common units cease to be exchangeable (at the Company’s option) for publicly traded shares of the Company’s stock.

General Partner Fundamental Change

Without the approval of limited partners holding a majority in interest of the series A preferred units, the Company may not engage in a “fundamental change,” unless upon consummation of such a fundamental change transaction the partnership agreement or other organizational documents of any successor to our operating partnership will contain certain provisions requiring:

•	our operating partnership or such successor to make minimum tax distributions to holders of the Company’s series A preferred units;

•

the Company or its successor to continue to own an aggregate of at least 33% of the equity in our operating partnership through the ownership of equity interests which are subordinate to our operating partnership’s series A preferred units; and

•

our operating partnership or such successor to refrain from incurring additional indebtedness if its ratio of total indebtedness to gross asset value exceeds 50%, or allow this leverage ratio to exceed 60%, so long as series A preferred units remain outstanding.

In connection with any fundamental change transaction, our operating partnership has the right to redeem all or any portion of the then outstanding series A preferred units for cash per unit equal to the redemption price.

LTIP Units

Our operating partnership is authorized to issue a class of units of partnership interest designated as “LTIP units.” We may cause our operating partnership to issue LTIP units, in one or more classes or series, with such terms as we may determine, to persons who provide services to or for the benefit of our operating partnership, for such consideration or for no consideration, and we may admit such persons as limited partners of our operating partnership, without the approval or consent of any limited partner. LTIP units may be subject to vesting, forfeiture and restrictions on transfer and receipt of distributions pursuant to the terms of any applicable equity-based plan and the terms of any award agreement relating to the issuance of the LTIP units.

Distributions

Holders of LTIP units shall be entitled to receive distributions in an amount per LTIP unit equal to the amount that would have been payable if such LTIP unit had been a common unit, except that distributions payable to the holders of LTIP units upon the liquidation, dissolution or winding up of our operating partnership may not exceed the positive capital account balances attributable to the LTIP units.

Conversion Rights

Vested LTIP units are convertible at the option of each limited partner and some assignees of limited partners (in each case, that hold vested LTIP units) into common units, and we may also cause our operating partnership to convert vested LTIP units eligible for conversion into an equal number of common units, in each case subject to certain limitations.

If we are or our operating partnership is party to a transaction, including a merger, consolidation, sale of all or substantially all of our assets or other business combination, as a result of which common units are exchanged for or converted into the right, or holders of common units are otherwise entitled, to receive cash, securities or other property (or any combination thereof), we must cause our operating partnership to convert any vested LTIP units then eligible for conversion into common units immediately before the transaction, taking into account any special allocations of income that would be made as a result of the transaction. Our operating partnership must use commercially reasonable efforts to cause each limited partner (other than a party to such a transaction or an affiliate of such a party) holding LTIP units that will be converted into common units in such a transaction to be afforded the right to receive the same kind and amount of cash, securities and other property (or any combination thereof) for such common units that each holder of common units receives in the transaction.

Transfer

Unless an applicable equity-based plan or the terms of an award agreement specify additional restrictions on transfer of LTIP units, LTIP units are transferable to the same extent as common units, as described above in “—Transfers and Withdrawals.”

Voting Rights

Limited partners holding LTIP units are entitled to vote together as a class with limited partners holding common units and performance units on all matters on which limited partners holding common units are entitled to vote or consent, and may cast one vote for each LTIP unit so held.

Adjustment of LTIP Units

If our operating partnership takes certain actions, including making a distribution of units on all outstanding common units, combining or subdividing the outstanding common units into a different number of common units or reclassifying the outstanding common units, we must adjust the number of outstanding LTIP units or subdivide or combine outstanding LTIP units to maintain a one-for-one conversion ratio and economic equivalence between common units and LTIP units.

Performance Units

Our operating partnership is authorized to issue a class of units of partnership interest designated as “performance units.” We may cause our operating partnership to issue performance units in one or more classes or series, with such terms as we may determine, to persons who provide services to or for the benefit of our operating partnership, for such consideration or for no consideration as we may determine to be appropriate, and we may admit such persons as limited partners of our operating partnership, without the approval or consent of any limited partner. Performance units may be subject to vesting, forfeiture and restrictions on transfer and receipt of distributions pursuant to the terms of any applicable equity-based plan and the terms of any award agreement relating to the issuance of the performance units.

Distributions

Holders of vested performance units shall be entitled to receive distributions in an amount per performance unit equal to the amount that would have been payable if such performance unit had been a common unit and holders of unvested performance units shall be entitled to receive distributions in an amount per performance unit equal to the product of the distribution made to the holders of common units per common unit multiplied by 10%, except that distributions payable to the holders of performance units upon the liquidation, dissolution or winding up of our operating partnership may not exceed the positive capital account balances attributable to the performance units.

Conversion Rights

Vested performance units are convertible at the option of each limited partner and some assignees of limited partners (in each case, that hold vested performance units) into common units, and we may also cause our operating partnership to convert vested performance units eligible for conversion into an equal number of common units, in each case subject to certain limitations.

If we are or our operating partnership is party to a transaction, including a merger, consolidation, sale of all or substantially all of our assets or other business combination, as a result of which common units are exchanged for or converted into the right, or holders of common units are otherwise entitled, to receive cash, securities or other property (or any combination thereof), we must cause our operating partnership to convert any vested performance units then eligible for conversion into common units immediately before the transaction, taking into account any special allocations of income that would be made as a result of the transaction. Our operating partnership must use commercially reasonable efforts to cause each limited partner (other than a party to such a transaction or an affiliate of such a party) holding performance units that will be converted into common units in such a transaction to be afforded the right to receive the same kind and amount of cash, securities and other property (or any combination thereof) for such common units that each holder of common units receives in the transaction.

Transfer

Unless an applicable equity-based plan or the terms of an award agreement specify additional restrictions on transfer of performance units, performance units are transferable to the same extent as common units, as described above in “—Transfers and Withdrawals.”

Voting Rights

Limited partners holding performance units are entitled to vote together as a class with limited partners holding common units and LTIP units on all matters on which limited partners holding common units are entitled to vote or consent, and may cast one vote for each performance units so held.

Adjustment of Performance Units

If our operating partnership takes certain actions, including making a distribution of units on all outstanding common units, combining or subdividing the outstanding common units into a different number of common units or reclassifying the outstanding common units, we must adjust the number of outstanding performance units or subdivide or combine outstanding performance units to maintain a one-for-one conversion ratio and economic equivalence between common units and performance units.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF THE COMPANY’S CHARTER AND BYLAWS

The following summary of certain provisions of Maryland law and the Company’s charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and the Company’s charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information; Incorporation by Reference.”

The Company’s Board of Directors

The Company’s charter and bylaws provide that the number of directors of the Company may be established, increased or decreased only by a majority of the Company’s entire board of directors but may not be fewer than the minimum number required under the MGCL nor, unless the Company’s bylaws are amended, more than 15.

At each annual meeting of the Company’s stockholders, the stockholders will elect each of the Company’s directors to serve until the next annual meeting of the Company’s stockholders and until his or her successor is duly elected and qualifies under the MGCL. Holders of shares of the Company’s common stock will have no right to cumulative voting in the election of directors. In uncontested elections, directors are elected by the affirmative vote of a majority of all the votes cast “for” and “against” each director nominee. In contested elections, directors are elected by a plurality of the votes cast. An election will be considered to be contested if the Company’s secretary has received notice that a stockholder has nominated or proposes to nominate one or more persons for election as a director, which notice complies or purports to comply with the requirements for advance notice of stockholder nominations set forth in the Company’s bylaws, and the nomination or proposed nomination has not been withdrawn at least 14 days prior to the date that the Company’s proxy statement with respect to the meeting at which such nomination or proposed nomination would be made is first released to stockholders and would thereby cause the number of nominees and proposed nominees to exceed the number of directors to be elected at the meeting, irrespective of whether such notice complies with the requirements for advance notice of stockholder nominations set forth in the Company’s bylaws or such nomination or proposed nomination is thereafter withdrawn by such stockholder.

The Company has elected by a provision of its charter to be subject to a provision of Maryland law requiring that, except as otherwise provided in the terms of any class or series of the Company’s stock, vacancies on the Company’s board of directors may be filled only by the remaining directors and that any individual elected to fill a vacancy will serve for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Removal of Directors

The Company’s charter provides that, subject to the rights of holders of one or more classes or series of preferred stock to elect or remove one or more directors, a director may be removed only for cause (as defined in the Company’s charter) and only by the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors. This provision, when coupled with the exclusive power of the Company’s board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Business Combinations

Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange or, in certain circumstances specified under the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any interested stockholder, or an affiliate of such an interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Maryland law defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•

an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting stock of the corporation.

A person is not an interested stockholder if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. In approving a transaction, however, the board of directors may provide that its approval is subject to compliance, at or after the time of the approval, with any terms and conditions determined by it.

After such five-year period, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•

two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These supermajority approval requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a corporation’s board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, the Company’s board of directors has by resolution exempted from the business combination provisions of the MGCL, and, consequently, the five-year prohibition and the supermajority vote requirements will not apply to, business combinations between the Company and any interested stockholder that have been approved by the Company’s board, including a majority of the Company’s directors who are not affiliated with the interested stockholder, unless the Company’s board in the future alters or repeals this resolution. As a result, anyone who is or later becomes an interested stockholder may be able to enter into business combinations with the Company without compliance by the Company with the five-year moratorium, supermajority vote requirements and the other provisions of the statute.

The Company cannot assure you that its board of directors will not opt to be subject to such business combination provisions in the future. However, an alteration or repeal of this resolution will not have any effect on any business combinations that have been consummated or upon any agreements existing at the time of such modification or repeal.

Control Share Acquisitions

The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors, generally, but excluding shares held (or entitled to be voted) by: (1) the person who has made or proposes to make the control share acquisition, (2) any officer of the corporation or (3) any employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock that, if aggregated with all other such shares of stock previously acquired by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an “acquiring person statement” as described in the MGCL), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the control shares. If no request for a special meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights of control shares are not approved at the meeting or if the acquiring person does not deliver an “acquiring person statement” as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or, if a meeting of stockholders is held at which the voting rights of such shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The control share acquisition statute does not apply (1) to shares acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (2) to acquisitions approved or exempted by the charter or bylaws of the corporation.

The Company’s bylaws contain a provision exempting from the control share acquisition statute any and all control share acquisitions by any person of shares of the Company’s stock. The Company’s board of directors may amend or eliminate this provision at any time in the future.

Subtitle 8

Subtitle 8 of Title 3 of the MGCL, or Subtitle 8, permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of the following five provisions:

•	a classified board;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or

•	a majority requirement for the calling of a special meeting of stockholders.

The Company has elected by a provision in its charter to be subject to the provisions of Subtitle 8 relating to the filling of vacancies on the Company’s board of directors. Through provisions in the Company’s charter and bylaws unrelated to Subtitle 8, the Company already (1) requires a two-thirds vote for the removal of any director from the board, which removal must be for cause, (2) vests in the board the exclusive power to fix the number of directorships, subject to limitations set forth in the Company’s charter and bylaws, and (3) requires, unless called by the chairman of the Company’s board of directors, the Company’s president, the Company’s chief executive officer or the Company’s board of directors, the request of stockholders entitled to cast not less than a majority of all votes entitled to be cast on a matter at such meeting to call a special meeting to consider and vote on any matter that may properly be considered at a meeting of stockholders. The Company has not elected to create a classified board. In the future, the Company’s board of directors may elect, without stockholder approval, to create a classified board or adopt one or more of the other provisions of Subtitle 8.

Amendments to The Company’s Charter and Bylaws

The Company’s charter generally may be amended only if such amendment is declared advisable by the Company’s board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of the votes entitled to be cast on the matter, except that the provisions of the Company’s charter relating to the removal of directors and the vote required to amend the removal provision may be amended only with the approval of stockholders entitled to cast at least two-thirds of all of the votes entitled to be cast on the matter. The Company’s board of directors has the exclusive power to adopt, alter or repeal any provision of the Company’s bylaws or to make new bylaws, except that the bylaws may also be altered, amended or repealed, and new bylaws adopted, by the affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company pursuant to a binding proposal submitted by a stockholder who satisfies the ownership and other eligibility requirements of Rule 14a-8 under the Exchange Act and delivers timely notice and satisfies the other relevant requirements of the Company’s bylaws.

Meetings of Stockholders

Under the Company’s bylaws, annual meetings of stockholders will be held each year at a date and time determined by the Company’s board of directors. Special meetings of stockholders may be called only by the Company’s board of directors, the chairman of the Company’s board of directors, the Company’s president or the Company’s chief executive officer. Additionally, subject to the provisions of the Company’s bylaws, special meetings of the stockholders to act on any matter must be called by the Company’s secretary upon the written request of stockholders entitled to cast at least a majority of the votes entitled to be cast at such meeting on such matter who have requested the special meeting in accordance with the procedures set forth in, and provided the information and certifications required by, the Company’s bylaws.

Advance Notice of Director Nominations and New Business

The Company’s bylaws provide that:

•

with respect to an annual meeting of stockholders, nominations of individuals for election to the Company’s board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to the Company’s notice of the meeting;

•	by or at the direction of the Company’s board of directors; or

•

by a stockholder present in person or by proxy at the annual meeting who was a stockholder of record both at the time the stockholder provides the notice required by the Company’s bylaws and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated or such other business and who has complied with the advance notice procedures set forth in, and provided the information and certifications required by, the Company’s bylaws; and

•

with respect to special meetings of stockholders, only the business specified in the Company’s notice of meeting may be brought before the meeting of stockholders, and nominations of individuals for election to the Company’s board of directors may be made only:

•	by or at the direction of the Company’s board of directors; or

•

provided that the meeting has been called in accordance with the Company’s bylaws for the purpose of electing directors, by a stockholder present in person or by proxy at the special meeting who is a stockholder of record both at the time the stockholder provides the notice required by the Company’s bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions set forth in, and provided the information and certifications required by, the Company’s bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford the Company’s board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by the Company’s board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting stockholder meetings. Although the Company’s bylaws do not give the Company’s board of directors the power to disapprove timely stockholder nominations and proposals, the Company’s bylaws may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to the Company’s board of directors or to approve its own proposal.

Anti-takeover Effect of Certain Provisions of Maryland Law and the Company’s Charter and Bylaws

The supermajority vote required to remove directors, the restrictions on ownership and transfer of the Company’s stock, the Company’s election to be subject to the provision of Subtitle 8 generally vesting in the Company’s board of directors the exclusive power to fill vacancies on the Company’s board of directors and the advance notice provisions of the Company’s bylaws could delay, defer or prevent a transaction or a change of control of the Company that might involve a premium price for the Company’s common stock or that the Company’s common stockholders otherwise believe to be in their best interests. Likewise, if the Company’s board of directors were to elect to be subject to the business combination provisions of the MGCL or the provision of Subtitle 8 providing for a classified board or if the provision in the Company’s bylaws opting out of the control share acquisition provisions of the MGCL was amended or rescinded, these provisions of the MGCL could have similar anti-takeover effects.

Indemnification and Limitation of Directors’ and Officers’ Liability

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Company’s charter contains a provision that eliminates such liability to the maximum extent permitted by Maryland law.

The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or are threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and:

•	was committed in bad faith; or

•	was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, under the MGCL, a Maryland corporation may not indemnify a director or officer for an adverse judgment in a suit by or on behalf of the corporation or if the director or officer was adjudged liable on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, the MGCL permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•

a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that he or she did not meet the standard of conduct.

The Company’s charter and bylaws obligate the Company, to the fullest extent permitted by Maryland law in effect from time to time, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination of the individual’s ultimate entitlement to indemnification to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; and

•

any individual who, while a director or officer of the Company and at the Company’s request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

The Company’s charter and bylaws also permit it, with the approval of the Company’s board of directors, to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.

The partnership agreement of our operating partnership also provides that the Company, as general partner, and the Company’s directors, officers and employees, officers and employees as well as any of the Company’s designees are indemnified against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of our operating partnership, except (1) if the act or omission of such person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (2) for any transaction for which such person received an improper personal benefit in money, property or services or otherwise, in violation or breach of any provision of the partnership agreement, or (3) in the case of a criminal proceeding, if the person had reasonable cause to believe the act or omission was unlawful. Our operating partnership must also pay or reimburse the reasonable expenses of any such person upon its receipt of a written affirmation of the person’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to repay any amounts paid or advanced if it is ultimately determined that the person did not meet the standard of conduct for indemnification. Our operating partnership will not indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification (other than an action to enforce such person’s right to indemnification under the partnership agreement) without the Company’s approval or if the person is found to be liable to our operating partnership on any portion of any claim in the action. See “Description of the Partnership Agreement of Hudson Pacific Properties, L.P.—Exculpation and Indemnification.”

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Indemnification Agreements

The Company has entered into indemnification agreements with each of its executive officers and directors whereby it has agreed to indemnify and advance the expenses of such executive officers and directors to the fullest extent permitted by Maryland law as described in “Material Provisions of Maryland Law and of The Company’s Charter and Bylaws— Indemnification and Limitation of Directors’ and Officers’ Liability” against all expenses and liabilities, subject to limited exceptions.

Restrictions on Ownership and Transfer of the Company’s Stock

The Company’s charter contains restrictions on the ownership and transfer of the Company’s stock that are intended to assist the Company in continuing to qualify as a REIT. Subject to certain exceptions, the Company’s charter provides that no person or entity may beneficially own, or be deemed to own by virtue of the applicable constructive ownership provisions of the Code, more than 9.8% (in value or in number of shares, whichever is more restrictive) of the outstanding shares of the Company’s common stock or series C preferred stock, or 9.8% (in value) of the aggregate of the outstanding shares of all classes and series of the Company’s capital stock. For more information regarding these and other restrictions on the ownership and transfer of the Company’s stock imposed by the Company’s charter and the remedies for a violation of such restrictions, see “Restrictions on Ownership and Transfer.”

REIT Qualification

The Company’s charter provides that the Company’s board of directors may revoke or otherwise terminate the Company’s REIT election, without approval of the Company’s stockholders, if it determines that it is no longer in the Company’s best interest to continue to be qualified as a REIT.

FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations regarding our election to be taxed as a real estate investment trust (“REIT”) and the purchase, ownership or disposition of our capital stock or our operating partnership’s debt securities. Supplemental U.S. federal income tax considerations relevant to the ownership of the securities offered by this prospectus may be provided in the prospectus supplement that relates to those securities. For purposes of this discussion, references to “we,” “our” and “us” mean only Hudson Pacific Properties, Inc. and do not include any of its subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice. The information in this summary is based on:

•	the Internal Revenue Code of 1986, as amended (the “Code”);

•	current, temporary and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”);

•	the legislative history of the Code;

•	administrative interpretations and practices of the Internal Revenue Service (the “IRS”); and

•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and its stockholders and the holders of our operating partnership’s debt securities. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated under the Code, and administrative and judicial interpretations thereof. Potential tax reforms may result in significant changes to the rules governing U.S. federal income taxation. New legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may significantly and adversely affect our ability to qualify as a REIT, the U.S. federal income tax consequences of such qualification, or the U.S. federal income tax consequences of an investment in our capital stock or our operating partnership’s debt securities, including those described in this discussion. Moreover, the law relating to the tax treatment of other entities, or an investment in other entities, could change, making an investment in such other entities more attractive relative to an investment in a REIT. Any such changes could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-U.S. tax consequences, or any tax consequences arising under any U.S. federal tax laws other than U.S. federal income tax laws, associated with the purchase, ownership or disposition of our capital stock or our operating partnership’s debt securities, or our election to be taxed as a REIT.

You are urged to consult your tax advisors regarding the tax consequences to you of:

•	the purchase, ownership or disposition of our capital stock or our operating partnership’s debt securities, including the U.S. federal, state, local, non-U.S. and other tax consequences;

•	our election to be taxed as a REIT for U.S. federal income tax purposes; and

•	potential changes in applicable tax laws.

Taxation of Our Company

General

We have elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ended December 31, 2010. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT under the Code commencing with such taxable year, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify” for potential tax consequences if we fail to qualify as a REIT.

Latham & Watkins LLP has acted as our tax counsel in connection with this prospectus and our election to be taxed as a REIT. Latham & Watkins LLP has rendered an opinion to us, as of the date of this prospectus, to the effect that, commencing with our taxable year ended December 31, 2010, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one of our officers. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year have satisfied or will satisfy those requirements. Further, the anticipated U.S. federal income tax treatment described herein may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Latham & Watkins LLP has no obligation to update its opinion subsequent to the date of such opinion.

Provided we qualify for taxation as a REIT, we generally will not be required to pay U.S. federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay U.S. federal income tax as follows:

•	First, we will be required to pay regular U.S. federal corporate income tax on any undistributed REIT taxable income, including undistributed capital gain.

•

Second, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay regular U.S. federal corporate income tax on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.

•

Third, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

•	Fourth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•

Fifth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•

Sixth, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•

Seventh, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•

Eighth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, and we subsequently recognize gain on the disposition of the asset during the five-year period beginning on the date on which we acquired the asset, then we generally will be required to pay regular U.S. federal corporate income tax on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Under applicable Treasury Regulations, any gain from the sale of property we acquired in an exchange under Section 1031 (a like-kind exchange) or Section 1033 (an involuntary conversion) of the Code generally is excluded from the application of this built-in gains tax.

•

Ninth, our subsidiaries that are C corporations and are not qualified REIT subsidiaries, including our “taxable REIT subsidiaries” described below, generally will be required to pay regular U.S. federal corporate income tax on their earnings.

•

Tenth, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income,” as described below under “—Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Redetermined TRS service income generally represents income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf.

•

Eleventh, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the tax basis of the stockholder in our capital stock.

•

Twelfth, if we fail to comply with the requirement to send annual letters to our stockholders holding at least a certain percentage of our stock, as determined under applicable Treasury Regulations, requesting information regarding the actual ownership of our stock, and the failure is not due to reasonable cause or is due to willful neglect, we will be subject to a $25,000 penalty, or if the failure is intentional, a $50,000 penalty.

We and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, property and other taxes on our assets and operations.

From time to time, we may own properties in other countries, which may impose taxes on our operations within their jurisdictions. To the extent possible, we will structure our activities to minimize our non-U.S. tax liability. However, there can be no assurance that we will be able to eliminate our non-U.S. tax liability or reduce it to a specified level. Furthermore, as a REIT, both we and our stockholders will derive little or no benefit from foreign tax credits arising from those non-U.S. taxes.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

1.	that is managed by one or more trustees or directors;

2.	that issues transferable shares or transferable certificates to evidence its beneficial ownership;

3.	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;

4.	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

5.	that is beneficially owned by 100 or more persons;

6.

not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and

7.	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

We believe that we have been organized and have operated in a manner that has allowed us, and will continue to allow us, to satisfy conditions (1) through (7), inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. A description of the share ownership and transfer restrictions relating to our outstanding capital stock is contained in the discussion in this prospectus under the heading “Restrictions on Ownership and Transfer.” These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, then except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT that is a partner in a partnership (for purposes of this discussion, references to “partnership” include a limited liability company treated as a partnership for U.S. federal income tax purposes, and references to “partner” include a member in such a limited liability company), Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our operating partnership, including our operating partnership’s share of these items of any partnership or disregarded entity for U.S. federal income tax purposes in which it owns an interest, is treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the U.S. federal income taxation of partnerships is set forth below in “—Tax Aspects of Our Operating Partnership and the Subsidiary Partnerships and Limited Liability Companies.”

We have control of our operating partnership and the subsidiary partnerships and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or take other corrective action on a timely basis. In such a case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through wholly-owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation (or other entity treated as a corporation for U.S. federal income tax purposes) will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the U.S. federal income tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries. We indirectly own interests in companies that have elected, together with us, to be treated as our taxable REIT subsidiaries, and we may acquire securities in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to U.S. federal income tax as a regular C corporation. A REIT is not treated as holding the assets of a taxable REIT subsidiary or as receiving any income that the taxable REIT subsidiary earns. Rather, the stock issued by the taxable REIT subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the taxable REIT subsidiary. A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset test described below. See “—Asset Tests.” Taxpayers are subject to a limitation on their ability to deduct net business interest generally equal to 30% of adjusted taxable income, subject to certain exceptions. See “—Annual Distribution Requirements.” While not certain, this provision may limit the ability of our taxable REIT subsidiaries to deduct interest, which could increase their taxable income.

Ownership of Interests in Subsidiary REITs. We own and may acquire direct or indirect interests in entities that have elected or will elect to be taxed as REITs under the Code (each, a “Subsidiary REIT”). A Subsidiary REIT is subject to the various REIT qualification requirements and other limitations described herein that are applicable to us. If a Subsidiary REIT were to fail to qualify as a REIT, then (i) that Subsidiary REIT would become subject to U.S. federal income tax and (ii) the Subsidiary REIT’s failure to qualify could have an adverse effect on our ability to comply with the REIT income and asset tests, and thus could impair our ability to qualify as a REIT unless we could avail ourselves of certain relief provisions.

Income Tests

We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property,” dividends from other REITs and, in certain circumstances, interest, or certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•

The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property if we earned such amounts directly;

•

Neither we nor an actual or constructive owner of 10% or more of our capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a taxable REIT subsidiary of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable

REIT subsidiary” is a taxable REIT subsidiary in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary. We currently lease space to subsidiaries of a taxable REIT subsidiary of ours at our media and entertainment properties and may, from time to time, enter into additional leases with one or more taxable REIT subsidiaries. To the extent any rent from such leases do not satisfy the 90% rental exception described above, our receipt of such rent will not qualify under the gross income tests;

•

Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a taxable REIT subsidiary. From time to time, one or more of our taxable REIT subsidiaries may own personal property leased to tenants at certain of our properties; and

•

We generally may not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services to our tenants, or a taxable REIT subsidiary (which may be wholly or partially owned by us) to provide both customary and non-customary services to our tenants, without causing the rent we receive from those tenants to fail to qualify as “rents from real property.” From time to time, one or more taxable REIT subsidiaries may provide non-customary services to our tenants at certain of our properties. Any amounts we receive from a taxable REIT subsidiary with respect to the taxable REIT subsidiary’s provision of non-customary services will be nonqualifying income under the 75% gross income test and, except to the extent received through the payment of dividends, the 95% gross income test.

We generally do not intend, and, as the general partner of our operating partnership, we do not intend to permit our operating partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent we determine, based on the advice of our tax counsel, that the failure will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we generally have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value.

Income we receive that is attributable to the rental of parking spaces at the properties generally will constitute rents from real property for purposes of the gross income tests if certain services provided with respect to the parking spaces are performed by independent contractors from whom we derive no revenue, either directly or indirectly, or by a taxable REIT subsidiary, and certain other conditions are met. We believe that the income we receive that is attributable to parking spaces will meet these tests and, accordingly, will constitute rents from real property for purposes of the gross income tests.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income under, and thus will be exempt from, the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means (A) any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test or any property which generates such income and (B) new transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

We have investments in several entities located outside the United States and from time to time may invest in additional entities or properties located outside the United States, through a taxable REIT subsidiary or otherwise. These acquisitions could cause us to incur foreign currency gains or losses. Any foreign currency gains, to the extent attributable to specified items of qualifying income or gain, or specified qualifying assets, however, generally will not constitute gross income for purposes of the 75% and 95% gross income tests, and therefore will be excluded from these tests. To the extent our taxable REIT subsidiaries pay dividends or interest, we generally will derive our allocable share of such dividend or interest income through our interest in our operating partnership. Such dividend or interest income will qualify under the 95%, but not the 75%, gross income test (except that our allocable share of such interest would also qualify under the 75% gross income test to the extent the interest is paid on a loan that is adequately secured by real property).

We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

•

following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. See “—Failure to Qualify” below. As discussed above in “—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income

Any gain that we realize on the sale of property (other than any foreclosure property) held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our operating partnership, either directly or through its subsidiary partnerships, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. As the general partner of our operating partnership, we intend to cause our operating partnership to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our investment objectives. We do not intend, and do not intend to permit our operating partnership or its subsidiary partnerships, to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our operating partnership or its subsidiary partnerships are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales. The 100% penalty tax will not apply to gains from the sale of assets that are held through a taxable REIT subsidiary, but such income will be subject to regular U.S. federal corporate income tax.

Penalty Tax

Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

We do not believe we have been, and do not expect to be subject to this penalty tax, although any rental or service arrangements we enter into from time to time may not satisfy the safe-harbor provisions referenced above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on any overstated rents paid to us, or any excess deductions or understated income of our taxable REIT subsidiaries. Currently, certain subsidiaries of a taxable REIT subsidiary of ours provide services to certain of our tenants and pay rent to us and, from time to time, we may enter into additional leases with our taxable REIT subsidiaries that also provide services to our tenants. We believe we have set, and we intend to set in the future, any fees paid to our taxable REIT subsidiaries for such services, and any rent payable to us by our taxable REIT subsidiaries, at arm’s length rates, although the amounts paid may not satisfy the safe-harbor provisions referenced above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on any overstated rents paid to us, or any excess deductions or understated income of our taxable REIT subsidiaries.

Asset Tests

At the close of each calendar quarter of our taxable year, we must also satisfy certain tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and U.S. government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property or on both real property and, to a limited extent, personal property), shares (or transferable certificates of beneficial interest) in other REITs, any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years (but only for the one-year period beginning on the date the REIT receives such proceeds), debt instruments of publicly offered REITs, and personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.

Second, not more than 25% of the value of our total assets may be represented by securities (including securities of taxable REIT subsidiaries), other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for certain investments in other REITs, our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, securities satisfying the “straight debt” safe harbor, securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code. From time to time we may own securities (including debt securities) of issuers that do not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary. We intend that our ownership of any such securities will be structured in a manner that allows us to comply with the asset tests described above.

Fourth, not more than 20% (25% for taxable years beginning before January 1, 2018) of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. Our operating partnership owns interests in companies that have elected, together with us, to be treated as our taxable REIT subsidiaries, and we may acquire securities in additional taxable REIT subsidiaries in the future. So long as each of these companies qualifies as a taxable REIT subsidiary of ours, we will not be subject to the 5% asset test, the 10% voting power limitation or the 10% value limitation with respect to our ownership of the securities of such companies. We believe that the aggregate value of our taxable REIT subsidiaries has not exceeded, and in the future will not exceed, 20% (25% for taxable years beginning before January 1, 2018) of the aggregate value of our gross assets. We generally do not obtain independent appraisals to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value.

Fifth, not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments of publicly offered REITs in the meaning of real estate assets, as described above (e.g., a debt instrument issued by a publicly offered REIT that is not secured by a mortgage on real property).

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through any partnership or qualified REIT subsidiary) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of an increase in our interest in any partnership that owns such securities). For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to our operating partnership or as limited partners exercise any redemption/exchange rights. Also, after initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in any partnership), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained, and we intend to maintain, adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30-day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and

10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in our operating partnership’s overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements

To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount at least equal to the sum of:

•	90% of our REIT taxable income; and

•	90% of our after-tax net income, if any, from foreclosure property; minus

•	the excess of the sum of certain items of non-cash income over 5% of our REIT taxable income.

For these purposes, our REIT taxable income is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income generally means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, our REIT taxable income will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation that is or has been a C corporation in a transaction in which our tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, within the five-year period following our acquisition of such asset, as described above under “—General.”

Except as provided below, a taxpayer’s deduction for net business interest expense will generally be limited to 30% of its taxable income, as adjusted for certain items of income, gain, deduction or loss. Any business interest deduction that is disallowed due to this limitation may be carried forward to future taxable years, subject to special rules applicable to partnerships. If we or any of our subsidiary partnerships (including our operating partnership) are subject to this interest expense limitation, our REIT taxable income for a taxable year may be increased. Taxpayers that conduct certain real estate businesses may elect not to have this interest expense limitation apply to them, provided that they use an alternative depreciation system to depreciate certain property. We believe that we or any of our subsidiary partnerships that are subject to this interest expense limitation will be eligible to make this election. If such election is made, although we or such subsidiary partnership, as applicable, would not be subject to the interest expense limitation described above, depreciation deductions may be reduced and, as a result, our REIT taxable income for a taxable year may be increased.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which they are paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, except as provided below, the amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. This preferential dividend limitation will not apply to distributions made by us, provided we qualify as a “publicly offered REIT.” We believe that we are, and expect we will continue to be, a publicly offered REIT. However, Subsidiary REITs we may own from time to time may not be publicly offered REITs.

To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be required to pay regular U.S. federal corporate income tax on the undistributed amount. We believe that we have made, and we intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our operating partnership authorizes us, as the general partner of our operating partnership, to take such steps as may be necessary to cause our operating partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends in the form of taxable stock distributions in order to meet the distribution requirements, while preserving our cash.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In that case, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements, it will be treated as an additional distribution to our stockholders in the year such dividend is paid.

In addition, if a dividend a Subsidiary REIT has paid is treated as a preferential dividend, in lieu of treating the dividend as not counting toward satisfying the 90% distribution requirement, the IRS may provide a remedy to cure such failure if the IRS determines that such failure is (or is of a type that is) inadvertent or due to reasonable cause and not due to willful neglect.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which U.S. federal corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating this excise tax.

For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges

We may dispose of real property that is not held primarily for sale in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, or deficiency dividends, depending on the facts and circumstances surrounding the particular transaction.

Tax Liabilities and Attributes Inherited in Connection with Acquisitions

From time to time, we or our operating partnership may acquire other corporations or entities and, in connection with such acquisitions, we may succeed to the historical tax attributes and liabilities of such entities. For example, if we acquire a C corporation and subsequently dispose of its assets within five years of the acquisition, we could be required to pay the built-in gain tax described above under “—General.” In addition, in order to qualify as a REIT, at the end of any taxable year, we must not have any earnings and profits accumulated in a non-REIT year. As a result, if we acquire a C corporation, we must distribute the corporation’s earnings and profits accumulated prior to the acquisition before the end of the taxable year in which we acquire the corporation. We also could be required to pay the acquired entity’s unpaid taxes even though such liabilities arose prior to the time we acquired the entity.

Moreover, we or one of our subsidiaries may from time to time acquire other REITs through a merger or acquisition. If any such REIT failed to qualify as a REIT for any of its taxable years, such REIT would be liable for (and we or our subsidiary, as applicable, as the surviving corporation in the merger or acquisition, would be obligated to pay) regular U.S. federal corporate income tax on its taxable income for such taxable years. In addition, if such REIT was a C corporation at the time of the merger or acquisition, the tax consequences described in the preceding paragraph generally would apply. If such REIT failed to qualify as a REIT for any of its taxable years, but qualified as a REIT at the time of such merger or acquisition, and we acquired such REIT’s assets in a transaction in which our tax basis in the assets of such REIT is determined, in whole or in part, by reference to such REIT’s tax basis in such assets, we generally would be subject to tax on the built-in gain on each asset of such REIT as described above if we were to dispose of the asset in a taxable transaction during the five-year period following such REIT’s requalification as a REIT, subject to certain exceptions. Moreover, even if such REIT qualified as a REIT at all relevant times, we would similarly be liable for other unpaid taxes (if any) of such REIT (such as the 100% tax on gains from any sales treated as “prohibited transactions” as described above under “—Prohibited Transaction Income”).

Furthermore, after our acquisition of another corporation or entity, the asset and income tests will apply to all of our assets, including the assets we acquire from such corporation or entity, and to all of our income, including the income derived from the assets we acquire from such corporation or entity. As a result, the nature of the assets that we acquire from such corporation or entity and the income we derive from those assets may have an effect on our tax status as a REIT.

Failure to Qualify

If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, certain specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay regular U.S. federal corporate income tax, including any applicable alternative minimum tax, on our taxable income. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, we will not be required to distribute any amounts to our stockholders and all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate stockholders may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Non-corporate stockholders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning before January 1, 2026 for purposes of determining their U.S. federal income tax (but not for purposes of the 3.8% Medicare tax), subject to certain holding period requirements and other limitations. If we fail to qualify as a REIT, such stockholders may not claim this deduction with respect to dividends paid by us. Unless entitled to relief under specific statutory provisions, we would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership and the Subsidiary Partnerships and Limited Liability Companies

General. All of our investments are held indirectly through our operating partnership. In addition, our operating partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies that we believe have been and will continue to be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes are “pass-through” entities which are not required to pay U.S. federal income tax. Rather, partners of such partnerships are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership. We will include in our income our share of these partnership items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by our operating partnership, including its share of the assets of its subsidiary partnerships, based on our capital interests in each such entity. See “—Taxation of Our Company—General—Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries.” A disregarded entity is not treated as a separate entity for U.S. federal income tax purposes, and all assets, liabilities and items of income, gain, loss, deduction and credit of a disregarded entity are treated as assets, liabilities and items of income, gain, loss, deduction and credit of its parent that is not a disregarded entity (e.g., our operating partnership) for all purposes under the Code, including all REIT qualification tests.

Entity Classification. Our interests in our operating partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities for U.S. federal income tax purposes. For example, an entity that would otherwise be treated as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. We do not anticipate that our operating partnership or any subsidiary partnership will be treated as a publicly traded partnership that is taxable as a corporation. However, if any such entity were treated as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Asset Tests” and “—Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our operating partnership or a subsidiary treated as a partnership or disregarded entity to a corporation might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment. We believe our operating partnership and each of the subsidiary partnerships and limited liability companies have been and will continue to be treated as partnerships or disregarded entities for U.S. federal income tax purposes.

Allocations of Income, Gain, Loss and Deduction. The operating partnership agreement generally provides that allocations of net income will be made first to holders of series A preferred units and series C preferred units to the extent of the accrued preferred return on such units. To the extent we issue a new class of preferred stock, we expect to contribute the net proceeds from such issuance to the operating partnership in exchange for a new class of preferred units, which will be entitled to allocations of net income in accordance with their terms. Any remaining net income will be allocated to holders of common units, subject to certain special allocations with respect to LTIP units and performance units. Allocations to holders of common units will generally be made proportionately to all such holders in respect of such units. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of our operating partnership and any subsidiaries that are treated as partnerships for U.S. federal income tax purposes are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations With Respect to the Properties. Under Section 704(c) of the Code, items of income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Our operating partnership may, from time to time, acquire interests in property in exchange for interests in our operating partnership. In that case, the tax basis of these property interests generally will carry over to our operating partnership, notwithstanding their different book (i.e., fair market) value. The partnership agreement requires that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. Depending on the method we choose in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of our operating partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our operating partnership. An allocation described in clause (2) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Taxation of Our Company—General—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”

Any property acquired by our operating partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Partnership Audit Rules. Under current U.S. federal income tax law, subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) generally is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. It is possible that these rules could result in partnerships in which we directly or indirectly invest, including our operating partnership, being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment.

Investors are urged to consult their tax advisors with respect to these rules and their potential impact on their investment in our capital stock.

Material U.S. Federal Income Tax Consequences to Holders of Our Capital Stock and Our Operating Partnership’s Debt Securities

The following discussion is a summary of certain material U.S. federal income tax consequences to you of purchasing, owning and disposing of our capital stock or our operating partnership’s debt securities. This discussion is limited to holders who hold our capital stock or our operating partnership’s debt securities as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the alternative minimum tax. In addition, except where specifically noted, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•

persons holding our capital stock or our operating partnership’s debt securities as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

•	banks, insurance companies, and other financial institutions;

•	REITs or regulated investment companies;

•	brokers, dealers or traders in securities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

•	tax-exempt organizations or governmental organizations;

•

persons subject to special tax accounting rules as a result of any item of gross income with respect to our capital stock or our operating partnership’s debt securities being taken into account in an applicable financial statement;

•	persons deemed to sell our capital stock or our operating partnership’s debt securities under the constructive sale provisions of the Code;

•	tax-qualified retirement plans; and

•	persons who hold or receive our capital stock pursuant to the exercise of any employee stock option or otherwise as compensation.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CAPITAL STOCK OR OUR OPERATING PARTNERSHIP’S DEBT SECURITIES ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our capital stock or our operating partnership’s debt securities, as applicable, that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;

•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our capital stock or our operating partnership’s debt securities, as applicable, that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds our capital stock or our operating partnership’s debt securities, as applicable, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our capital stock or our operating partnership’s debt securities, as applicable, and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

Taxation of Taxable U.S. Holders of Our Capital Stock

Distributions Generally. Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax, as discussed below, will be taxable to our taxable U.S. holders as ordinary income when actually or constructively received. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations or, except to the extent described in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. holders, including individuals. For purposes of determining whether distributions to holders of our capital stock are out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock, if any, and then to our outstanding common stock.

To the extent that we make distributions on our capital stock in excess of our current and accumulated earnings and profits allocable to such stock, these distributions will be treated first as a tax-free return of capital to a U.S. holder to the extent of the U.S. holder’s adjusted tax basis in such shares of stock. This treatment will reduce the U.S. holder’s adjusted tax basis in such shares of stock by such amount, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. holders may not include in their own income tax returns any of our net operating losses or capital losses.

U.S. holders that receive taxable stock distributions, including distributions partially payable in our capital stock and partially payable in cash, would be required to include the full amount of the distribution (i.e., the cash and the stock portion) as a dividend (subject to limited exceptions) to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes, as described above. The amount of any distribution payable in our capital stock generally is equal to the amount of cash that could have been received instead of the capital stock. Depending on the circumstances of a U.S. holder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such U.S. holder would have to pay the tax using cash from other sources. If a U.S. holder sells the capital stock it received in connection with a taxable stock distribution in order to pay this tax and the proceeds of such sale are less than the amount required to be included in income with respect to the stock portion of the distribution, such U.S. holder could have a capital loss with respect to the stock sale that could not be used to offset such income. A U.S. holder that receives capital stock pursuant to such distribution generally has a tax basis in such capital stock equal to the amount of cash that could have been received instead of such capital stock as described above, and has a holding period in such capital stock that begins on the day immediately following the payment date for the distribution.

Capital Gain Dividends. Dividends that we properly designate as capital gain dividends will generally be taxable to our taxable U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year, and may not exceed our dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. U.S. holders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend, then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our capital stock for the year to the holders of each class of our capital stock in proportion to the amount that our total dividends, as determined for U.S. federal income tax purposes, paid or made available to the holders of each such class of our capital stock for the year bears to the total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of all classes of our capital stock for the year. In addition, except as otherwise required by law, we will make a similar allocation with respect to any undistributed long-term capital gains which are to be included in our stockholders’ long-term capital gains, based on the allocation of the capital gain amount which would have resulted if those undistributed long-term capital gains had been distributed as “capital gain dividends” by us to our stockholders.

Retention of Net Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for U.S. federal income tax purposes) would be adjusted accordingly, and a U.S. holder generally would:

•

include its pro rata share of our undistributed capital gain in computing its long-term capital gains in its U.S. federal income tax return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. holder’s income as long-term capital gain;

•	receive a credit or refund for the amount of tax deemed paid by it;

•	increase the adjusted tax basis of its capital stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and

•	in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange of our capital stock by a U.S. holder will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. holder generally may elect to treat capital gain dividends, capital gains from the disposition of our capital stock and income designated as qualified dividend income, as described in “—Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the holder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Capital Stock. Except as described below under “—Taxation of Taxable U.S. Holders of Our Capital Stock—Redemption or Repurchase by Us,” if a U.S. holder sells or disposes of shares of our capital stock, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted tax basis in the shares. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held such capital stock for more than one year. However, if a U.S. holder recognizes a loss upon the sale or other disposition of capital stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from us which were required to be treated as long-term capital gains. The deductibility of capital losses is subject to limitations.

Redemption or Repurchase by Us. A redemption or repurchase of shares of our capital stock will be treated under Section 302 of the Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits as described above under “—Distributions Generally”) unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. The redemption or repurchase generally will be treated as a sale or exchange if it:

•	is “substantially disproportionate” with respect to the U.S. holder;

•	results in a “complete redemption” of the U.S. holder’s stock interest in us; or

•	is “not essentially equivalent to a dividend” with respect to the U.S. holder;

all within the meaning of Section 302(b) of the Code.

In determining whether any of these tests has been met, shares of our capital stock, including common stock and other equity interests in us, considered to be owned by the U.S. holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of our capital stock actually owned by the U.S. holder, generally must be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to the U.S. holder depends upon the facts and circumstances at the time that the determination must be made, U.S. holders are advised to consult their tax advisors to determine such tax treatment.

If a redemption or repurchase of shares of our capital stock is treated as a distribution, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “—Distributions Generally.” A U.S. holder’s adjusted tax basis in the redeemed or repurchased shares generally will be transferred to the holder’s remaining shares of our capital stock, if any. If a U.S. holder owns no other shares of our capital stock, under certain circumstances, such basis may be transferred to a related person or it may be lost entirely. Prospective investors should consult their tax advisors regarding the U.S. federal income tax consequences of a redemption or repurchase of our capital stock.

If a redemption or repurchase of shares of our capital stock is not treated as a distribution, it will be treated as a taxable sale or exchange in the manner described under “—Dispositions of Our Capital Stock.”

Tax Rates. The maximum tax rate for non-corporate taxpayers for (1) long-term capital gains, including certain “capital gain dividends,” generally is 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” generally is 20%. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding period requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year). Capital gain dividends will only be eligible for the rates described above to the extent that they are properly designated by the REIT as “capital gain dividends.” U.S. holders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income. In addition, non-corporate U.S. holders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning before January 1, 2026 for purposes of determining their U.S. federal income tax (but not for purposes of the 3.8% Medicare tax), subject to certain holding period requirements and other limitations.

Taxation of Tax-Exempt Holders of Our Capital Stock

Dividend income from us and gain arising upon a sale of shares of our capital stock generally should not be unrelated business taxable income (“UBTI”) to a tax-exempt holder, except as described below. This income or gain will be UBTI, however, to the extent a tax-exempt holder holds its shares as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.

For tax-exempt holders that are social clubs, voluntary employee benefit associations or supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) or (c)(17) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of our stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our holders. However, because our common stock is (and, we anticipate, will continue to be) publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Holders of Our Capital Stock

The following discussion addresses the rules governing U.S. federal income taxation of the purchase, ownership and disposition of our capital stock by non-U.S. holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address other federal, state, local or non-U.S. tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances. We urge non-U.S. holders to consult their tax advisors to determine the impact of U.S. federal, state, local and non-U.S. income and other tax laws and any applicable tax treaty on the purchase, ownership and disposition of shares of our capital stock, including any reporting requirements.

Distributions Generally. Distributions (including any taxable stock distributions) that are neither attributable to gains from sales or exchanges by us of United States real property interests (“USRPIs”) nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable). Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied for a non-U.S. holder to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with a U.S. trade or business generally will not be subject to withholding but will be subject to U.S. federal income tax on a net basis at the regular rates, in the same manner as dividends paid to U.S. holders are subject to U.S. federal income tax. Any such dividends received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting U.S. federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, we expect to withhold U.S. federal income tax at the rate of 30% on any distributions made to a non-U.S. holder unless:

1.	a lower treaty rate applies and the non-U.S. holder furnishes an IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) evidencing eligibility for that reduced treaty rate; or

2.	the non-U.S. holder furnishes an IRS Form W-8ECI (or other applicable documentation) claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted tax basis of the holder’s capital stock, but rather will reduce the adjusted tax basis of such stock. To the extent that such distributions exceed the non-U.S. holder’s adjusted tax basis in such capital stock, they generally will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. However, such excess distributions may be treated as dividend income for certain non-U.S. holders. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. holder that we properly designate as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:

1.

the investment in our capital stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

2.

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of USRPIs, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. holders generally would be taxed at the regular rates applicable to U.S. holders, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. We also will be required to withhold and to remit to the IRS 21% of any distribution to non-U.S. holders attributable to gain from sales or exchanges by us of USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability. However, any distribution with respect to any class of stock that is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 21% U.S. withholding tax described above, if the non-U.S. holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions generally will be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends. In addition, distributions to certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, distributions to certain “qualified foreign pension funds” or entities all of the interests of which are held by such “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts we designate as retained net capital gains in respect of our capital stock should be treated with respect to non-U.S. holders as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders may be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual U.S. federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, non-U.S. holders should consult their tax advisors regarding the taxation of such retained net capital gain.

Sale of Our Capital Stock. Except as described below under “—Redemption or Repurchase by Us,” gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of our capital stock generally will not be subject to U.S. federal income tax unless such stock constitutes a USRPI. In general, stock of a domestic corporation that constitutes a “United States real property holding corporation,” or USRPHC, will constitute a USRPI. We believe that we are a USRPHC. Our capital stock will not, however, constitute a USRPI so long as we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a five-year testing period less than 50% in value of its stock is held directly or indirectly by non-United States persons, subject to certain ownership rules. For purposes of determining whether a REIT is a “domestically controlled qualified investment entity,” ownership by non-United States persons generally will be determined by looking through certain pass-through entities and U.S. corporations, including non-public REITs and certain non-public foreign-controlled domestic C corporations, and treating a public qualified investment entity as a non-United States person unless such entity is a “domestically controlled qualified investment entity.” Notwithstanding the foregoing ownership rules, a person who at all applicable times holds less than 5% of a class of a REIT’s stock that is “regularly traded” on an established securities market in the United States is treated as a United States person unless the REIT has actual knowledge that such person is not a United States person or is a foreign-controlled person. We believe, but cannot guarantee, that we are a “domestically controlled qualified investment entity.” Because our common stock is (and, we anticipate, will continue to be) publicly traded, no assurance can be given that we will continue to be a “domestically controlled qualified investment entity.”

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. holder sells our capital stock, gain realized from the sale or other taxable disposition by a non-U.S. holder of such stock would not be subject to U.S. federal income tax under FIRPTA as a sale of a USRPI if:

1.	such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as the NYSE; and

2.

such non-U.S. holder owned, actually and constructively, 10% or less of such class of stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period.

In addition, dispositions of our capital stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, dispositions of our capital stock by certain “qualified foreign pension funds” or entities all of the interests of which are held by such “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of our capital stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (a) the investment in our capital stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items, or (b) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our capital stock, a non-U.S. holder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. holder (1) disposes of such stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1), unless such class of stock is “regularly traded” and the non-U.S. holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of the distribution described in clause (1).

If gain on the sale, exchange or other taxable disposition of our capital stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of our capital stock were subject to taxation under FIRPTA, and if shares of the applicable class of our capital stock were not “regularly traded” on an established securities market, the purchaser of such capital stock generally would be required to withhold and remit to the IRS 15% of the purchase price.

Redemption or Repurchase by Us. A redemption or repurchase of shares of our capital stock will be treated under Section 302 of the Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits) unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. See “—Taxation of Taxable U.S. Holders of Our Capital Stock—Redemption or Repurchase by Us.” Qualified shareholders and their owners may be subject to different rules, and should consult their tax advisors regarding the application of such rules. If the redemption or repurchase of shares is treated as a distribution, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “—Taxation of Non-U.S. Holders of Our Capital Stock—Distributions Generally” above. If the redemption or repurchase of shares is not treated as a distribution, it will be treated as a taxable sale or exchange in the manner described above under “—Sale of Our Capital Stock.”

Taxation of Holders of Our Operating Partnership’s Debt Securities

The following summary describes certain material U.S. federal income tax consequences of purchasing, owning and disposing of debt securities issued by our operating partnership. This discussion assumes the debt securities will be issued with less than a statutory de minimis amount of original issue discount for U.S. federal income tax purposes. In addition, this discussion is limited to persons purchasing the debt securities for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the debt securities is sold to the public for cash).

U.S. Holders

Payments of Interest. Interest on a debt security generally will be taxable to a U.S. holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition. A U.S. holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a debt security. The amount of such gain or loss generally will be equal to the difference between the amount received for the debt security in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. holder’s adjusted tax basis in the debt security. A U.S. holder’s adjusted tax basis in a debt security generally will be equal to the amount the U.S. holder paid for the debt security. Any gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held the debt security for more than one year at the time of such sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be taxable at reduced rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Payments of Interest. Interest paid on a debt security to a non-U.S. holder that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax or withholding, provided that:

•	the non-U.S. holder does not, actually or constructively, own 10% or more of our operating partnership’s capital or profits;

•	the non-U.S. holder is not a controlled foreign corporation related to our operating partnership through actual or constructive stock ownership; and

•

either (1) the non-U.S. holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the debt security on behalf of the non-U.S. holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the non-U.S. holder, has received from the non-U.S. holder a statement under penalties of perjury that such holder is not a United States person and provides the applicable withholding agent with a copy of such statement; or (3) the non-U.S. holder holds its debt security directly through a “qualified intermediary” (within the meaning of the applicable Treasury Regulations) and certain conditions are satisfied.

If a non-U.S. holder does not satisfy the requirements above, such non-U.S. holder will be subject to withholding tax of 30%, subject to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the non-U.S. holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established.

If interest paid to a non-U.S. holder is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such interest is attributable), the non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on a debt security is not subject to withholding tax because it is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States.

Any such effectively connected interest generally will be subject to U.S. federal income tax at the regular rates. A non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition. A non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a debt security (such amount excludes any amount allocable to accrued and unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above in “—Taxation of Holders of Our Operating Partnership’s Debt Securities—Non-U.S. Holders—Payments of Interest”) unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable); or

•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of a debt security, which may be offset by U.S. source capital losses of the non-U.S. holder

(even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

U.S. Holders. A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on our capital stock or our operating partnership’s debt securities or proceeds from the sale or other taxable disposition of such stock or debt securities (including a redemption or retirement of a debt security).

Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:

1.	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;

2.	the holder furnishes an incorrect taxpayer identification number;

3.	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or

4.

the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders. Payments of dividends on our capital stock or interest on our operating partnership’s debt securities generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our capital stock or interest on our operating partnership’s debt securities paid to the non-U.S. holder, regardless of whether such distributions constitute a dividend or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of such stock or debt securities (including a retirement or redemption of a debt security) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of such stock or debt securities conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Medicare Contribution Tax on Unearned Income

Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on stock, interest on debt obligations and capital gains from the sale or other disposition of stock or debt obligations, subject to certain limitations. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of our capital stock or our operating partnership’s debt securities.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our capital stock, interest on our operating partnership’s debt securities, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of our capital stock or our operating partnership’s debt securities, in each case paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our capital stock or interest on our operating partnership’s debt securities. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock or debt securities on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we may treat the entire distribution as a dividend.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our capital stock or our operating partnership’s debt securities.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction, or any U.S. federal tax other than income tax. You should consult your tax advisors regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT and on an investment in our capital stock or our operating partnership’s debt securities.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in any applicable prospectus supplement or free writing prospectus, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities, or, collectively, global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary, or DTC, and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below and unless if otherwise provided in the description of the applicable securities herein or in the applicable prospectus supplement, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•

DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an Event of Default has occurred and is continuing with respect to such series of securities.

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

Euroclear and Clearstream

If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A., which we refer to as “Clearstream,” or Euroclear Bank S.A./N.V., as operator of the Euroclear System, which we refer to as “Euroclear,” either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with the DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other

The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee has any control over those entities and none of us takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor any agent of ours will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Any common stock will be listed on the New York Stock Exchange, but any other securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Latham & Watkins LLP, Los Angeles, California. Certain legal matters with respect to the validity of shares of our capital stock and certain other legal matters relating to Maryland law will be passed upon for us by Venable LLP, Baltimore, Maryland. Additional legal matters may be passed upon for us or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Hudson Pacific Properties, Inc. and Hudson Pacific Properties, L.P. appearing in Hudson Pacific Properties, Inc.’s and Hudson Pacific Properties, L.P.’s Annual Report (Form 10-K) for the year ended December 31, 2024, and the effectiveness of Hudson Pacific Properties, Inc.’s internal control over financial reporting as of December 31, 2024, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of internal control over financial reporting of Hudson Pacific Properties, Inc., as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

$600,000,000

197,194,698 Shares Common Stock

Pre-Funded Warrants to Purchase 71,863,597 Shares of Common Stock

PROSPECTUS SUPPLEMENT

June 11, 2025

Joint Book-Running Managers

BofA Securities	Wells Fargo Securities	RBC Capital Markets
KeyBanc Capital Markets	Morgan Stanley	Goldman Sachs & Co. LLC